Exhibit 10.35

CREDIT AGREEMENT
dated as of December 30, 2019
among
SUNNOVA TEP INVENTORY, LLC,
as Borrower
CREDIT SUISSE AG, NEW YORK BRANCH,
as Administrative Agent for the financial institutions
that may from time to time become parties hereto as Lenders
LENDERS
from time to time party hereto
FUNDING AGENTS
from time to time party hereto
and
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Paying Agent

[***] = Certain information has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the company if publicly disclosed.

TABLE OF CONTENTS

Section	Heading	Page

ARTICLE I CERTAIN DEFINITIONS	1

Section 1.1.	Certain Definitions 1

Section 1.2.	Computation of Time Periods 1

Section 1.3.	Construction 1

Section 1.4.	Accounting Terms 2

ARTICLE II AMOUNTS AND TERMS OF THE ADVANCES	2

Section 2.1.	Establishment of the Credit Facility 2

Section 2.2.	The Advances 2

Section 2.3.	Use of Proceeds 3

Section 2.4.	Making the Advances 3

Section 2.5.	Fees 5

Section 2.6.	Reduction/Increase of the Commitments 6

Section 2.7.	Repayment of the Advances 7

Section 2.8.	Certain Prepayments 12

Section 2.9.	Mandatory Prepayments of Advances 12

Section 2.10.	[Reserved] 13

Section 2.11.	Interest 13

Section 2.12.	Breakage Costs; Liquidation Fees; Increased Costs; Capital Adequacy; Illegality; Additional Indemnifications 13

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[***] = Certain information has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the company if publicly disclosed.

Section 2.13.	Payments and Computations 15

Section 2.14.	Payment on Non-Business Days 15

Section 2.15.	[Reserved] 16

Section 2.16.	[Reserved] 16

Section 2.17.	Taxes 16

ARTICLE III CONDITIONS OF CLOSING AND LENDING	20

Section 3.1.	Conditions Precedent to Closing 20

Section 3.2.	Conditions Precedent to All Advances 23

Section 3.3.	No Approval of Work 26

ARTICLE IV REPRESENTATIONS AND WARRANTIES	26

Section 4.1.	Representations and Warranties of the Borrower 26

ARTICLE V COVENANTS	32

Section 5.1.	Affirmative Covenants 32

Section 5.2.	Negative Covenants 46

ARTICLE VI EVENTS OF DEFAULT	50

Section 6.1.	Events of Default 50

Section 6.2.	Remedies 52

Section 6.3.	Class B Lender Purchase Option 53

Section 6.4.	Sale of Collateral 55

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[***] = Certain information has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the company if publicly disclosed.

Section 6.5.	Certain Matters Related to Appraiser.. 55

ARTICLE VII THE ADMINISTRATIVE AGENT AND FUNDING AGENTS	56

Section 7.1.	Appointment; Nature of Relationship 56

Section 7.2.	Powers 56

Section 7.3.	General Immunity 56

Section 7.4.	No Responsibility for Advances, Creditworthiness, Collateral, Recitals, Etc. 57

Section 7.5.	Action on Instructions of Lenders 57

Section 7.6.	Employment of Administrative Agents and Counsel 57

Section 7.7.	Reliance on Documents; Counsel 57

Section 7.8.	The Administrative Agent’s Reimbursement and Indemnification 58

Section 7.9.	Rights as a Lender 58

Section 7.10.	Lender Credit Decision 58

Section 7.11.	Successor Administrative Agent 58

Section 7.12.	Loan Documents; Further Assurances 59

Section 7.13.	Collateral Review 59

Section 7.14.	Funding Agent Appointment; Nature of Relationship 60

Section 7.15.	Funding Agent Powers 60

Section 7.16.	Funding Agent General Immunity 60

Section 7.17.	Funding Agent Responsibility for Advances, Creditworthiness, Collateral, Recitals, Etc. 60

Section 7.18.	Funding Agent Action on Instructions of Lenders 61

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[***] = Certain information has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the company if publicly disclosed.

Section 7.19.	Funding Agent Employment of Agents and Counsel 61

Section 7.20.	Funding Agent Reliance on Documents; Counsel 61

Section 7.21.	Funding Agent’s Reimbursement and Indemnification 61

Section 7.22.	Funding Agent Rights as a Lender 62

Section 7.23.	Funding Agent Lender Credit Decision 62

Section 7.24.	Funding Agent Successor Funding Agent 62

Section 7.25.	Funding Agent Loan Documents; Further Assurances 62

ARTICLE VIII ADMINISTRATION AND SERVICING OF THE COLLATERAL	63

Section 8.1.	[Reserved]. 63

Section 8.2.	Accounts 63

Section 8.3.	Adjustments 66

ARTICLE IX THE PAYING AGENT	66

Section 9.1.	Appointment 66

Section 9.2.	Representations and Warranties 67

Section 9.3.	Limitation of Liability of the Paying Agent 67

Section 9.4.	Certain Matters Affecting the Paying Agent 67

Section 9.5.	Indemnification 73

Section 9.6.	Successor Paying Agent 73

ARTICLE X MISCELLANEOUS	74

Section 10.1.	Survival 74

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[***] = Certain information has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the company if publicly disclosed.

Section 10.2.	Amendments, Etc. 74

Section 10.3.	Notices, Etc. 75

Section 10.4.	No Waiver; Remedies 76

Section 10.5.	Indemnification 76

Section 10.6.	Costs, Expenses and Taxes 77

Section 10.7.	Right of Set-off; Ratable Payments; Relations Among Lenders 77

Section 10.8.	Binding Effect; Assignment 78

SECTION 10.9.	GOVERNING LAW 81

Section 10.10.	Jurisdiction 81

Section 10.11.	Waiver of Jury Trial 81

Section 10.12.	Section Headings 81

Section 10.13.	Tax Characterization 81

Section 10.14.	Execution 81

Section 10.15.	Limitations on Liability 82

Section 10.16.	Confidentiality 82

Section 10.17.	Limited Recourse 83

Section 10.18.	Customer Identification - USA Patriot Act Notice 84

Section 10.19.	Paying Agent Compliance with Applicable Anti-Terrorism and Anti-Money Laundering Regulations 84

Section 10.20.	Non-Petition 84

Section 10.21.	No Recourse 84

Section 10.22.	[Reserved] 85

Section 10.23.	Additional Paying Agent Provisions 85

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[***] = Certain information has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the company if publicly disclosed.

Section 10.24.	Acknowledgement Regarding Any Supported QFCs 85

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[***] = Certain information has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the company if publicly disclosed.

SCHEDULE I	— The Proceeds Account and the Debt Service Reserve Account

SCHEDULE II	— Commitments

SCHEDULE 1.1(a)    Approved Type and Vendor List
SCHEDULE 1.1(b)     Approved Warehouses
SCHEDULE 1.1(c)    [Reserved]
SCHEDULE 1.1(d)    Eligible Equipment
SCHEDULE 1.1(e)    Eligible Equipment Supply Agreement
SCHEDULE 1.1(f)    Managing Members and Project Companies
SCHEDULE 4.1(P)    Capital Structure
SCHEDULE 4.1(W)    Burdensome Controls
SCHEDULE 5.1(L)    Insurance
SCHEDULE A    Disqualified Lenders

EXHIBIT A	— Defined Terms

EXHIBIT B-1	— Form of Borrowing Base Certificate

EXHIBIT B-2	— Form of Notice of Borrowing

EXHIBIT C-1	— Form of Class A Loan Note

EXHIBIT C-2	— Form of Class B Loan Note

EXHIBIT D-1	— Form of Notice of Delayed Funding

EXHIBIT D-2	— Delayed Funding Notice

EXHIBIT E	— Borrowing Base Report

EXHIBIT F	— Form of Assignment Agreement

EXHIBIT G	— Form of Collateral Access Agreement

EXHIBIT H	— Form of Consent to Assignment

EXHIBIT I	— Form of Step-in Rights Agreement

EXHIBIT J	— Form of CPA Safe Harbor Amendment

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[***] = Certain information has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the company if publicly disclosed.

CREDIT AGREEMENT
THIS CREDIT AGREEMENT (this “Agreement”) is entered into as of December 30, 2019, by and among SUNNOVA TEP INVENTORY, LLC, a Delaware limited liability company (“Borrower”), the financial institutions from time to time parties hereto (each such financial institution (including any Conduit Lender), a “Lender” and collectively, the “Lenders”), each Funding Agent representing a group of Lenders, CREDIT SUISSE AG, NEW YORK BRANCH (“CSNY”), as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders, and WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity, but solely as Paying Agent (as defined below).
RECITALS
WHEREAS, the Borrower has requested that the Lenders provide a credit facility to the Borrower to finance the acquisition by the Borrower of Eligible Equipment (as defined below) for use in residential rooftop solar installations placed in service in subsequent years as having started construction for purpose of qualifying for Tax Credits (as defined below); and
WHEREAS, the Lenders are willing to provide the credit facility on the terms and conditions set forth in this Agreement and the other Loan Documents.
NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the parties hereto agree as follows:
ARTICLE I

CERTAIN DEFINITIONS
Section 1.1.    Certain Definitions. Capitalized terms used but not otherwise defined herein have the meanings given to them in Exhibit A attached hereto.
Section 1.2.    Computation of Time Periods. In this Agreement, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each means “to but excluding” and the word “through” means “through and including.” Any references to completing an action on a non-Business Day (including any payments), shall be automatically extended to the next Business Day.
Section 1.3.    Construction. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (A) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth therein), (B) any reference

[***] = Certain information has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the company if publicly disclosed.

herein to any Person shall be construed to include such Person’s successors and permitted assigns, (C) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (D) all references herein to Sections, Schedules and Exhibits shall be construed to refer to Sections of, and Schedules and Exhibits to, this Agreement, (E) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all real property, tangible and intangible assets and properties, including cash, securities, accounts and contract rights, and interests in any of the foregoing, (F) any reference to a statute, rule or regulation is to that statute, rule or regulation as now enacted or as the same may from time to time be amended, re-enacted or expressly replaced and (G) “or” is not exclusive. References to “Project Company” or “Managing MemberCo” in this Agreement shall be deemed to include all entities comprising such defined term unless the context requires otherwise.
Section 1.4.    Accounting Terms. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the audited financial statements, except as otherwise specifically prescribed herein.
ARTICLE II

AMOUNTS AND TERMS OF THE ADVANCES
Section 2.1.    Establishment of the Credit Facility. On the Closing Date, and subject to and upon the terms and conditions set forth in this Agreement and the other Loan Documents, the Administrative Agent and the Lenders agree to establish the credit facility set forth in this Agreement for the benefit of the Borrower.
Section 2.2.    The Advances. (A) Subject to the terms and conditions set forth herein, each Non-Conduit Lender in a Class A Lender Group agrees, severally and not jointly, to make one or more loans (each such loan, a “Class A Advance”) to the Borrower, from time to time during the Availability Period, in an amount, for each Class A Lender Group, equal to its Class A Lender Group Percentage of the aggregate Class A Advances requested by the Borrower pursuant to Section 2.4; provided that the Class A Advances made by any Class A Lender Group shall not exceed its Class A Lender Group Percentage of the lesser of (i) the Class A Aggregate Commitment effective at such time and (ii) the Class A Borrowing Base at such time; provided, further, that a Non-Conduit Lender in a Class A Lender Group shall be deemed to have satisfied its obligation to make a Class A Advance hereunder (solely with respect to such Class A Advance) to the extent any Conduit Lender in such Class A Lender Group funds such Class A Advance in place of such Non-Conduit Lender in accordance with this Agreement, it being understood that such Conduit Lender may fund a Class A Advance in its sole discretion.
(B)    Subject to the terms and conditions set forth herein, each Class B Lender agrees, severally and not jointly, to make one or more loans (each such loan, a “Class B Advance”) to the Borrower, from time to time during the Availability Period, in an amount equal to its Class B Lender

[***] = Certain information has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the company if publicly disclosed.

Percentage of the aggregate Class B Advances requested by the Borrower pursuant to Section 2.4; provided that the Class B Advances made by any Class B Lender shall not exceed its Class B Lender Percentage of the lesser of (i) the Class B Aggregate Commitment effective at such time and (ii) the Class B Borrowing Base at such time.
Section 2.3.    Use of Proceeds. Proceeds of the Advances shall only be used by the Borrower to (a) pay the invoiced purchase price in respect of Eligible Equipment (either directly to an Approved Vendor pursuant to an Eligible Equipment Supply Agreement or to Sponsor or any of its Affiliates pursuant to the Contribution Agreement); (b) pay fees and transaction expenses associated with the closing of the Facility; and (c) fund the Debt Service Reserve Account up to the Debt Service Reserve Required Balance.
Section 2.4.    Making the Advances. (A) Except as otherwise provided herein, the Borrower may request that the Lenders make Advances to the Borrower no more than two (2) times during any calendar month by the delivery to the Administrative Agent, each Funding Agent, the Paying Agent and, so long as it remains a Lender hereunder, the CS Conduit Lender, not later than 1:00 P.M. (New York City time) two (2) Business Days prior to the proposed Funding Date (or, in the case of the initial Advances made on the Closing Date, such shorter period as may be acceptable to the Administrative Agent) of a written notice of such request substantially in the form of Exhibit B-2 attached hereto (each such notice, a “Notice of Borrowing”) together with a duly completed Borrowing Base Certificate signed by a Responsible Officer of the Borrower and the Sponsor; provided that the Borrower shall first have provided thirty (30) days prior written notice to the Administrative Agent (for informational purposes only) that it intends to submit such Notice of Borrowing. Any Notice of Borrowing or Borrowing Base Certificate received by the Administrative Agent, the Funding Agents and the Paying Agent after the time specified in the immediately preceding sentence shall be deemed to have been received by the Administrative Agent, the Funding Agents and the Paying Agent on the next Business Day, and to the extent that results in the proposed Funding Date being earlier than two (2) Business Days after the date of delivery of such Notice of Borrowing, then the date specified in such Notice of Borrowing as the proposed Funding Date of an Advance shall be deemed to be the Business Day immediately succeeding the proposed Funding Date of such Advance specified in such Notice of Borrowing. The proposed Funding Date specified in a Notice of Borrowing shall be no earlier than two (2) Business Days after the date of delivery of such Notice of Borrowing and may be up to a maximum of thirty (30) days after the date of delivery of such Notice of Borrowing. Unless otherwise provided herein, each Notice of Borrowing shall be irrevocable. The aggregate principal amount of the Class A Advance and Class B Advance requested by the Borrower for any Funding Date shall not be less than the lesser of (x) $1,000,000 and (y) the remaining amount necessary in order for the Borrower to fully utilize all available Commitments. If the Administrative Agent delivers a written notice (including by electronic mail) to the Borrower contesting the Borrower’s calculations or any statement within such Notice of Borrowing, it shall promptly inform the Borrower. The Borrower may then deliver an amended Notice of Borrowing to the Administrative Agent, the Funding Agents and the Paying Agent or, by written notice, rescind the Notice of Borrowing.
(B)    The Notice of Borrowing shall specify (i) the aggregate amount of Class A Advances requested together with the allocated amount of Class A Advances to be paid by each Class A Lender

[***] = Certain information has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the company if publicly disclosed.

Group based on its respective Class A Lender Group Percentage, (ii) the aggregate amount of Class B Advances requested together with the allocated amount of Class B Advances to be paid by each Class B Lender based on its respective Class B Lender Percentage and (iii) the Funding Date; provided that the amount of Class A Advances and Class B Advances requested shall be pro rata between Class A Advances and Class B Advances, based on the Class A Aggregate Commitment and Class B Aggregate Commitment as of the proposed Funding Date.
(C)    [Reserved].
(D)    With respect to the Advances to be made on any Funding Date, upon a determination by the Administrative Agent that all conditions precedent to the Advances to be made on such Funding Date set forth in Article III have been satisfied or otherwise waived, each Lender shall fund the amount of its Advance by wire transfer of such funds in accordance with the applicable Funds Flow Memorandum initiated no later than 3:00 P.M. (New York City time) on such Funding Date.
(E)    Notwithstanding the foregoing, if any Non-Conduit Lender who shall have previously notified the Borrower in writing, in substantially the form of Exhibit D-1 hereto, that it has incurred any external cost, fee or expense directly related to and as a result of the “liquidity coverage ratio” under Basel III in respect of its Commitment hereunder or any liquidity agreement between such Non-Conduit Lender and the Conduit Lender, or its interest in the Advances, such Non-Conduit Lender may, upon receipt of a Notice of Borrowing pursuant to Section 2.4(A), notify the Borrower in writing by 5:00 P.M. (New York City time) two (2) Business Days prior to the Funding Date specified in such Notice of Borrowing, in substantially the form of Exhibit D-2 hereto (a “Delayed Funding Notice”), of its intent to fund (or, if applicable and if such Conduit Lender so agrees in its sole discretion, have its Conduit Lender, if applicable, fund all or part of) its allocated amount of the related Advance in an amount that would, if combined with all other requested Advances within the past thirty-five (35) days, exceed $20,000,000 (such amount, the “Delayed Amount”) on a Business Day that is on or before the thirty-fifth (35th) day following the date of delivery of such Non-Conduit Lender of such Delayed Funding Notice (the “Delayed Funding Date”) rather than on the date specified in such Notice of Borrowing. If any Non-Conduit Lender provides a Delayed Funding Notice to the Borrower following the delivery by the Borrower of a Notice of Borrowing, the Borrower may revoke such Notice of Borrowing by delivering written notice of the same to the Administrative Agent and the Funding Agents by 12:00 P.M. (New York city time) on the Business Day preceding the related Funding Date. No Non-Conduit Lender that has provided a Delayed Funding Notice in respect of an Advance (a “Delayed Funding Lender”) shall be considered to be in default of its obligation to fund its Delayed Amount pursuant to Section 2.4(D) hereunder unless and until it has failed to fund the Delayed Amount on or before the Delayed Funding Date. A Delayed Funding Lender is not obliged to fund until thirty-five (35) days have elapsed since the funding request. For the avoidance of doubt, a Delayed Funding Lender shall be required to fund its Delayed Amount regardless of the occurrence of a Potential Default which occurs during the period from and including the related Funding Date to and including the related Delayed Funding Date, unless such Potential Default relates to an Insolvency Event with respect to the Borrower.

[***] = Certain information has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the company if publicly disclosed.

(F)    If (i) one or more Delayed Funding Lenders provide a Delayed Funding Notice to the Borrower in respect of a Notice of Borrowing and (ii) the Borrower shall not have revoked the Notice of Borrowing prior to the Business Day preceding such Funding Date, the Administrative Agent shall, by no later than 12:00 P.M. (New York City time) on the Business Day preceding such Funding Date, direct each Class A Lender Group and each Non-Conduit Lender, as applicable, that is not a Delayed Funding Lender with respect to such Funding Date (each a “Non-Delayed Funding Lender”) to fund an additional portion of such Advance on such Funding Date equal to such Non-Delayed Funding Lender’s proportionate share (based upon such Non-Delayed Funding Lender’s Commitment relative to the sum of the Commitments of all Non-Delayed Funding Lenders) of the aggregate Delayed Amounts with respect to such Funding Date; provided, that in no event shall a Non-Delayed Funding Lender be required to fund any amounts in excess of its Commitment. Subject to Section 2.4(D), in the case of a Non-Delayed Funding Lender that is a Non-Conduit Lender, such Non-Conduit Lender hereby agrees, or, in the case of a Non-Delayed Funding Lender that is a Class A Lender Group, the Conduit Lender in such Class A Lender Group may agree, in its sole discretion, and the Non-Conduit Lenders in such Class A Lender Group hereby agree, to fund such portion of the Advance on such Funding Date.
(G)    After the Non-Delayed Funding Lenders fund a Delayed Amount on any Funding Date in accordance with Section 2.4(F), the Delayed Funding Lender in respect of such Delayed Amount will be obligated to fund an amount equal to the excess, if any, of (a) such Delayed Amount over (b) the amount, if any, by which the portion of any principal distribution amount paid to such Non-Delayed Funding Lenders pursuant to Section 2.7 or any decrease to the outstanding principal balance made in accordance with Section 2.8, on any date during the period from and including such Funding Date to but excluding the Delayed Funding Date for such Delayed Amount, was greater than what it would have been had such Delayed Amount been funded by such Delayed Funding Lender on such Funding Date (the “Delayed Funding Reimbursement Amount”) with respect to such Delayed Amount on or before its Delayed Funding Date, irrespective of whether the Borrower would be able to satisfy the conditions set forth in Section 3.2(A) to an Advance, in an amount equal to such Delayed Funding Reimbursement Amount on such Delayed Funding Date. Such Delayed Funding Lender shall fund such Delayed Funding Reimbursement Amount on such Delayed Funding Date by paying such amount to the Administrative Agent in immediately available funds, and the Administrative Agent shall distribute such funds to each such Non-Delayed Funding Lender, pro rata based on the relative amount of such Delayed Amount funded by such Non-Delayed Funding Lender on such Funding Date pursuant to Section 2.4(F).
Section 2.5.    Fees.
(A)    [Reserved].
(B)    [Reserved].
(C)    Paying Agent Fee. Subject to the terms and conditions of the Paying Agent Fee Letter, the Borrower shall pay to the Paying Agent the Paying Agent Fee.
(D)    Unused Line Fees. Solely during the Availability Period, the Borrower agrees to pay to each Funding Agent, for the benefit of the applicable Non-Conduit Lenders and as

[***] = Certain information has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the company if publicly disclosed.

consideration for the Commitment of such Non-Conduit Lender, unused line fees in Dollars (the “Unused Line Fee”) for the period from the Closing Date to the last day of the Availability Period, computed as (a) the Unused Line Fee Percentage multiplied by (b) the average Unused Portion of the Commitments with respect to such Non-Conduit Lenders during a calendar month. Accrued Unused Line Fees shall be due and payable in arrears on each Payment Date for the calendar month for which such fee was calculated and on the last day of the Availability Period.
(E)    Payment of Fees. The fees set forth in Section 2.5(C) and (D) shall be payable on each Payment Date by the Borrower as set forth in and in the order of priority established pursuant to Section 2.7(B). Notwithstanding anything to the contrary herein or in any Transaction Document, the fees referred to in this Section 2.5 shall not constitute “Confidential Information.”
(F)    Amendment Fee. The Borrower shall pay to the Administrative Agent a fee of $10,000 in connection with each amendment (or group of related amendments effective as of the same date) to the Loan Documents requested by it, which fee shall be in addition to the reimbursement of costs and expenses associated therewith that is provided for in Section 10.6 hereof.
Section 2.6.    Reduction/Increase of the Commitments.
(A)    The Borrower may, on any Business Day, upon written notice given to the Administrative Agent and each of the Funding Agents not later than ten (10) Business Days prior to the date of the proposed action (which notice may be conditioned upon any event), terminate in whole or reduce in part, on a pro rata basis based on its Class A Lender Group Percentage or Class B Percentage, as applicable, the Unused Portion of the Commitments with respect to the applicable Class A Lender Group (and on a pro rata basis with respect to each Non-Conduit Lender in such Class A Lender Group) and the Class B Lenders; provided, that (i) any partial reduction shall be in the amount of $1,000,000 (or, if less, the remaining amount of the Commitments) or an integral multiple thereof and (ii) any Unused Portion of the Commitments so reduced may not be increased.
(B)    The Borrower may, on any Business Day upon written notice given to the Administrative Agent and each of the Funding Agents, request an increase, on a pro rata basis based on its Class A Lender Group Percentage or Class B Percentage, as applicable, of the Commitments of the Non-Conduit Lenders; provided, that any increase shall be at least equal to $5,000,000 or an integral multiple thereof but shall in no event cause the Aggregate Commitment to exceed the Maximum Facility Amount, the Class A Aggregate Commitment to exceed the Class A Maximum Facility Amount or the Class B Aggregate Commitment to exceed the Class B Maximum Facility Amount. Each Non-Conduit Lender in a Class A Lender Group shall, within five (5) Business Days of receipt of such request, notify the Administrative Agent and the Administrative Agent shall in turn notify the Borrower in writing (with copies to the other members of the applicable Class A Lender Group) whether or not each such Non-Conduit Lender has, in its sole discretion, agreed to increase its Commitment. If a Non-Conduit Lender in a Class A Lender Group does not send any notification to the Administrative Agent within such five (5) Business Day period, such Non-Conduit Lender shall be deemed to have declined to increase its Commitment. In the event that one or more Non-Conduit Lender(s) in a Class A Lender Group agree to increase their Commitment, the

[***] = Certain information has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the company if publicly disclosed.

Commitment of each Class B Lender shall be automatically increased on a pro rata basis based on its Class B Percentage, but in no event shall the Aggregate Commitment exceed the Maximum Facility Amount or the Class B Aggregate Commitment exceed the Class B Maximum Facility Amount. Any increase in Commitments agreed to pursuant to this Section 2.6(B) may be reduced by a Non-Conduit Lender, at any time, upon five Business Days’ written notice to the Borrower from the Administrative Agent (with copies to the applicable Funding Agent and the Administrative Agent) setting forth the amount of such reduction; provided, however, that such Commitment may not be reduced to an amount less than such Non-Conduit Lender’s initial Commitment on the Closing Date or less than the then Aggregate Outstanding Advances.
Section 2.7.    Repayment of the Advances. (A) Notwithstanding any other provision to the contrary, the outstanding principal balance of the Advances and the other Obligations owing under this Agreement, together with all accrued but unpaid interest thereon, shall be due and payable in full, if not due and payable earlier, on the Maturity Date. For the avoidance of doubt, amounts borrowed and repaid hereunder may be reborrowed in accordance with the terms hereof.
(B)    On any Business Day other than while an Event of Default has occurred and is continuing, the Borrower may, and on each Payment Date the Borrower shall, direct (pursuant to instructions in a form reasonably acceptable to the Paying Agent) the Paying Agent to apply all amounts on deposit in the Proceeds Account to the Obligations in the following order of priority:
(i)    first (Paying Agent and Appraiser Fees), ratably, (a) to the Paying Agent (1) the Paying Agent Fee and (2)(x) any accrued and unpaid Paying Agent Fees with respect to prior Payment Dates plus (y) out-of-pocket expenses and indemnities of the Paying Agent incurred and not reimbursed in connection with its obligations and duties under this Agreement; provided that the aggregate payments to the Paying Agent reimbursement for clauses (2)(y) will be limited to $50,000 per calendar year so long as no Event of Default has occurred pursuant to this Agreement (unless otherwise approved by the Majority Lenders and, if such reimbursement amount is to be increased, the Majority Class B Lenders (the approval of the Majority Class B Lenders not to be unreasonably withheld, conditioned or delayed if otherwise approved by the Majority Lenders); provided that if the Majority Class B Lenders have not affirmatively disapproved such increase in writing within five (5) Business Days of receiving notice of such increase and the Majority Lenders have otherwise approved such increase, such increase shall be deemed approved) and (b) to the Appraiser, any amounts due and payable pursuant to the Appraiser Engagement Letter and not otherwise paid by Sponsor; provided that the aggregate payments to the Appraiser pursuant to this clause (b) will be limited to $250,000 per calendar year (unless otherwise approved by the Majority Lenders and, if such reimbursement amount is to be increased, the Majority Class B Lenders (the approval of the Majority Class B Lenders not to be unreasonably withheld, conditioned or delayed if otherwise approved by the Majority Lenders); provided that if the Majority Class B Lenders have not affirmatively disapproved such increase in writing within five (5) Business Days of receiving notice of such increase and the Majority Lenders have otherwise approved such increase, such increase shall be deemed approved);

[***] = Certain information has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the company if publicly disclosed.

(ii)    second (Class A Interest Distribution Amount), to each Class A Funding Agent, for the benefit of and on behalf of the Class A Lenders in its Class A Lender Group, the Class A Interest Distribution Amount then due (allocated among the Class A Lender Groups based on their Class A Lender Group Percentages), other than any interest payable at the Default Rate, until paid in full;
(iii)    third (Class B Interest Distribution Amount), to the Class B Funding Agent, for the benefit of and on behalf of the Class B Lenders, the Class B Interest Distribution Amount then due (allocated among the Class B Lenders based on their Class B Lender Percentages), other than any interest payable at the Default Rate, until paid in full;
(iv)    fourth (Unused Line Fee), first, to each Class A Funding Agent, for the benefit of and on behalf of the related Non-Conduit Lender(s) in the applicable Class A Lender Group, the payment of the Unused Line Fee then due (allocated among the Class A Lender Groups based on their Class A Lender Group Percentages) until paid in full and second, to the Class B Funding Agent, for the benefit of and on behalf of the Class B Lenders, the payment of the Unused Line Fee then due (allocated among the Class B Lenders based on their Class B Lender Percentages) until paid in full;
(v)    fifth (Debt Service Reserve Account), unless an Event of Default has occurred and is continuing, if the amount on deposit in the Debt Service Reserve Account is less than the Debt Service Reserve Required Balance, to the Debt Service Reserve Account until the amount on deposit in the Debt Service Reserve Account shall equal the Debt Service Reserve Required Balance;
(vi)    sixth (Class A Borrowing Base Deficiency), to the extent required under Section 2.9(A) in connection with a Class A Borrowing Base Deficiency, to each Class A Funding Agent, on behalf of the Class A Lenders in its Class A Lender Group, for the prepayment and reduction of the outstanding principal amount of any Class A Advances, an amount equal to the amount necessary to cure such Class A Borrowing Base Deficiency (allocated ratably among the Class A Lender Groups based on their Class A Lender Group Percentages) plus, to the extent not paid as provided above, accrued and unpaid interest on the Class A Advances prepaid, other than any interest payable at the Default Rate, in each case until paid in full;
(vii)    seventh (Class B Borrowing Base Deficiency), to the extent required under Section 2.9(A) in connection with a Class B Borrowing Base Deficiency, to the Class B Funding Agent, on behalf of the Class B Lenders in, for the prepayment and reduction of the outstanding principal amount of any Class B Advances, an amount equal to the amount necessary to cure such Class B Borrowing Base Deficiency (allocated ratably among the Class B Lender Groups based on their Class B Lender Percentages) plus, to the extent not paid as provided above, accrued and unpaid interest on the Class B Advances prepaid, other than any interest payable at the Default Rate, in each case until paid in full;
(viii)    eighth (Mandatory Prepayments), in accordance with the priorities set forth in Sections 2.9(B), 2.9(C) and 2.9(D), as applicable, (a) to each Class A Funding Agent on

[***] = Certain information has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the company if publicly disclosed.

behalf of its related Class A Lender Group, to the prepayment of Class A Advances in accordance with Sections 2.9(B), 2.9(C) and 2.9(D) (allocated ratably among the Class A Lender Groups based on their Class A Lender Group Percentages) and (b) to the Class B Funding Agent, on behalf of the Class B Lenders, to the prepayment of Class B Advances in accordance with Sections 2.9(B), 2.9(C) and 2.9(D) (allocated ratably among the Class B Lenders based on their Class B Lender Percentages), in each case other than Liquidation Fees then due and payable;
(ix)    ninth (Hedge Counterparty Breakage), to the Administrative Agent for the account of the Hedge Counterparty under each Hedge Agreement, all payments which arose due to a default by the Borrower or due to any prepayments of amounts under such Hedge Agreement and all fees, expenses, indemnification payments, tax payments or other amounts (to the extent not previously paid hereunder) which are due and payable by the Borrower to such Hedge Counterparty on such date, pursuant to the terms of the applicable Hedge Agreement (net of all amounts which are due and payable by such Hedge Counterparty to the Borrower on such date pursuant to the terms of such Hedge Agreement);
(x)    tenth (Lender Fees and Expenses), first, to the Administrative Agent and each Class A Funding Agent on behalf of itself and the Class A Lenders in its related Class A Lender Group, the payment of all Breakage Costs, all Liquidation Fees and all other amounts (other than those already provided for above) due and payable by the Borrower to the Administrative Agent, such Class A Funding Agent and such Class A Lenders (solely in their capacity as a Class A Lender) hereunder or under any other Loan Document until paid in full and second, to the Class B Funding Agent on behalf of itself and the Class B Lenders, the payment of all Breakage Costs, all Liquidation Fees and all other amounts (other than those already provided for above) due and payable by the Borrower to the Class B Funding Agent and the Class B Lenders (solely in their capacity as a Class B Lender) hereunder or under any other Loan Document until paid in full;
(xi)    eleventh (All Other Obligations), to the Administrative Agent on behalf of any applicable party, the ratable payment of all other Obligations that are past due and/or payable on such date including all interest then payable at the Default Rate;
(xii)    twelfth (Agent Indemnities), ratably, to the Paying Agent and the Appraiser, any indemnification, expenses, fees or other obligations owed to such Person (including out-of-pocket expenses and indemnities of such Person not paid pursuant to clause (i) above and, with respect to the Paying Agent, any Paying Agent Fees not paid pursuant to clause (i) above), pursuant to the Loan Documents and, with respect to the Appraiser, the Appraiser Engagement Letter;
(xiii)    thirteenth (Class A Principal Prepayments; Class B Principal Prepayments), ratably, to each Class A Funding Agent on behalf of its related Class A Lender Group, to the prepayment of Class A Advances in accordance with Sections 2.8(A), 2.11, 2.12(A) and 2.13 (allocated ratably among the Class A Lender Groups based on their Class A Lender Group Percentages), and to the Class B Funding Agent on behalf of the Class B Lenders, to the prepayment of Class B Advances in accordance with Sections 2.8(A), 2.11,

[***] = Certain information has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the company if publicly disclosed.

2.12(A) and 2.13 (allocated ratably among the Class B Lenders based on their Class B Lender Percentages); and
(xiv)    fourteenth (Remainder), on each Payment Date, all amounts remaining in the Proceeds Account after giving effect to the preceding distributions in this Section 2.7(B), so long as no Potential Default or Event of Default has occurred and is continuing, to any account or Person designated by the Borrower.
(C)    On each Payment Date during which an Event of Default has occurred and is continuing, the Borrower shall (and, if the Borrower fails to so direct the Paying Agent, the Administrative Agent shall) direct (pursuant to instructions in a form reasonably acceptable to the Paying Agent) the Paying Agent to apply all amounts on deposit in the Proceeds Account to the Obligations in the following order of priority:
(i)    first (Paying Agent Fees), ratably, (a) to the Paying Agent (1) the Paying Agent Fee and (2)(x) any accrued and unpaid Paying Agent Fees with respect to prior Payment Dates plus (y) out-of-pocket expenses and indemnities of the Paying Agent incurred and not reimbursed in connection with its obligations and duties under this Agreement and (b) to the Appraiser, any amounts due and payable pursuant to the Appraiser Engagement Letter and not otherwise paid by Sponsor;
(ii)    second (Class A Interest Distribution Amount), to each Class A Funding Agent, for the benefit of and on behalf of the Class A Lenders in its Class A Lender Group, the Class A Interest Distribution Amount then due (allocated among the Class A Lender Groups based on their Class A Lender Group Percentages), other than any interest payable at the Default Rate, until paid in full;
(iii)    third (Class A Principal), ratably, to each Class A Funding Agent on behalf of the Class A Lenders in its Class A Lender Group, for the repayment and reduction of the outstanding principal amount of any Class A Advances, in each case until paid in full;
(iv)    fourth (Class B Interest Distribution Amount), to the Class B Funding Agent, for the benefit of and on behalf of the Class B Lenders, the Class B Interest Distribution Amount then due (allocated among the Class B Lenders based on their Class B Lender Percentages), other than any interest payable at the Default Rate, until paid in full;
(v)    fifth (Class B Principal), to the Class B Funding Agent on behalf of the Class B Lenders, for the repayment and reduction of the outstanding principal amount of any Class B Advances, in each case until paid in full;
(vi)    sixth (Unused Line Fee), without limitation to Section 3.2(A)(vii), first, ratably, to each Class A Funding Agent, for the benefit of and on behalf of the related Non-Conduit Lender(s) in the applicable Class A Lender Group, the payment of the Unused Line Fee then due (allocated among the Class A Lender Groups based on their Class A Lender Group Percentages) until paid in full and second, to the Class B Funding Agent, for the

[***] = Certain information has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the company if publicly disclosed.

benefit of and on behalf of the Class B Lenders, the payment of the Unused Line Fee then due (allocated among the Class B Lenders based on their Class B Lender Percentages) until paid in full;
(vii)    seventh (Hedge Counterparty Breakage), to the Administrative Agent for the account of the Hedge Counterparty under each Hedge Agreement, all payments which arose due to a default by the Borrower or due to any prepayments of amounts under such Hedge Agreement and all fees, expenses, indemnification payments, tax payments or other amounts (to the extent not previously paid hereunder) which are due and payable by the Borrower to such Hedge Counterparty on such date, pursuant to the terms of the applicable Hedge Agreement (net of all amounts which are due and payable by such Hedge Counterparty to the Borrower on such date pursuant to the terms of such Hedge Agreement);
(viii)    eighth (Lender Fees and Expenses), first, to the Administrative Agent and each Class A Funding Agent on behalf of itself and the Class A Lenders in its related Class A Lender Group, the payment of all Breakage Costs, all Liquidation Fees and all other amounts (other than those already provided for above) due and payable by the Borrower to the Administrative Agent, such Class A Funding Agent and such Class A Lenders (solely in their capacity as a Class A Lender) hereunder or under any other Loan Document until paid in full and second, to the Class B Funding Agent on behalf of itself and the Class B Lenders, the payment of all Breakage Costs, all Liquidation Fees and all other amounts (other than those already provided for above) due and payable by the Borrower to the Class B Funding Agent and the Class B Lenders (solely in their capacity as a Class B Lender) hereunder or under any other Loan Document until paid in full;
(ix)    ninth (All Other Obligations), to the Administrative Agent on behalf of any applicable party, the ratable payment of all other Obligations that are past due and/or payable on such date including all interest then payable at the Default Rate;
(x)    tenth (Agent Indemnities), ratably, to the Paying Agent, any indemnification, expenses, fees or other obligations owed to the Paying Agent (including out-of-pocket expenses and indemnities of the Paying Agent not paid pursuant to clause (i) above and any Paying Agent Fees not paid pursuant to clause (i) above), pursuant to the Loan Documents;
(xi)    eleventh (Remainder), all amounts thereafter shall remain on deposit in the Proceeds Account.
(D)    Notwithstanding anything to the contrary set forth in this Section 2.7 or Section 8.2, the Paying Agent shall not be obligated to make any determination or calculation with respect to the payments or allocations to be made pursuant to either of such Sections, and in making the payments and allocations required under such Sections, the Paying Agent shall be entitled to rely exclusively and conclusively upon the information in the latest direction received by the Paying Agent pursuant to either such Section prior to the applicable payment date. Any payment direction to be acted upon by the Paying Agent pursuant to either such Section on a payment date other than a Payment Date, and on a Payment Date, shall be delivered to the Paying Agent at least two (2) Business Days prior to the date on which any payment is to be made.

[***] = Certain information has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the company if publicly disclosed.

Section 2.8.    Certain Prepayments. (A) The Borrower (through the Paying Agent pursuant to Section 2.7(B) and as otherwise permitted in this Agreement) may at any time upon written notice to the Administrative Agent, the Funding Agents and the Paying Agent, and subject to the priority of payments set forth in Section 2.7(B), prepay all or any portion of the balance of the principal amount of the Class A Advances or the Class B Advances based on the outstanding principal amounts thereof, which notice shall be given at least three (3) Business Days prior to the proposed date of such prepayment. Each such prepayment (which need not be on a Payment Date) shall be accompanied by (a) the payment of all accrued but unpaid interest on the amounts to be so prepaid and (b) any Liquidation Fee in connection with such prepayment if such prepayment is not made on a Payment Date. Prepayments made in accordance with this Section shall be applied to the outstanding principal amount of Class A Advances and Class B Advances, ratably.
Section 2.9.    Mandatory Prepayments of Advances.
(A)    On any Funding Date or Payment Date on which either (i) the aggregate outstanding principal amount of all Class A Advances exceeds the lesser of (x) the amount of the Class A Aggregate Commitment in effect as of such date and (y) the Class A Borrowing Base (the occurrence of any such excess being referred to herein as a “Class A Borrowing Base Deficiency”), or (ii) the aggregate outstanding principal amount of all Class B Advances exceeds the lesser of (x) the amount of the Class B Aggregate Commitment in effect as of such date and (y) the Class B Borrowing Base (the occurrence of any such excess being referred to herein as a “Class B Borrowing Base Deficiency” and together with the Class A Borrowing Base Deficiency, a “Borrowing Base Deficiency”), the Borrower shall pay to the Class A Funding Agent and/or Class B Funding Agent, as applicable, for the account of the Class A Lender Group and/or the Class B Lenders, as applicable, the amount of any such excess (to be applied to the reduction of the applicable Advances ratably among all applicable Class A Lender Groups based on their Class A Lender Group Percentages and all Class B Lenders based on their Class B Lender Percentages to the extent necessary to cure such Borrowing Base Deficiency), together with accrued but unpaid interest on the amount required to be so prepaid to the date of such prepayment (other than any interest payable at the Default Rate) and any Liquidation Fee in connection with such prepayment if such prepayment is not made on a Payment Date.
(B)    Upon the receipt by Borrower or DeveloperCo of any Net Extraordinary Proceeds, the Borrower shall pay to the Class A Funding Agent and Class B Funding Agent, as applicable, for the account of each Class A Lender Group and the Class B Lenders, respectively (to be applied to the reduction of the applicable Advances ratably among all applicable Class A Lender Groups based on their Class A Lender Group Percentages and all Class B Lenders based on their Class B Lender Percentage), together with accrued but unpaid interest on the amount required to be so prepaid to the date of such prepayment (other than any interest payable at the Default Rate) and any Liquidation Fee in connection with such prepayment if such prepayment is not made on a Payment Date, an amount equal to the amount of such Net Extraordinary Proceeds.
(C)    On each immediately succeeding Payment Date following the receipt by Borrower or DeveloperCo of any Net Sale Proceeds (or a Pre-Sale Deposit of an amount equal to such Net Sale Proceeds in the Proceeds Account) at any time other than during a Cash Sweep Period, the

[***] = Certain information has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the company if publicly disclosed.

Borrower shall pay to the Class A Funding Agent and Class B Funding Agent, as applicable, for the account of each Class A Lender Group and the Class B Lenders, respectively (to be applied to the reduction of the applicable Advances ratably among all applicable Class A Lender Groups based on their Class A Lender Group Percentages and all Class B Lenders based on their Class B Lender Percentage), an amount equal to [***]% of the Net Sale Proceeds, together with accrued but unpaid interest on the amount required to be so prepaid to the date of such prepayment (other than any interest payable at the Default Rate) and any Liquidation Fee in connection with such prepayment if such prepayment is not made on a Payment Date (without double-counting any amounts required to be prepaid pursuant to Section 2.9(A)).
(D)    On each immediately succeeding Payment Date following the receipt by Borrower or DeveloperCo of any Net Sale Proceeds (or a Pre-Sale Deposit of an amount equal to such Net Sale Proceeds in the Proceeds Account) during a Cash Sweep Period, the Borrower shall pay an aggregate amount equal to the amount of such Net Sale Proceeds together with accrued but unpaid interest on the amount required to be so prepaid to the date of such prepayment (other than any interest then payable at the Default Rate) and any Liquidation Fee in connection with such prepayment if applicable, in the following order of priority: (i) first, to the Class A Funding Agent, for the account of each Class A Lender Group, (to be applied to the reduction of the applicable Advances ratably among all applicable Class A Lender Groups based on their Class A Lender Group Percentages), until the achievement of the Cash Sweep Class A Target Advance Rate and (ii) second, to the Class A Funding Agent and Class B Funding Agent, as applicable, for the account of each Class A Lender Group and the Class B Lenders, respectively (to be applied to the reduction of the applicable Advances ratably among all applicable Class A Lender Groups based on their Class A Lender Group Percentages and all Class B Lenders based on their Class B Lender Percentage) (without double-counting any amounts required to be prepaid pursuant to Section 2.9(A)).
Section 2.10.     [Reserved].
Section 2.11.    Interest. The makers of the Advances shall be entitled to the applicable Interest Distribution Amount payable on each Payment Date in accordance with Section 2.7(B) or (C), as applicable.
Section 2.12.    Breakage Costs; Liquidation Fees; Increased Costs; Capital Adequacy; Illegality; Additional Indemnifications.
(A)    Breakage Costs and Liquidation Fees. (i) If any Advance is not made on the date specified by the Borrower for any reason other than default by the Lenders, the Borrower hereby agrees to pay Breakage Costs, if any, and (ii) the Borrower agrees to pay all Liquidation Fees associated with a reduction of the principal balance of a Class A Advance or Class B Advance at any time. The Borrower shall not be responsible for any Liquidation Fees or any other loss, cost, or expenses arising at the time of, and arising solely as a result of, any assignment made pursuant to Section 10.8 and the reallocation of any portion of a Class A Advance or Class B Advance of the applicable Lender making such assignment unless, in each case, such assignment is requested by the Borrower.

[***] = Certain information has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the company if publicly disclosed.

(B)    Increased Costs. If any Change in Law (a) shall subject any Lender, the Administrative Agent or any Affiliate thereof (each of which, an “Affected Party”) to any Taxes (other than (x) Indemnified Taxes, (y) Taxes described in clauses (ii) through (iv) of the definition of Excluded Taxes and (z) Connection Income Taxes) on its loans, loan principal, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, (b) shall impose, modify or deem applicable any reserve requirement (including any reserve requirement imposed by the Board of Governors of the Federal Reserve System), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Affected Party, or (c) shall impose any other condition affecting the Collateral or the rights of any Lender and the Administrative Agent hereunder, the result of which is to increase the cost to any Affected Party under this Agreement or to reduce the amount of any sum received or receivable by an Affected Party under this Agreement, then on the next Payment Date after written demand by such Affected Party, such Affected Party shall receive such additional amount or amounts as will compensate such Affected Party for such additional or increased cost incurred or such reduction suffered to the extent such additional or increased costs or reduction are incurred or suffered in connection with the Collateral, any obligation to make Advances hereunder, any of the rights of such Lender or the Administrative Agent hereunder, or any payment made hereunder in accordance with Section 2.7(B); provided, that the Borrower shall not be required to compensate such Affected Party for any portion of such additional or increased cost or such reduction that is incurred more than one hundred eighty (180) days prior to any such demand (except that, if the event giving rise to such additional or increased cost or such reduction is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof).
(C)    Capital Adequacy. If any Change in Law has or would have the effect of reducing the rate of return on the capital of any Affected Party as a consequence of its obligations hereunder or arising in connection herewith to a level below that which any such Affected Party could have achieved but for such Change in Law (taking into consideration the policies of such Affected Party with respect to capital adequacy) by an amount deemed by such Affected Party to be material, then from time to time, then on the next Payment Date after written demand by such Affected Party (which demand shall be accompanied by a statement setting forth the basis for such demand), such Affected Party shall receive such additional amount or amounts as will compensate such Affected Party for such reduction in accordance with Section 2.7(B); provided, that the Borrower shall not be required to compensate such Affected Party for any portion of such additional amount or amounts that are incurred more than one hundred eighty (180) days prior to any such demand (except that, if the event giving rise to such additional amount or amounts is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof).
(D)    Compensation. If as a result of any event or circumstance similar to those described in Section 2.12(A), 2.12(B), or 2.12(C), any Affected Party is required to compensate a bank or other financial institution providing liquidity support, credit enhancement or other similar support to such Affected Party in connection with this Agreement or the funding or maintenance of Advances hereunder, then on the next Payment Date after written demand by such Affected Party, such Affected Party shall receive such additional amount or amounts as may be necessary to reimburse such Affected Party for any amounts paid by it; provided, that the Borrower shall not be required to compensate such Affected Party for any portion of such additional amount or amounts that are

[***] = Certain information has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the company if publicly disclosed.

incurred more than one hundred eighty (180) days prior to any such demand (except that, if the event giving rise to such additional amount or amounts is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof).
(E)    Calculation. In determining any amount provided for in this Section 2.12, the Affected Party may use any reasonable averaging and attribution methods. Any Affected Party making a claim under this Section 2.12 shall submit to the Borrower a certificate as to such additional or increased cost or reduction, which certificate shall be conclusive absent manifest error.
Section 2.13.    Payments and Computations. (A) The Borrower (through the Paying Agent pursuant to Section 2.7(B) or 2.7(C) and as otherwise permitted in this Agreement) shall make each payment and prepayment hereunder and under the Advances in respect of principal, interest, expenses, indemnities, fees or other Obligations due from the Borrower not later than 4:00 P.M. (New York City time) on the day when due in U.S. Dollars to the related Funding Agent at its address referred to in Section 10.3 or to such account provided by such Funding Agent in immediately available, same-day funds. Payments on Obligations may also be made by application of funds in the Proceeds Account as provided in Section 2.7(B) or 2.7(C). All computations of interest for Advances made under the Base Rate shall be made by the applicable Funding Agent on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed (including the first day but excluding the last day) occurring in the period for which such interest is payable. All other computations of fees and interest provided hereunder shall be made on the basis of a 360-day year and actual days elapsed (including the first day but excluding the last day) occurring in the period for which such interest is payable. Each determination by a Funding Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.
(B)    All payments to be made in respect of fees, if any, due to the Administrative Agent from the Borrower hereunder shall be made on the date when due without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrower, and without setoff, counterclaim or other deduction of any nature (other than with respect to Taxes pursuant to Section 2.17), and an action therefor shall immediately accrue. The Borrower agrees that, to the extent there are insufficient funds in the Proceeds Account, to make any payment under this clause (B) when due, the Borrower shall immediately pay to the Administrative Agent all amounts due that remain unpaid.
Section 2.14.    Payment on Non-Business Days. Whenever any payment hereunder or under the Advances shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest.
Section 2.15.    [Reserved].

[***] = Certain information has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the company if publicly disclosed.

Section 2.16.    [Reserved].
Section 2.17.    Taxes.
(A)    Defined Terms. For purposes of this Section 2.17 the term “applicable Law” includes FATCA.
(B)    Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Law. If any applicable Law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(C)    Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of a Funding Agent timely reimburse it for the payment of, any Other Taxes.
(D)    Indemnification by the Borrower. The Borrower shall indemnify each Recipient, within ten days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Recipient (with a copy to each Funding Agent), or by a Funding Agent on its own behalf or on behalf of a Recipient, shall be conclusive absent manifest error.
(E)    Indemnification by the Lenders. Each Non-Conduit Lender shall severally indemnify each Funding Agent, within ten days after demand therefor, for (i) any Indemnified Taxes attributable to such Non-Conduit Lender (but only to the extent that the Borrower has not already indemnified such Funding Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), and (ii) any Excluded Taxes attributable to such Non-Conduit Lender, in each case, that are payable or paid by a Funding Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Non-Conduit Lender by its Funding Agent shall be conclusive absent manifest error. Each Non-Conduit Lender hereby authorizes its Funding Agent to set off and apply any and all amounts at any time owing to such Non-Conduit Lender under any

[***] = Certain information has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the company if publicly disclosed.

Loan Document or otherwise payable by such Funding Agent to the Non-Conduit Lender from any other source against any amount due to such Funding Agent under this paragraph (E).
(F)    Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 2.17, the Borrower shall deliver to each Funding Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to such Funding Agent.
(G)    Status of Recipients. (i) Any Recipient that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower, the Paying Agent and the related Funding Agent, at the time or times reasonably requested by the Borrower, the Paying Agent or such Funding Agent, such properly completed and executed documentation reasonably requested by the Borrower, the Paying Agent or such Funding Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Recipient, if reasonably requested by the Borrower, the Paying Agent or the related Funding Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower, the Paying Agent or such Funding Agent as will enable the Borrower, the Paying Agent or such Funding Agent to determine whether or not such Recipient is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in clauses (ii)(a), (ii)(b) and (ii)(d) below) shall not be required if in the Recipient’s reasonable judgment such completion, execution or submission would subject such Recipient to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Recipient.
(ii)    Without limiting the generality of the foregoing,
(a)    any Recipient that is a U.S. Person shall deliver to the Borrower, the Paying Agent and the related Funding Agent on or prior to the date on which such Recipient becomes a Recipient under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower, the Paying Agent or such Funding Agent), copies of executed originals of Internal Revenue Service Form W-9 certifying that such Recipient is exempt from U.S. federal backup withholding tax;
(b)    any Recipient that is not a U.S. Person shall, to the extent it is legally entitled to do so, deliver to the Borrower, the Paying Agent and the related Funding Agent (in such number of copies as shall be requested by the Borrower, the Paying Agent or such Funding Agent) on or prior to the date on which such Recipient becomes a Recipient under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower, the Paying Agent or such Funding Agent), whichever of the following is applicable:
(1)    in the case of a Recipient claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, copies of executed originals of Internal

[***] = Certain information has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the company if publicly disclosed.

Revenue Service Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, Internal Revenue Service Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)    copies of executed Internal Revenue Service Form W-8ECI;
(3)    in the case of a Recipient claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate to the effect that such Recipient is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of Internal Revenue Service Form W-8BEN or W-8BEN-E; or
(4)    to the extent a Recipient is not the beneficial owner, copies of executed originals of Internal Revenue Service Form W-8IMY, accompanied by Internal Revenue Service Form W-8ECI, Internal Revenue Service Form W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate, Internal Revenue Service Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Recipient is a partnership and one or more direct or indirect partners of such Recipient are claiming the portfolio interest exemption, such Recipient may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner;
(c)    any Recipient which is not a U.S. Person shall, to the extent it is legally entitled to do so, deliver to the Borrower, the Paying Agent and the related Funding Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Recipient becomes a Recipient under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower, the Paying Agent or such Funding Agent), copies of executed originals of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower, the Paying Agent or such Funding Agent to determine the withholding or deduction required to be made; and
(d)    if a payment made to a Recipient under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Recipient were to fail to comply with the applicable reporting requirements of FATCA

[***] = Certain information has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the company if publicly disclosed.

(including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Recipient shall deliver to the Borrower, the Paying Agent and the related Funding Agent at the time or times prescribed by Law and at such time or times reasonably requested by the Borrower, the Paying Agent or such Funding Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower, the Paying Agent or such Funding Agent as may be necessary for the Borrower, the Paying Agent and such Funding Agent to comply with their obligations under FATCA and to determine that such Recipient has complied with such Recipient’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (d), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Recipient agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower, the Paying Agent and the related Funding Agent in writing of its legal inability to do so.
(H)    Forms for Paying Agent. The Administrative Agent and each Funding Agent shall deliver to the Paying Agent on or before the first Payment Date, copies of executed originals of Internal Revenue Service Form W-9 or W-8, as applicable, certifying that the Administrative Agent or such Funding Agent is exempt from U.S. federal backup withholding tax. The Administrative Agent and each Funding Agent agrees that if such Internal Revenue Service Form previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or promptly notify the Paying Agent and the Borrower in writing of its legal inability to do so.
(I)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including by the payment of additional amounts pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (I) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (I), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (I) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party

[***] = Certain information has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the company if publicly disclosed.

to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(J)    Survival. Each party’s obligations under this Section 2.17 shall survive the resignation or replacement of a Funding Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
ARTICLE III

CONDITIONS OF CLOSING AND LENDING
Section 3.1.    Conditions Precedent to Closing. The following conditions shall be satisfied on or before the Closing Date:
(A)    Loan Documents. The Administrative Agent shall have received each of the following documents, in form and substance satisfactory to Administrative Agent, duly executed, and each such document shall be in full force and effect, and all consents, waivers and approvals necessary for the consummation of the transactions contemplated thereby shall have been obtained:
(i)    this Agreement;
(ii)    a Loan Note for each Class A Lender Group and each Class B Lender that has requested the same;
(iii)    the Security Agreement;
(iv)    the Pledge Agreement;
(v)    the DeveloperCo Security and Guaranty Agreement;
(vi)    the Sponsor Guaranty;
(vii)    a Consent to Assignment with respect to each Eligible Equipment Supply Agreement which has been executed and delivered as of the Closing Date;
(viii)    a Step-in Rights Agreement with respect to each Material Dealer Agreement which has been executed and delivered as of the Closing Date;
(ix)    each Fee Letter;
(x)    the Paying Agent Fee Letter;
(xi)    a Tax Equity Consent in relation to the Tax Equity Transaction Documents which have been executed and delivered on or prior to the Closing Date;
(xii)    the DeveloperCo Account Control Agreement; and

[***] = Certain information has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the company if publicly disclosed.

(xiii)    each other Loan Document required to be executed and delivered on or prior to the Closing Date.
(B)    Material Contracts. The Administrative Agent shall have received duly executed copies of each Affiliate Transaction Document and each other Material Contract which has been executed and delivered as of the Closing Date, including a CPA Safe Harbor Amendment with respect to each Material Dealer Agreement.
(C)    Secretary’s Certificates. The Administrative Agent shall have received: (i) a certificate from the Assistant Secretary of the Paying Agent, (ii) a certificate from the Secretary of each of the Obligors and Sunnova Management (a) attesting to the resolutions of such Person’s members, managers or other governing body authorizing its execution, delivery, and performance of this Agreement and the other Loan Documents to which it is a party, (b) authorizing specific Responsible Officers for such Person to execute the same, and (c) attesting to the incumbency and signatures of such specific Responsible Officers; (iii) copies of governing documents, as amended, modified, or supplemented prior to the Closing Date of each of the Obligors and Sunnova Management, in each case certified by a Responsible Officer of such Person; and (iv) a certificate of status with respect to each of the Obligors and Sunnova Management dated within fifteen (15) days of the Closing Date, such certificate to be issued by the appropriate officer of the jurisdiction of organization of such entity, which certificate shall indicate that such entity is in good standing in such jurisdiction.
(D)    Legal Opinions. The Administrative Agent shall have received customary opinions from (i) counsel (which may be in-house counsel) to Paying Agent addressing authorization and enforceability of the Loan Documents and other corporate matters and (ii) counsel to the Borrower, DeveloperCo, Pledgor and Sponsor and Sunnova Management in form and substance reasonably acceptable to the Administrative Agent addressing corporate, security interest and other matters.
(E)    Evidence of Insurance. The Administrative Agent shall have received certification evidencing coverage under the insurance policies referred to in Section 5.1(L).
(F)    Safe Harbor Opinion. The Administrative Agent shall have received a written legal opinion from Baker Botts L.L.P. in form and substance reasonably acceptable to the Administrative Agent.
(G)    Taxes. The Administrative Agent shall have received a certificate from the Borrower that all sales, use and property taxes, and any other taxes in connection with any period prior to the Closing Date, that are due and owing with respect to the Borrower or DeveloperCo have been paid or provided for by the Sponsor.
(H)    Representations and Warranties. All of the representations and warranties of the Borrower and each other Obligor set forth in the Transaction Documents shall be true and correct in all respects as of the Closing Date (or such earlier date or period specifically stated in such representation or warranty).

[***] = Certain information has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the company if publicly disclosed.

(I)    No Default. No Potential Default or Event of Default shall have occurred and be continuing.
(J)    No Material Adverse Effect. Since December 31, 2018 there has been no Material Adverse Effect.
(K)    Closing Date Certificate of the Borrower. The Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower (in his or her capacity as such) in form reasonably satisfactory to Administrative Agent certifying that (i) the representations and warranties of the Borrower and each other Obligor set forth in the Transaction Documents to which it is a party are true and correct as of the Closing Date (except to the extent such representations and warranties expressly relate to any earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date), (ii) no Potential Default or Event of Default has occurred and is continuing, (iii) since December 31, 2018 there has been no Material Adverse Effect and (iv) as to the matters set forth in Sections 3.1(G).
(L)    UCC Search Results. Administrative Agent shall have received the results of a recent search of all effective UCC financing statements (or equivalent filings) made with respect to the Obligors in all appropriate jurisdictions together with copies of all such filings disclosed by such search.
(M)    Perfection and Priority of Liens. The Borrower shall have duly filed proper financing statements (or the equivalent thereof in any applicable foreign jurisdiction, as applicable), on or before the Closing Date, under the UCC with the Delaware Secretary of State and any other applicable filing office in any applicable jurisdiction that the Administrative Agent deems necessary or desirable in order to perfect the Administrative Agent’s interests in the Collateral. The Borrower shall have filed proper financing statement terminations or amendments (or the equivalent thereof in any applicable foreign jurisdiction, as applicable), if any, necessary to release all security interests and other rights of any Person in the Collateral previously granted by the Borrower or any of its affiliates.
(N)    Accounts. The Administrative Agent shall have received evidence reasonably satisfactory to it that the Proceeds Account, the Debt Service Reserve Account and the DeveloperCo Account have been established.
(O)    Consultant Reports. The Administrative Agent shall have received a copy of each Consultant Report together with a customary reliance letter with respect to each such Consultant Report, in each case in form and substance reasonably satisfactory to the Administrative Agent and the Lenders, that shall entitle the Administrative Agent and the Lenders to rely upon such Consultant Report.
(P)    Know Your Customer Information. The Administrative Agent and the Paying Agent shall have received all documentation and other information required by regulatory authorities under applicable “Know Your Customer” and anti-money laundering rules and regulations, including the Patriot Act.

[***] = Certain information has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the company if publicly disclosed.

(Q)    Payment of Fees. The Borrower shall have paid all fees required to be paid on or prior to the Closing Date pursuant to the Loan Documents or otherwise previously agreed in writing to be paid on or prior to the Closing Date.
Section 3.2.    Conditions Precedent to All Advances. (A) Except as otherwise expressly provided below, the obligation of each Non-Conduit Lender to make or participate in each Advance (including the initial Advances made on the Closing Date) shall be subject, at the time thereof, to the satisfaction of the following conditions:
(i)    Funding Documents. The Administrative Agent shall have received, no later than two (2) Business Days prior to the Funding Date (or such shorter time period as the Administrative Agent may permit in its sole discretion), a completed Notice of Borrowing, a Borrowing Base Certificate and a Funds Flow Memorandum with respect to such Advance, each in form and substance reasonably satisfactory to the Administrative Agent.
(ii)    Material Contracts. The Administrative Agent shall have received
(a)    duly executed copies of each Eligible Equipment Supply Agreement and each Purchase Order;
(b)    duly executed copies of each other Material Contract which has been executed and delivered as of the applicable Funding Date;
(c)    (i) a Consent to Assignment with respect to each Eligible Equipment Supply Agreement and (ii) a Step-in Rights Agreement with respect to each Material Dealer Agreement in each case which has been executed and delivered as of the applicable Funding Date; and
(d)    a Tax Equity Consent in relation to the Tax Equity Transaction Documents which have been executed and delivered on or prior to the applicable Funding Date.
(iii)    Purchase Price. The Administrative Agent shall have received (i) copies of each invoice (or other evidence of the purchase price provided pursuant to the terms of the applicable Eligible Equipment Supply Agreement and reasonably satisfactory to the Administrative Agent) for all Eligible Equipment together with a receipt for payment or other evidence reasonably satisfactory to the Administrative Agent that the Borrower or the Sponsor has paid, or that the Borrower shall pay upon receipt of the applicable Advance, such purchase price in full and (ii) one or more letters of credit, in form and substance and in a stated amount (not to exceed the purchase price payable under the terms of the applicable Eligible Equipment Supply Agreement and Purchase Orders ) reasonably satisfactory to the Administrative Agent from an Eligible Letter of Credit Bank, with respect to the Eligible Equipment in respect of which the applicable Advance relates.

[***] = Certain information has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the company if publicly disclosed.

(iv)    Projected Deployment Schedule. The Administrative Agent shall have received the then-current Projected Deployment Schedule, in form and substance reasonably satisfactory to the Administrative Agent.
(v)    Undrawn Tax Equity Commitments. The Administrative Agent shall have received evidence (including copies of the Tax Equity Transaction Documents, each duly executed and delivered by the parties thereto) that the aggregate Undrawn Tax Equity Commitments as of the date of such Advance are at least equal to the amount necessary to fund the tax equity portion of the projected purchase price (in each case, as set forth in the applicable Tax Equity Transaction Documents) of Projects incorporating Eligible Equipment during the period of [***] after such date, as set forth in the Projected Deployment Schedule;
(vi)    Representations and Warranties. All of the representations and warranties of each Obligor shall be true and correct in all material respects (except for those representations and warranties that are qualified by materiality, Material Adverse Effect or Sponsor Material Adverse Effect, in which case such representations and warranties shall be true and correct in all respects) as of the Funding Date (or such earlier date or period specifically stated in such representation or warranty).
(vii)    No Default. No Potential Default or Event of Default shall have occurred and be continuing or would result from any borrowing of any Advance or from the application of the proceeds therefrom.
(viii)    Funding Date Certificate of the Borrower. The Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower (in his or her capacity as such) dated as of the applicable Funding Date certifying that:
(a)    the representations and warranties of the Borrower and each other Obligor set forth in the Transaction Documents are true and correct in all material respects (except for those representations and warranties that are qualified by materiality, Material Adverse Effect or Sponsor Material Adverse Effect, in which case such representations and warranties are true and correct in all respects) as of the applicable Funding Date (except to the extent such representations and warranties expressly relate to any earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date);
(b)    no Potential Default or Event of Default has occurred and is continuing or would result from the applicable Advance on the Funding Date or from the application of the proceeds therefrom;
(c)    after giving effect to the applicable Advance on the Funding Date and the application of the proceeds therefrom, the Borrower will be Solvent;
(d)    all Equipment in respect of which the applicable Advance relates constitutes Eligible Equipment and the Eligible Equipment Supply Agreement

[***] = Certain information has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the company if publicly disclosed.

pursuant to which such Eligible Equipment was purchased constitutes an Eligible Equipment Supply Agreement;
(e)    to the best of Borrower’s knowledge, no material change to the market pricing of the Eligible Equipment in respect of which the applicable Advance relates is expected to occur in the three-month period following the applicable Funding Date; and
(f)    as to the matters set forth in Sections 3.2(A)(xi), (xii) and (xiii).
(ix)    [Intentionally Omitted]
(x)    Debt Service Reserve. The amount on deposit in the Debt Service Reserve Account shall not be less than the Debt Service Reserve Required Balance, taking into account the application of the proceeds of the Advances on the Funding Date.
(xi)    Aggregate Commitment/No Borrowing Base Deficiency. After giving effect to such Advance, the Aggregate Outstanding Advances shall not exceed the Aggregate Commitment in effect as of such Funding Date. After giving effect to such Advance, there should not exist a Class A Borrowing Base Deficiency or a Class B Borrowing Base Deficiency.
(xii)    No Material Tax Law Change or ITC Extension. No Material Tax Law Change or ITC Extension shall have occurred.
(xiii)    No Proposed Tax Law Change. No Proposed Tax Law Change shall have occurred.
(xiv)    Other Documents. The Borrower shall have provided the Administrative Agent with all documents reasonably requested by the Administrative Agent related to the Eligible Equipment being financed by the Borrower on such Funding Date.
(xv)    Payment of Fees. The Borrower shall have paid all fees required to be paid pursuant to the Loan Documents or otherwise previously agreed in writing to be paid on or prior to the applicable Funding Date.
(xvi)    Availability Period. The Commitment Termination Date shall not have occurred, nor shall it occur as a result of making such Advance, nor has the Availability Period ended.
(xvii)    Safe Harbor Opinion. With respect to any Funding Date on or after a date on which a payment is made for 2020 Safe-Harbor Equipment, the Administrative Agent shall have received a written legal opinion from Baker Botts L.L.P. in form and substance reasonably acceptable to the Administrative Agent.
(xviii)    DeveloperCo Account Balance. The amount on deposit in the DeveloperCo Account shall not be less than the DeveloperCo Account Required Balance.

[***] = Certain information has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the company if publicly disclosed.

(B)    Each Notice of Borrowing submitted by the Borrower after the Closing Date shall be deemed to be a representation and warranty that the conditions specified in this Section 3.2 have been satisfied on and as of the date of the applicable Notice of Borrowing and the applicable Funding Date.
Section 3.3.    No Approval of Work. The making of any Advance hereunder shall not be deemed an approval or acceptance by the Administrative Agent or the Lenders of any Eligible Equipment furnished or supplied under the Eligible Equipment Supply Agreements.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES
Section 4.1.    Representations and Warranties of the Borrower. The Borrower represents and warrants to the Administrative Agent and each Lender as of the Closing Date, as of each Funding Date, and with respect to clauses (A), (B), (F), (G), (I), (K), and (L) through (S) as of each Payment Date, as follows:
(A)    Organization; Corporate Powers. Each Obligor (i) is a duly organized and validly existing limited liability company, in good standing under the laws of the State of Delaware, (ii) has the limited liability company power and authority to own its property and assets and to transact the business in which it is engaged and presently proposes to engage, and (iii) is duly qualified and is authorized to do business in all jurisdictions where it is required to be so qualified or authorized.
(B)    Authority and Enforceability. Each Obligor has the limited liability company or other organizational power and authority to execute, deliver and carry out the terms and provisions of the Transaction Documents to which it is party and has taken all necessary company or other organizational action to authorize the execution, delivery and performance of the Transaction Documents to which it is party. Each Obligor has duly executed and delivered each Transaction Document to which it is party and each Transaction Document to which it is party constitutes the legal, valid and binding agreement and obligation of the respective Obligor enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).
(C)    Government Approvals. No order, consent, authorization, approval, license, or validation of, or filing recording, registration with, or exemption by, any Governmental Authority is required to authorize or is required as a condition to: (i) the execution, delivery and performance by a Obligor of any Transaction Document to which it is a party or any of its obligations thereunder or (ii) the legality, validity, binding effect or enforceability of any Transaction Document to which such Obligor is a party.
(D)    Litigation. There are no material actions, suits or proceedings, pending or threatened in writing with respect to any Obligor.

[***] = Certain information has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the company if publicly disclosed.

(E)    Applicable Law, Contractual Obligations and Organizational Documents. Neither the execution, delivery and performance by any Obligor of the Transaction Documents to which it is party nor compliance with the terms and provisions thereof (i) will contravene any provision of any law, statute, rule, regulation, order, writ, injunction or decree of any Governmental Authority applicable to such Obligor or its properties and assets, (ii) will conflict with or result in any breach of, any of the terms, covenants, conditions or provisions of, or constitute a default under or result in the creation or imposition of (or the obligation to create or impose) any Lien (other than the Liens created pursuant to the Security Agreement, the Pledge Agreement or Permitted Liens) upon any of the property or assets of the Borrower pursuant to the terms of any contract, or (iii) will breach any provision of the certificate of formation or the operating agreement of such Obligor and will, for each of clause (i), (ii) and (iii), result in a Material Adverse Effect.
(F)    Use of Proceeds; Margin Stock. Proceeds of the Class A Advances and the Class B Advances have been used only as permitted under Section 2.3. No part of the proceeds of the Class A Advances or the Class B Advances will be used directly or indirectly to purchase or carry Margin Stock, or to extend credit to others for the purpose of purchasing or carrying any Margin Stock, in violation of any of the provisions of Regulations T, U or X of the Board of Governors of the Federal Reserve System. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. At no time would more than 25% of the value of the assets of the Borrower that are subject to any “arrangement” (as such term is used in Section 221.2(g) of such Regulation U) hereunder be represented by Margin Stock.
(G)    Accounts. The names and addresses of the Proceeds Account and the Debt Service Reserve Account are specified on Schedule I attached hereto. Other than accounts on Schedule I attached hereto, the Borrower does not have any other accounts. Other than the DeveloperCo Account and, as of the Closing Date only, the TCB Account, DeveloperCo does not have any other accounts. The Borrower has directed, or has caused to be directed, BL Borrower and BL HoldCo to make all payments in respect of BL Distributions to the DeveloperCo Account. The Borrower has directed, or has caused to be directed, all Project Companies to make all payments in respect of Project Sale Proceeds to the DeveloperCo Account.
(H)    ERISA. None of the assets of the Borrower are or, prior to the repayment of all Obligations, will be subject to Title I of ERISA, Section 4975 of the Internal Revenue Code, or, by reason of any investment in the Borrower by any governmental plan, as the case may be, any other federal, state, or local provision similar to Section 406 of ERISA or Section 4975 of the Internal Revenue Code. Neither the Borrower nor any of its ERISA Affiliates has maintained, participated or had any liability in respect to any Plan during the past six (6) years which could reasonably be expected to subject the Borrower or any of its ERISA Affiliates to any tax, penalty or other liabilities. No ERISA Event has occurred or is reasonably likely to occur. With respect to any Plan which is a Multi-Employer Plan, no such Multi-Employer Plan is, or to the knowledge of the Obligors reasonably likely to be, in reorganization or insolvent as defined in Title IV of ERISA.

[***] = Certain information has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the company if publicly disclosed.

(I)    Taxes.
(i)    Each Obligor has timely filed (or had filed on its behalf) all federal state, provincial, territorial, foreign and other Tax returns and reports required to be filed under applicable law, and has timely paid (or had paid on its behalf) all federal state, foreign and other Taxes levied or imposed upon it or its properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate actions diligently conducted and for which adequate reserves have been provided in accordance with GAAP. No Lien or similar adverse claim has been filed, and no claim is being asserted, with respect to any such Tax due from any Obligor or with respect to any Project or Eligible Equipment. Any Taxes due and payable by any Obligor or its predecessors in interest in connection with the execution and delivery of this Agreement and the other Transaction Documents and the transfers and transactions contemplated hereby or thereby have been paid or shall have been paid if and when due. Except to the extent provided herein, in the Back-Leverage Transaction Documents or in the Tax Equity Transaction Documents, no Obligor is liable for Taxes payable by any other Person.
(ii)    Each of Borrower, DeveloperCo, and BL HoldCo is and has at all times since its formation been disregarded as an entity separate from Pledgor for United States federal tax purposes, and no election has been filed with respect to such Person to cause such entity to be treated as an association taxable as a corporation for United States federal Tax purposes. Pledgor is a U.S. Person that is not a “tax-exempt entity” (within the meaning of Section 168(h)(2) of the Code). Sponsor is an association taxable as a corporation for Tax purposes.
(iii)    Pledgor is (i) an accrual method taxpayer, (ii) permitted to treat property as “provided” when the property is delivered to or accepted by Pledgor, and (iii) permitted by its method of accounting to use the so-called “3 ½ month rule” under Treasury Regulations Section 1.461-4(d)(6)(ii).
(iv)    Borrower reasonably expects that the applicable counterparty to each Eligible Equipment Supply Agreement will deliver Eligible Equipment under such Eligible Equipment Supply Agreement on or prior to the later of December 31 of the year in which payment for such item of Eligible Equipment is made in full or within 3.5 months after the date on which payment has been made in full (or, in each case, the date on which the first payment has been made, in the case of any payments made in installments) for such item of Eligible Equipment under and in accordance with such Eligible Equipment Supply Agreement.
(J)    Transaction Documents. No Obligor that is party to a Transaction Document nor Sunnova Management has defaulted under the Transaction Documents, and no Loan Party has defaulted, and no event or circumstance has occurred or exists that, with the passage of time or giving of notice of both, would constitute a default, under any other material agreement to which any Loan Party is a party and, to the Borrower’s knowledge, there is no breach or default, and no event or circumstance that has occurred or exists that with the

[***] = Certain information has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the company if publicly disclosed.

passage of time or giving of notice of both, would constitute a breach or default, by a counterparty to any Transaction Documents or any other material agreement to which any Loan Party is a party.
(K)    Accuracy of Information. The written information (other than financial projections, forward looking statements, each Projected Deployment Schedule, and information of a general economic or industry specific nature) that has been made available to the Paying Agent, the Administrative Agent or any Lender by or on behalf of the Borrower or any Affiliate thereof in connection with the transactions hereunder including any written statement or certificate of factual information, when taken as a whole, does not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in the light of the circumstances under which such statements are made (giving effect to all supplements and updates thereto). Each Projected Deployment Schedule delivered to the Administrative Agent and the Lenders was based on good faith estimates and assumptions believed by the Borrower to be reasonable at the time made.
(L)    No Material Adverse Effect. Since the date of delivery of the latest audited financial statements for a fiscal year of SEI pursuant to Section 5.1(A)(i), there has been no Material Adverse Effect.
(M)    Investment Company Act. No Obligor is an “investment company” or an “affiliated person” of or “promoter” or “principal underwriter” for an “investment company” as such terms are defined in the 1940 Act, nor is any Obligor otherwise subject to regulation thereunder and no Obligor relies solely on the exemption from the definition of “investment company” in Section 3(c)(1) and/or 3(c)(7) of the 1940 Act (although such exemptions may be available).
(N)    Covered Fund. No Obligor is a “covered fund” under Section 13 of the Bank Holding Company Act of 1956, as amended
(O)    Properties; Security Interest. The Borrower has good title to all of its properties and assets necessary in the ordinary conduct of its business, free and clear of Liens other than Permitted Liens. Once executed and delivered, the Security Agreement and the Pledge Agreement create, as security for the Obligations, a valid and enforceable and (coupled with this Agreement and the taking of all actions required thereunder and under the Security Agreement and the Pledge Agreement for perfection) perfected security interest in and Lien on all of the Collateral, in favor of the Administrative Agent, for the benefit of the Secured Parties, superior to and prior to the rights of all third persons and subject to no other Liens, except for Permitted Liens. No Loan Party owns any real property.
(P)    Capital Structure. Schedule 4.1(P) shows, for each of SEI, Sponsor, Intermediate Holdco, Pledgor, Borrower, DeveloperCo, BL HoldCo, BL Borrower, each Managing MemberCo and each Project Company, its name, jurisdiction of organization, authorized and issued Equity Interests, holders of its Equity Interests (other than in the case of SEI), in each case, as of the Closing Date. Each such Person holding Equity Interests in

[***] = Certain information has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the company if publicly disclosed.

an Obligor has good title to such Equity Interests, and all such Equity Interests are duly issued, fully paid and non-assessable. The Equity Interests of Borrower, DeveloperCo and BL HoldCo are subject to no Liens other than Liens of the Administrative Agent and the Secured Parties, and there are no outstanding purchase options, warrants, subscription rights, agreements to issue or sell, convertible interests, phantom rights or powers of attorney relating to such Equity Interests.
(Q)    Account Payable. None of Borrower or DeveloperCo has made any material change in its historical accounts payable practices since the Closing Date.
(R)    [Reserved]
(S)    OFAC and Patriot Act. Neither any Obligor nor, to the knowledge of any Obligor, any of its officers, directors or employees appears on the Specially Designated Nationals and Blocked Persons List published by the Office of Foreign Assets Control (“OFAC”) or is otherwise a person with which any U.S. person is prohibited from dealing under the laws of the United States, unless authorized by OFAC. No Obligor conducts business or completes transactions with the governments of, or persons within, any country under economic sanctions administered and enforced by OFAC. No Obligor will directly or indirectly use the proceeds from this Agreement, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person to fund any activities of or business with any person that, at the time of such funding, is the subject of economic sanctions administered or enforced by OFAC, or is in any country or territory that, at the time of such funding or facilitation, is the subject of economic sanctions administered or enforced by OFAC. No Obligor is in violation of Executive Order No. 13224 or the Patriot Act.
(T)    Foreign Corrupt Practices Act. Neither the Obligors nor, to the knowledge of the Obligors, any of its directors, officers, agents or employees, has used any of the proceeds of any Advance (i) for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, (ii) to make any direct or indirect unlawful payment to any government official or employee from corporate funds, (iii) to violate any provision of the U.S. Foreign Corrupt Practices Act of 1977 or similar law of a jurisdiction in which a Obligor conducts its business and to which they are lawfully subject, or (iv) to make any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment.
(U)    Beneficial Ownership Certification. The information included in any Beneficial Ownership Certification delivered by Borrower is true and correct in all respects.
(V)    Financial Statements. The consolidated balance sheets, and related statements of income, cash flow and shareholders equity, of SEI that have been and are hereafter delivered to the Administrative Agent and Lenders, have been and will be prepared in accordance with GAAP, and fairly present in all material respects the financial positions and results of operations of SEI and its Subsidiaries at the dates and for the periods indicated

[***] = Certain information has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the company if publicly disclosed.

subject, in the case of unaudited financial statements, to the absence of footnotes and year-end adjustments.
(W)    Burdensome Contracts. No Obligor is party or subject to any Restrictive Agreement, except as shown on Schedule 4.1(W) (as such Schedule may be updated by Borrower from time to time). No such Restrictive Agreement prohibits the execution, delivery or performance of any Transaction Document by any Obligor or any of their Affiliates that is party to any Transaction Document.
(X)    Insurance. The Collateral and each of the Sunnova Parties is subject to insurance as required under Section 5.1(L) and as required pursuant to each applicable Material Contract, and all such insurance is in full force and effect.
(Y)    Eligible Equipment.
(i)    All equipment which is included in the Aggregate Borrowing Base in connection with any Advance constitutes Eligible Equipment and has been (or will be, concurrently with the making of such Advance) purchased pursuant to the applicable Eligible Equipment Supply Agreement, and such Eligible Equipment Supply Agreement continues to constitute an Eligible Equipment Supply Agreement.
(ii)    All Eligible Equipment is in good operating condition and repair, and all necessary replacements and repairs have been made so that the value and operating efficiency of the Eligible Equipment are preserved at all times.
(iii)    All Eligible Equipment is mechanically, electrically, and structurally sound.
(iv)    All Eligible Equipment is capable of performing the functions for which it was designed, in accordance with manufacturer specifications.
(v)    All manufacturer’s warranties with respect to all Eligible Equipment are in full force and effect and enforceable by the Borrower.
(vi)    All Eligible Equipment (other than Eligible In-Transit Equipment or Eligible Equipment that has not yet been delivered to Borrower or to the applicable Dealer for the benefit of the Borrower, in each case, in accordance with the terms of the applicable Supply Agreement and Purchase Order issued pursuant thereto) is stored in an Approved Warehouse.
(Z)    Material Contracts.
(i)    The services to be performed, the materials to be supplied and the property interests, if any, and other rights granted, in each case pursuant to the Material Contracts: (a) are sufficient to enable the Eligible Equipment (1) to be acquired, owned, stored and maintained by Borrower and DeveloperCo in accordance with Applicable Law and (2) to be ready to be transferred to a Project

[***] = Certain information has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the company if publicly disclosed.

Company in connection with the purchase and sale of a Project under the terms of the Master Purchase Agreement in accordance with the Project Deployment Schedule (and in any event prior to the Maturity Date); and (b) provide adequate ingress and egress for any reasonable purpose in connection with the acquisition, ownership, storage or maintenance of the Eligible Equipment.
(ii)    All Material Contracts relating to the Eligible Equipment that are in effect are listed on Schedule 4.1(Z) (as such Schedule may be updated by the Borrower on each applicable Funding Date). Copies of all Material Contracts as currently in effect have been delivered to Administrative Agent by Borrower. Except as has been previously disclosed in writing to Administrative Agent, none of the Material Contracts has been amended, modified or terminated and each such Material Contract is in full force and effect.
ARTICLE V

COVENANTS
Section 5.1.    Affirmative Covenants. The Borrower covenants and agrees that, until all Obligations (other than contingent obligations not then due) hereunder have been paid in full and the Commitments have been terminated:
(A)    Reporting and Notice Requirements. The Borrower will furnish to the Administrative Agent and each Lender:
(i)    within (a) the earlier of (x) one hundred eighty (180) days after the close of each fiscal year of SEI (beginning with the fiscal year ending December 31, 2019) and (y) such earlier period as required by Applicable Law, the unqualified (provided, however explanatory language added to the auditor’s standard report shall not constitute a qualification) audited financial statements for such fiscal year that include the consolidated balance sheet of SEI and its consolidated subsidiaries as of the end of such fiscal year, the related consolidated statements of income, of stockholders’ equity and of cash flows for such fiscal year, in each case, setting forth comparative figures for the preceding fiscal year (it being acknowledged that such requirement with respect to SEI may be satisfied by the filing of the appropriate report on Form 10-K with the Securities and Exchange Commission), and, beginning with the fiscal year ending December 31, 2019, the assets and liabilities of the Sponsor as of the end of such fiscal year presented in a note or schedule to such financial statements of SEI, and in each case prepared in accordance with GAAP, and audited by a Nationally Recognized Accounting Firm selected by SEI, (b) the earlier of (x) sixty (60) days after the end of each of the first three quarters of its fiscal year and (y) such earlier period as required by Applicable Law, the unaudited consolidated balance sheets and income statements for such fiscal quarter on a year-to-date basis for SEI and its consolidated subsidiaries (it being acknowledged that such requirement with respect to SEI may be satisfied by the filing of the appropriate report on Form 10-Q with the Securities and Exchange Commission) and (c) on the

[***] = Certain information has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the company if publicly disclosed.

date of each such delivery of financial statements pursuant to clause (a) or (b), a Compliance Certificate from a Responsible Officer of Borrower;
(ii)    within one hundred eighty (180) days after the close of each fiscal year of the Borrower (beginning with the fiscal year ending December 31, 2019), the unqualified (provided, however explanatory language added to the auditor’s standard report shall not constitute a qualification) audited financial statements for such fiscal year that include the consolidated balance sheet of the Borrower and its consolidated subsidiaries as of the end of such fiscal year, the related consolidated statements of income, of stockholders’ equity and of cash flows for such fiscal year, in each case, setting forth comparative figures for the preceding fiscal year, in each case prepared in accordance with GAAP, and audited by a Nationally Recognized Accounting Firm selected by the Borrower, and (b) sixty (60) days after the end of each of the first three quarters of its fiscal year, the unaudited consolidated balance sheets and income statements for such fiscal quarter on a year-to-date basis for the Borrower and its consolidated subsidiaries;
(iii)    within one hundred eighty (180) days after the end of each of its fiscal years (beginning with the fiscal year ending December 31, 2019), a report to the Administrative Agent prepared by a Qualified Service Provider containing such firm’s conclusions with respect to an examination of certain information relating to the Loan Parties’ compliance with their respective obligations under the Transaction Documents (including, without limitation, such firm’s conclusions with respect to an examination of the calculations of amounts set forth in the Borrowing Base Report delivered hereunder and the Borrower’s source records for such amounts), in form and substance satisfactory to the Administrative Agent;
(iv)    promptly, and in any event within five (5) Business Days, after the Borrower or any of their ERISA Affiliates knows or has reason to know that an ERISA Event has occurred, deliver to the Lenders a certificate of a responsible officer of the Borrower setting forth the details of such ERISA Event, the action that the Borrower or the ERISA Affiliate proposes to take with respect thereto, and, when known, any action taken or threatened by the Internal Revenue Service, Department of Labor or the Pension Benefit Guaranty Corporation;
(v)    promptly, and in any event within five (5) Business Days, after a Responsible Officer of any Obligor obtains knowledge thereof, notice of (a) the occurrence of any event that constitutes an Event of Default, a Potential Default or a Cash Sweep Event, which notice shall specify the nature thereof, the period of existence thereof and what action the Borrower proposes to take with respect thereto, (b) any other development concerning any litigation, governmental or regulatory proceeding (including environmental law) or labor matter (including ERISA Event) pending or threatened in writing against the (1) any Obligor, (2) SEI or any of its Affiliates or any Material Dealer or any other counterparty to any Material Contract that, in the case of this clause (2), individually or in the aggregate, if adversely

[***] = Certain information has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the company if publicly disclosed.

determined, would reasonably be likely to have a material adverse effect on (x) the ability of such Person or any of its Affiliates to perform their respective obligations under the Material Contracts, (y) the business, operations, financial condition, or assets of such Person or (z) any Eligible Equipment (except to the extent that the Borrower has made a mandatory prepayment of the Advances in connection with such Equipment) or the other Collateral, (c) any material disputes in respect of any Material Contract, (d) any breach or termination of a Material Contract, (e) any casualty, damage or loss, whether or not insured, through fire, theft, other hazard or casualty, or any act or omission of any Sunnova Party or Material Contract Counterparty, or of any other Person if such casualty, damage or loss affects Borrower, DeveloperCo or any Eligible Equipment, in excess of $100,000.00, (f) the initiation of any condemnation proceedings involving any Eligible Equipment, (g) any intentional withholding of compensation by an Obligor to any supplier under any Eligible Equipment Supply Agreements or the applicable counterparty under any Eligible Shipping Agreement or Storage Agreement, (h) any event of force majeure asserted in writing under any Material Contract and, to the extent reasonably requested by Administrative Agent and reasonably available to Borrower, copies of related invoices, statements, supporting documentation, schedules, data or affidavits delivered under the relevant Material Contract in connection with such event of force majeure;
(vi)    promptly, and in any event within five (5) Business Days (A) after receipt thereof by any Sunnova Party, copies of all material notices, requests, and other documents (excluding regular periodic reports) delivered or received by such Sunnova Party under or in connection with the Back-Leverage Transaction Documents or Tax Equity Transaction Documents; (B) after any Sunnova Party obtains knowledge thereof , notice of any breach, default, event of default or failure to satisfy any funding condition under any Back-Leverage Transaction Document or Tax Equity Transaction Document; and (C) after receipt thereof by any Obligor, copies of all material notices, documents and reports delivered or received under or in connection with any Material Dealer Agreement (including any CPA Safe Harbor Amendment), including, but not limited to, the Identifying Documents (as defined therein), inventory count report results, monthly reports identifying and documenting the segregation of Eligible Equipment in a Material Dealer’s possession and any transportation documentation in connection with any movement of Eligible Equipment;
(vii)    subject to any confidentiality requirements of the Securities and Exchange Commission, promptly after receipt thereof by SEI or any Subsidiary thereof, copies of each notice or other correspondence received from the Securities and Exchange Commission concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of SEI or any Subsidiary which could reasonably be expected to result in Material Adverse Effect;

[***] = Certain information has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the company if publicly disclosed.

(viii)    two (2) Business Days prior to each Funding Date and each Payment Date, a Borrowing Base Report as of such Funding Date or Payment Date;
(ix)    within 30 days after any request by the Administrative Agent an updated Consultant Report, or a supplement thereto, from the Technical Advisor, which update or supplement shall be limited in scope to the matters covered in the Consultant Report delivered by the Technical Advisor pursuant to Section 3.1(O) and shall otherwise be in form and substance reasonably acceptable to the Administrative Agent; provided that, unless an Event of Default has occurred and is continuing, (i) only two (2) such requests per calendar year shall be permitted and (ii) only one (1) such request per calendar quarter shall be permitted;
(x)    at least once per calendar month (commencing with January, 2020, for purposes of calculating the Aggregate Borrowing Base prior to the first Payment Date), an updated Eligible Equipment Appraisal relating to all Eligible Equipment;
(xi)    such other reports and information (financial or otherwise) as the Administrative Agent may reasonably request from time to time in connection with any Collateral.
(B)    Records and Storage of Eligible Equipment.
(i)    The Loan Parties shall keep accurate and complete records of Eligible Equipment, including kind, quality, quantity, cost, acquisitions and dispositions thereof, and shall submit to the Administrative Agent, on such periodic basis as the Administrative Agent may reasonably request (but in any event no more than once per month, unless an Event of Default has occurred and is continuing) a current schedule thereof. Promptly upon request, the Loan Parties shall deliver to the Administrative Agent evidence of their ownership or interests in any Eligible Equipment.
(ii)    The Loan Parties shall cause all Eligible Equipment, after physical delivery to the applicable Approved Warehouse pursuant to the terms of the applicable Supply Agreement and Purchase Order (and, if applicable, Eligible Shipping Agreement), until an Eligible Equipment Disposition is completed with respect to such Eligible Equipment, to be (a) held in an Approved Sunnova Warehouse or Approved Trinity Warehouse (other than in the case of Eligible Equipment that is Eligible In-Transit Equipment), with reasonable care and caution, in accordance with applicable standards of any insurance and in conformity with all Applicable Law, (b) segregated from any property owned by any other Person, (c) stored in all material respects in accordance with manufacturer guidelines, installation manuals, operating manuals and other such manufacturer requirements necessary to maintain any manufacturer’s warranty, and (d) identified by serial number as property purchased pursuant to the applicable Eligible Equipment Supply Agreement. Notwithstanding the foregoing, a Loan Party may temporarily move Eligible Equipment to any third-party storage facility upon the Loan Parties’

[***] = Certain information has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the company if publicly disclosed.

determination that there is a reasonably likelihood of imminent material loss, destruction or harm to such Eligible Equipment provided that (x) such Loan Party gives prompt written notice to the Administrative Agent, including the location of the temporary third-party storage facility and the Eligible Equipment (and applicable serial numbers) so removed, and (y) such Eligible Equipment is brought into compliance with subclauses (a) through (d) of this clause (ii) within 30 days of such temporary move (or such later date approved in writing by the Administrative Agent).
(iii)    The Loan Parties shall, to the extent of the Borrower’s and Sponsor’s contractual rights under the applicable Material Dealer Contracts, cause each applicable Material Dealer storing any Eligible Equipment to make current rent payments (within applicable periods provided for in the applicable lease agreement) on their rental obligations at all Approved Dealer Warehouse where any Collateral is located.
(iv)    The Loan Parties shall, to the extent of the Borrower’s and Sponsor’s contractual rights under the Material Dealer Contracts, cause all Material Dealers to store all Eligible Equipment in an Approved Dealer Warehouse (or, in the case of Trinity, in an Approved Trinity Warehouse).
(v)    (a) upon request by the Administrative Agent, the Borrower shall provide the Administrative Agent with copies of (x) all existing agreements and, promptly after execution thereof, all future agreements, between a Loan Party and any landlord, warehouseman, processor, shipper, bailee or other Person that owns any premises at which any Collateral may be kept or that otherwise may possess or handle any Collateral, including each Storage Agreement and (y) all other Material Contracts and (b) upon request by the Administrative Agent, the Borrower shall provide the Administrative Agent with a duly executed copy of a Consent to Assignment with the counterparty to any Eligible Equipment Supply Agreement or Affiliate Transaction Document or, with respect to any Material Dealer Contract, a Step-in Rights Agreement.
(C)    UCC Matters; Protection and Perfection of Security Interests. The Borrower shall notify the Administrative Agent in writing of any change (i) in its legal name, (ii) in its identity or type of organization or corporate structure, or (iii) in the jurisdiction of its organization, in each case, within ten (10) days of such change. The Borrower agrees that from time to time, at its sole cost and expense, it will promptly execute and deliver all further instruments and documents, and take all further action necessary or reasonably required by the Administrative Agent (a) to perfect, protect or more fully evidence the Administrative Agent’s security interest in the Collateral, or (b) to enable the Administrative Agent to exercise or enforce any of its rights hereunder, under the Security Agreement or under any other Loan Document. Without limiting the Borrower’s obligation to do so, the Borrower hereby irrevocably authorizes the filing of such financing or continuation statements, or amendments thereto or assignments thereof, and such other instruments or notices, as may be necessary or reasonably required by the Administrative Agent. The Borrower hereby

[***] = Certain information has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the company if publicly disclosed.

authorizes the Administrative Agent to file one or more financing or continuation statements, and amendments thereto and assignments thereof, naming the Borrower as debtor, relative to all or any of the Collateral now existing or hereafter arising without the signature of the Borrower where permitted by law. A carbon, photographic or other reproduction of the Security Agreement or any financing statement covering the Collateral or any part thereof shall be sufficient as a financing statement.
(D)    Access to Certain Documentation and Information Regarding the Eligible Equipment.
(i)    The Borrower shall, and shall cause each other Obligor and, to the extent of the contractual rights of the Borrower and the Sponsor under the applicable Material Dealer Contracts, each Material Dealer to, permit the Administrative Agent or its duly authorized representatives or independent contractors (including the Appraiser), upon reasonable advance notice to the Borrower, (i) access to documentation that any Obligor and Material Dealer may possess regarding the Collateral, (ii) to visit the Obligors and to discuss their respective affairs, finances and accounts (as they relate to their respective obligations under this Agreement and the other Transaction Documents) their respective officers, and independent accountants (subject to such accountants’ customary policies and procedures), and (iii) to examine the books of account and records of the Obligors and Material Dealers as they relate to the Collateral, to make copies thereof or extracts therefrom, in each case, at such reasonable times and during regular business hours of the applicable Obligor or Material Dealer; provided that, upon the existence of an Event of Default, the Class B Lenders shall have the same rights of access, inspection and examination as the Administrative Agent under this Section 5.1(D). The frequency of the granting of such access, such visits and such examinations, and the party to bear the expense thereof, shall be governed by the provisions of Section 7.13 with respect to the reviews of the Borrower’ business operations described in such Section 7.13. The Administrative Agent (and, as applicable, the Class B Lenders) shall and shall cause their representatives or independent contractors to use commercially reasonable efforts to avoid interruption of the normal business operations of the applicable Obligors and Material Dealers. Notwithstanding anything to the contrary in this Section 5.1(D), (i) none of the Obligors will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (x) constitutes non-financial trade secrets or non-financial proprietary information, (y) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by law or any binding confidentiality agreement, or (z) is subject to attorney-client or similar privilege or constitutes attorney work product and (ii) the Borrower shall have the opportunity to participate in any discussions with the Borrower’s independent accountants.
(ii)    The Borrower shall reimburse the Administrative Agent for all its reasonable and documented charges, costs and expenses in connection with (i)

[***] = Certain information has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the company if publicly disclosed.

examinations of the books and records of any Obligor pursuant to clause (i) or any other financial or Collateral matters as the Administrative Agent reasonably deems appropriate, (ii) appraisals of the Eligible Equipment, and (iii) field examinations, visits and inspections, in each case, other than upon the occurrence and during the continuation of an Event of Default, up to twice per calendar.
(E)    Existence and Rights; Compliance with Laws. The Borrower shall preserve and keep in full force and effect each of its Subsidiary’s limited liability company existence, and any material rights, permits, patents, franchises, licenses and qualifications, except in the case of any of its Subsidiaries (other than DeveloperCo) with the prior written consent of the Administrative Agent (not to be unreasonably withheld, conditioned or delayed). The Borrower shall comply, and cause each of its Subsidiaries to, comply with all applicable laws and maintain in place all permits, licenses, approvals and qualifications required for each of them to conduct its business activities to the extent that the lack of compliance thereof would result in a Material Adverse Effect.
(F)    Books and Records. The Borrower shall maintain, and cause DeveloperCo to maintain, proper and complete financial and accounting books and records. The Borrower shall maintain, and shall cause DeveloperCo to maintain, with respect to Eligible Equipment accounts and records as to each component of Eligible Equipment that are proper, complete, accurate and sufficiently detailed so as to permit (i) the reader thereof to know as of the most recently ended calendar month the status of all Eligible Equipment, and (ii) reconciliation of payments in respect of Projects incorporating Eligible Equipment and the amounts from time to time deposited in respect thereof in DeveloperCo Account and the Proceeds Account.
(G)    Taxes. The Borrower shall pay, or cause to be paid, when due all Taxes imposed upon any Loan Party or any of its properties or which they are required to withhold and pay over, and provide evidence of such payment to the Administrative Agent if requested; provided, that no Loan Party shall be required to pay any such Tax that is being contested in good faith by proper actions diligently conducted if (i) they have maintained adequate reserves with respect thereto in accordance with GAAP and (ii) in the case of a Tax that has or may become a Lien against any of the Collateral, such proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such Tax.
(H)    Maintenance of Properties. The Borrower shall ensure that its and DeveloperCo’s material properties and equipment used or useful in each of their business in whomsoever’s possession they may be, are kept in reasonably good repair, working order and condition, normal wear and tear excepted, and that from time to time there are made in such properties and equipment all needful and proper repairs, renewals, replacements, extensions, additions, betterments and improvements thereto, in each case, to the extent and in the manner customary for companies in similar businesses.
(I)    ERISA. The Borrower shall deliver to the Administrative Agent such certifications or other evidence from time to time prior to the repayment of all Obligations and the termination of all Commitments, as requested by the Administrative Agent in its

[***] = Certain information has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the company if publicly disclosed.

sole discretion, that (i) no Obligor is an “employee benefit plan” as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA or a plan within the meaning of Section 4975 of the Internal Revenue Code, or a “governmental plan” within the meaning of Section 3(32) of ERISA, (ii) no Obligor is subject to state statutes regulating investments and fiduciary obligations with respect to governmental plans, and (iii) assets of the Borrower do not constitute “plan assets” within the meaning of 29 C.F.R. Section 2510.3-101, as modified in application by Section 3(42) of ERISA of any “benefit plan investor” as defined in Section 3(42) of ERISA.
(J)    Use of Proceeds. The Borrower will only use the proceeds of the Class A Advances and the Class B Advances as permitted under Section 2.3.
(K)    Change of State of Organization; Proceeds; Names, Etc. (i) In respect of each Obligor, the Borrower shall notify the Administrative Agent and the Paying Agent in writing of any change (a) in such entity’s legal name, (b) in such entity’s identity or type of organization or corporate structure, or (c) in the jurisdiction of such entity’s organization, in each case, within ten (10) days of such change; and
(ii)    in the event that the Borrower or any Affiliated Entity thereof receives any Net Sale Proceeds or Net Extraordinary Proceeds directly, the Borrower shall hold, or cause such Affiliated Entity to hold, all such Net Sale Proceeds or Net Extraordinary Proceeds in trust for the benefit of the Secured Parties and deposit, or cause such Affiliated Entity to deposit, such amounts into the Proceeds Account, as soon as practicable, but in no event later than two (2) Business Days after its receipt thereof; provided that neither the Borrower nor any Affiliated Entity shall be required to deposit the applicable Net Sale Proceeds into the Proceeds Account in connection with the applicable Eligible Equipment Disposition if, prior to the receipt of such Net Sale Proceeds, the Borrower shall have made a Pre-Sale Deposit with respect to such Eligible Equipment Disposition of an amount equal to such New Sale Proceeds into the Proceeds Account.
(L)    Insurance.
(i)    Each Loan Party shall maintain or cause to be maintained insurance coverage by such insurers and in such forms and amounts and against such risks as set forth in Schedule 5.1(L). Upon the request of the Administrative Agent at any time subsequent to the Closing Date, the Loan Parties shall cause to be delivered to the Administrative Agent a certification evidencing Borrower’s and DeveloperCo’s coverage under any such policies. Unless the Administrative Agent shall agree otherwise, each policy shall include satisfactory endorsements showing the Administrative Agent (for the benefit of the Secured Parties) as sole loss payee and additional named insured.
(ii)    Without limiting the generality of the foregoing, no later than 5 days (or such shorter time period as the Administrative Agent may permit in its sole

[***] = Certain information has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the company if publicly disclosed.

discretion) prior to the date upon which any Loan Party reasonably expects the risk of loss with respect to any Eligible Equipment to be transferred to Borrower or DeveloperCo, as applicable, unless previously delivered to the Administrative Agent, Borrower shall deliver to the Administrative Agent evidence that insurance covering risks and in the amounts required under this Section 5.1(L) has been be procured with respect to such Eligible Equipment prior to such date.
(iii)    Subject to Section 5.1(L)(iv), any proceeds of insurance (other than workers’ compensation or D&O insurance) and any awards arising received by the Loan Parties from condemnation of Collateral shall be paid directly to the Administrative Agent for application in accordance with the terms of this Agreement.
(iv)    Subject in all cases to the Administrative Agent’s prior written approval, Borrower may request in writing, within 15 days after the Administrative Agent’s receipt of any insurance proceeds or condemnation awards relating to any loss or destruction of Eligible Equipment, to use such proceeds or awards to repair or replace such Eligible Equipment (and until so used, the proceeds shall be held by the Administrative Agent as Cash Collateral). Any such request must certify that: (i) no Default or Event of Default exists; (ii) such repair or replacement will be promptly undertaken and concluded, in accordance with plans reasonably satisfactory to the Administrative Agent; (iii) the repaired or replaced Eligible Equipment is free of Liens, other than Permitted Liens; (iv) Borrower complies with disbursement procedures for such repair or replacement as the Administrative Agent may reasonably require; (v) the aggregate amount of such proceeds or awards from any single casualty or condemnation does not exceed $1,000,000; and (vi) (x) if such lost or destroyed Eligible Equipment was 2019 Safe-Harbor Equipment, the applicable replacement Eligible Equipment is 2019 Safe-Harbor Equipment or (y) if such lost or destroyed Eligible Equipment was 2020 Safe-Harbor Equipment, the applicable replacement Eligible Equipment is 2020 Safe-Harbor Equipment.
(M)    Maintenance of Independent Director. The Borrower shall maintain at least one individual to serve as an independent director (an “Independent Director”) of the Borrower, (i) which is not, nor at any time during the past six (6) years has been, (a) a direct or indirect beneficial owner, a partner (whether direct, indirect or beneficial), customer or supplier of the Borrower or any of its Affiliates, (b) a manager, officer, employee, member, stockholder, director, creditor, Affiliate or associate of the Borrower or any of its Affiliates (other than as an independent officer, director, member or manager acting in a capacity similar to that set forth herein), (c) a person related to, or which is an Affiliate of, any person referred to in clauses (a) or (b), or (d) a trustee, conservator or receiver for any Affiliate of the Borrower or any of its Affiliates, (ii) which shall have had prior experience as an independent director for a corporation or limited liability company whose charter documents required the unanimous consent of all independent directors thereof before such corporation or limited liability company could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal or state law relating to bankruptcy, and (iii) which shall have at least three (3) years of

[***] = Certain information has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the company if publicly disclosed.

employment experience with one or more entities with a national reputation and presence that provide, in the ordinary course of their respective businesses, advisory, management or placement services to issuers of securitization or structured finance instruments, agreements or securities, and is currently employed by such an entity. Upon Borrower learning of the death or incapacity of an Independent Director, Borrower shall have 30 calendar days following such death or incapacity to appoint a replacement Independent Director. Any replacement of an Independent Director will be permitted only upon (i) 5 Business Days’ prior written notice to the Administrative Agent and the Lenders, and (ii) the certification of a Responsible Officer of the Borrower to the Administrative Agent and the Lenders that the applicable replacement Independent Director satisfies the criteria set forth in this Section 5.1(M). For the avoidance of doubt, other than in the event of the death or incapacity of an Independent Director, the Borrower shall at all times have an Independent Director and may not terminate any Independent Director without the prior written consent of the Administrative Agent.
(N)    Maintenance of Separate Existence. The Borrower shall, and shall cause DeveloperCo to, take all reasonable steps to continue its identity as a separate legal entity and to make it apparent to third Persons that it is an entity with assets and liabilities distinct from those of the Affiliated Entities or any other Person, and that it is not a division of any of the Affiliated Entities or any other Person. In that regard the Borrower shall, and shall cause DeveloperCo (and in the case of DeveloperCo, each subsequent reference in this Section 5.1(N) shall be deemed to be a reference to DeveloperCo) to:
(i)    maintain its limited liability company existence, make independent decisions with respect to its daily operations and business affairs, not amend, modify, terminate or fail to comply with the provisions of its organizational documents, not merge into or consolidate with any Person, or divide, enter into a plan of division, dissolve, terminate, liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets or change its legal structure, and, other than pursuant to the terms of the limited liability company agreement of the Borrower, not be controlled in making such decisions by any other Affiliated Entity or any other Person;
(ii)    maintain its assets in a manner which facilitates their identification and segregation from those of any of the other Affiliated Entities;
(iii)    except as expressly otherwise permitted hereunder, conduct all intercompany transactions and conduct any other contract or agreement with the other Affiliated Entities upon terms and conditions that are intrinsically fair and substantially similar to those that would be available on an arm’s length basis with unaffiliated third parties;
(iv)    not assume or guarantee any obligation of any of the other Affiliated Entities, nor have any of its obligations assumed or guaranteed by any other Affiliated Entity, pledge its assets for the benefit of any other Affiliated Entity, or hold itself

[***] = Certain information has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the company if publicly disclosed.

out as responsible for the debts of any other Affiliated Entity or for the decisions or actions with respect to the business and affairs of any other Affiliated Entity;
(v)    except as expressly otherwise permitted hereunder or contemplated under any of the other Loan Documents, not permit the commingling or pooling of its funds or other assets with the assets of any other Affiliated Entity or make any loans or advances to any other Affiliated Entity;
(vi)    maintain separate deposit and other bank accounts to which no other Affiliated Entity has any access;
(vii)    compensate (either directly or through reimbursement of its allocable share of any shared expenses) all employees, consultants and agents, and Affiliated Entities, to the extent applicable, for services provided to the Borrower by such employees, consultants and agents or Affiliated Entities, in each case, either directly from the Borrower’s own funds or indirectly through documented capital contributions from Sponsor or any other direct or indirect parent of the Borrower;
(viii)    have agreed with each of the other relevant Affiliated Entities to allocate among themselves, through documented intercompany transactions, including documented capital contributions from Sponsor or any other direct or indirect parent of the Borrower, shared overhead and corporate operating services and expenses (including the services of shared employees, consultants and agents and reasonable legal and auditing expenses) on the basis of actual use or the value of services rendered, and otherwise on a basis reasonably related to actual use or the value of services rendered;
(ix)    pay for its own account, directly from the Borrower’s own funds or indirectly through documented capital contributions from Sponsor or any other direct or indirect parent of the Borrower, its own liabilities, including, without limitation, for accounting and payroll services, rent, lease and other expenses (or its allocable share of any such amounts provided by one or more other Affiliated Entity) and not have such liabilities or operating expenses (or the Borrower’s allocable share thereof) paid by any of the Affiliated Entities; provided, that Sponsor or another Affiliated Entity shall be permitted to pay the initial organizational expenses of the Borrower;
(x)    conduct its business (whether in writing or orally) solely in its own name through its duly authorized officers, employees and agents, hold itself out to the public as a legal entity separate and distinct from any other Affiliated Entity, and correct any known misunderstanding regarding its separate identity;
(xi)    maintain a sufficient number of employees in light of its contemplated business operations, and maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations;

[***] = Certain information has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the company if publicly disclosed.

(xii)    maintain its books, records, resolutions and agreements as official records, and shall maintain all of its books, records, financial statements and bank accounts separate from those of any other Affiliated Entity, and shall not permit its assets to be listed on the financial statement of any other Affiliated Entity; provided, however, that the Borrower’s assets may be included in a consolidated financial statement of its affiliates provided that (i) appropriate notation shall be made on such consolidated financial statements to indicate the separateness of Borrower and such affiliates and to indicate that the Borrower’s assets and credit are not available to satisfy the debts and other obligations of such affiliates or any other Person and (ii) such assets shall be listed on the Borrower’s own separate balance sheet;
(xiii)    except as provided in the limited liability company agreement of the Borrower, not acquire obligations or securities of any other Affiliated Entities, or identify its members or the other Affiliated Entities, as applicable, as a division or part of it;
(xiv)    file its own tax returns unless prohibited by Applicable Law from doing so (except that the Borrower may file or may include its filing as part of a consolidated federal tax return, to the extent required and/or permitted by Applicable Law, provided that, there shall be an appropriate notation indicating the separate existence of the Borrower and its assets and liabilities; and
(xv)    otherwise practice and adhere to corporate formalities such as complying with its organizational documents and member resolutions, the holding of regularly scheduled meetings of members, use stationery, invoices and checks separate from those of any other Affiliated Entity, and maintaining complete and correct books and records and minutes of meetings and other proceedings of its members.
(O)    Deposits into the Accounts.
(i)    Net Extraordinary Proceeds. The Borrower shall direct, or cause to be directed, all Net Extraordinary Proceeds to be deposited directly to the Proceeds Account. Without limitation of the foregoing or Section 5.1(K)(ii), Borrower shall cause all Revised Purchase Price Amounts to be liquidated to cash.
(ii)    BL Distributions. The Borrower shall direct, or cause to be directed, all BL Distributions and Project Sale Proceeds to be deposited directly to the DeveloperCo Account.
(iii)    Project Sale Proceeds and Net Sale Proceeds.
(a)    The Borrower shall direct, or cause to be directed, all Net Sale Proceeds (other than Project Sale Proceeds constituting Net Sale Proceeds) to be deposited directly to the Proceeds Account. The Borrower shall direct, or cause to be directed, all Project Sale

[***] = Certain information has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the company if publicly disclosed.

Proceeds constituting Net Sale Proceeds to be deposited into the Proceeds Account no later than one (1) Business Day following DeveloperCo’s receipt of such Project Sale Proceeds; provided that the Borrower shall not be required to direct, or cause to be directed, the applicable Net Sale Proceeds to be deposited into the Proceeds Account in connection with the applicable Eligible Equipment Disposition if, prior to the receipt of such Net Sale Proceeds, the Borrower shall have made a Pre-Sale Deposit with respect to such Eligible Equipment Disposition of an amount equal to such Net Sale Proceeds into the Proceeds Account.
(b)    Except during any Cash Sweep Period, no later than one (1) Business Day following any receipt of Net Sale Proceeds by Borrower, DeveloperCo or any Affiliated Entity, the Borrower will deposit (or cause to be deposited) directly into the Proceeds Account, an amount no less than [***]% of such Net Sale Proceeds, for further application in accordance with Sections 2.7 and Section 2.9(C); provided that the Borrower shall not be required to deposit, or cause to be deposited, the applicable Net Sale Proceeds into the Proceeds Account in connection with the applicable Eligible Equipment Disposition if, prior to the receipt of such Net Sale Proceeds, the Borrower shall have made a Pre-Sale Deposit with respect to such Eligible Equipment Disposition of an amount equal to such Net Sale Proceeds into the Proceeds Account.
(c)    During any Cash Sweep Period, no later than one (1) Business Day following any receipt of Net Sale Proceeds by Borrower, DeveloperCo or any Affiliated Entity, the Borrower will deposit (or cause to be deposited) directly into the Proceeds Account, an amount no less than [***]% of such Net Sale Proceeds, for further application in accordance with Sections 2.7 and Section 2.9(D); provided that the Borrower shall not be required to deposit, or cause to be deposited, the applicable Net Sale Proceeds into the Proceeds Account in connection with the applicable Eligible Equipment Disposition if, prior to the receipt of such Net Sale Proceeds, the Borrower shall have made a Pre-Sale Deposit with respect to such Eligible Equipment Disposition of an amount equal to [***]% of such Net Sale Proceeds into the Proceeds Account.
(P)    Hedging. The Borrower shall collectively at all times satisfy the Hedge Requirements.
(Q)    Government Approvals. The Borrower shall promptly obtain all orders, consents, authorizations, approvals, licenses and validations of, or file recordings, register with, or obtain exemption from, any Governmental Authority (including any such orders,

[***] = Certain information has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the company if publicly disclosed.

consents, authorizations, approvals, licenses or validations affecting any Collateral, including the manufacture, distribution or disposition of Eligible Equipment) required as a condition to the performance of its obligations under any Transaction Document.
(R)    Compliance with Contractual Obligations. The Borrower shall (a) comply with each Material Contract to which it is a party, (b) maintain in full force and effect each Material Contract to which it is a party and (c) take such action as may be necessary to enforce its material rights and obligations under each Material Contract to which it is a party and the material covenants thereof in accordance with the terms thereof.
(S)    Subsidiary Distributions. The Borrower shall (i) subject to clause (ii), cause each of its Subsidiaries to make and apply the maximum amount of cash distributions permitted pursuant to the Project Company Operating Agreements and the Back-Leverage Transaction Documents and (ii) make all Upstream Payments from BL HoldCo to Borrower.
(T)    Host Customer Pipeline. The Borrower shall maintain a list of Host Customer Agreements that have been executed by Sponsor or its Affiliates, or a Dealer for the benefit of Sponsor or its Affiliates and have not yet been conveyed to DeveloperCo and covering Projects with an aggregate installed capacity of no less than [***]MW DC during 2020, [***]MW DC during 2021 and [***]MW DC during 2022 and shall include such information in each Borrowing Base Report.
(U)    DeveloperCo Account.
(i)    The Borrower shall cause DeveloperCo to maintain a cash balance in the DeveloperCo Account of no less than $[***] as measured at 5:00 P.M. Houston, Texas time daily on each Business Day.
(ii)    The Borrower shall, and shall cause the Obligors, to use commercially reasonable efforts to make payments of obligations related to the Collateral (including rent obligations in accordance with the Storage Agreement to which Borrower is a party; payments under Eligible Shipping Agreements; and payments to Material Dealers employing Eligible Equipment) directly from the DeveloperCo Account.
(iii)    Within five (5) Business Days of the last day of each calendar month, the Borrower shall provide a report to the Administrative Agent reflecting the transfers from the DeveloperCo Account (including, in the case of distributions to Sponsor from the DeveloperCo Account permitted pursuant to Section 5.2(E), reasonable detail on the intended use of the applicable distributed amounts) during the period since the prior report delivered by Borrower pursuant to this Section 5.1(U)(iii), including without limitation, fees or other amounts paid to each Dealer, rent and other amounts paid to CED (or any other counterparty under a Storage Agreement), amounts paid under Eligible Shipping Agreements and, to the extent applicable, the next three (3) largest expenses.

[***] = Certain information has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the company if publicly disclosed.

(V)    Beneficial Ownership Certification. Promptly following any request therefor, the Borrower shall provide such information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” requirements under the Patriot Act, the Beneficial Ownership Regulation or other applicable anti-money laundering laws.
(W)    Post-Closing Covenants.
(i)    Hedge Requirements. No later than five (5) Business Days following the Closing Date, the Borrower shall be in compliance with all applicable Hedge Requirements and the Administrative Agent shall have received duly executed copies of each Hedge Agreement and, if applicable, a duly executed copy of each Secured Hedge Counterparty Joinder.
(ii)    BALIA Tax Equity Transaction. No later than ten (10) Business Days following the Closing Date, the Borrower shall have delivered to the Administrative Agent Tax Equity Transaction Documents and a Tax Equity Consent with BAL Investment and Advisory, Inc., in each case in form and substance satisfactory to the Administrative Agent.
(iii)    Trinity. No later than five (5) Business Days following the Closing Date, the Borrower shall have delivered to the Administrative Agent an agreement among Trinity, Borrower and Sponsor addressing the substance of the form of CPA Safe Harbor Amendment set forth in Exhibit J and the Trinity ROFR Letter, in each case in form and substance satisfactory to the Administrative Agent.
(iv)    JPM Acknoowledgment of Assignment of LC Proceeds. No later than ten (10) Business Days following the Closing Date, the Borrower shall have delivered to the Administrative Agent an acknowledgement of the Borrower’s assignment of each letter of credit delivered under the Supply Agreements, executed by the issuing bank, in form and substance satisfactory to the Administrative Agent.
(v)    Other Conditions Precedent. In the event that any of the conditions precedent set forth in Sections 3.1 or 3.2 are not satisfied on the date hereof with respect to the Closing Date or the first Funding Date, as reasonably determined by the Administrative Agent, the Borrower shall satisfy such conditions precedent no later than ten (10) Business Days following the Closing Date.
(vi)    TCB Account. The Borrower shall cause DeveloperCo (i) by no later than 5 Business Days following the Closing Date, to deliver an account control agreement, in form and substance satisfactory to the Administrative Agent, with respect to the TCB Account and (ii) by no later than 30 days following the Closing Date, to close the TCB Account and transfer all amounts then on deposit in the TCB Account into the DeveloperCo Account.

[***] = Certain information has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the company if publicly disclosed.

Section 5.2.    Negative Covenants. The Borrower covenants and agrees that, until all Obligations (other than contingent obligations not then due) hereunder have been paid in full, the Borrower will not:
(A)    Business Activities. Conduct any business other than:
(i)    the acquisition, transportation, storage and distribution of Equipment and the performance by the Borrower of all of its obligations under the Transaction Documents;
(ii)    the preparation, execution and delivery of any and all other documents and agreements as may be required in connection with the performance of the activities of the Borrower approved above; and
(iii)    to engage in any lawful act or activity and to exercise any powers permitted under the Delaware Limited Liability Company Act that are reasonably related, incidental, necessary, or advisable to accomplish the foregoing;
(B)    Sales, Liens, Etc.
(i)    Except as permitted hereunder (x) sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Lien upon or with respect to, the Collateral or any portion thereof, or upon or with respect to the Paying Agent Accounts or the DeveloperCo Account, or assign any right to receive income in respect thereof or (y) create or suffer to exist any Lien upon or with respect to any of its properties, whether now owned or hereafter acquired, or assign any right to receive income, to secure or provide for the payment of any Indebtedness of any Person or for any other reason; provided that notwithstanding anything to the contrary herein, this Section 5.2(B) shall not prohibit any Lien that constitutes a Permitted Lien.
(ii)    Make, or permit DeveloperCo to make, any Asset Disposition or otherwise sell, lease or otherwise dispose of any Eligible Equipment without the prior written consent of the Administrative Agent, other than (x) from Borrower to DeveloperCo, on a “first-in, first-out” basis, pursuant to the Equipment Sourcing Agreement or (y) by DeveloperCo pursuant to a Permitted Asset Disposition.
(iii)    No Loan Party shall return any Eligible Equipment to a supplier, vendor or other Person, whether for cash, credit or otherwise, without the prior written consent of the Administrative Agent.
(C)    Indebtedness. Incur or assume, or permit DeveloperCo to incur or assume, any Indebtedness, except Permitted Indebtedness.
(D)    Loans and Advances. Make, or permit DeveloperCo to make, any loans or advances to any Person.

[***] = Certain information has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the company if publicly disclosed.

(E)    Dividends, Etc. Except for Upstream Payments made by BL Borrower, BL HoldCo or DeveloperCo in accordance with this Agreement, declare or make, or permit DeveloperCo, BL Borrower or BL HoldCo to declare or make, any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any interest in Borrower, or purchase, redeem or otherwise acquire for value any interest in the Affiliated Entities or any rights or options to acquire any such interest to any Person that is not the Borrower, other than (1) distributions of cash by the Borrower in accordance with Section 2.7(B)(xiv), (2) a distribution by the Borrower on the Closing Date to reimburse the Sponsor for the payment of the invoiced purchase price in respect of Eligible Equipment and (3) so long as the DeveloperCo Distribution Conditions are satisfied, other distributions by DeveloperCo to Sponsor with available funds on deposit in the DeveloperCo Account that are not otherwise required to be deposited into the Proceeds Account.
(F)    Mergers, Etc. Merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) (except Permitted Asset Dispositions) to, or acquire all or substantially all of the assets of, any Person, or permit DeveloperCo to do any of the foregoing, except in connection with an acquisition or sale where all Obligations have been paid in full with all accrued but unpaid interest thereon and any related Liquidation Fees.
(G)    Investments. Make or permit DeveloperCo to make any Investment other than Permitted Investments; provided that in connection with and prior to the formation of any subsidiary following the Closing Date, the Borrower shall deliver to the Administrative Agent and the Lenders an updated Schedule 1.1(f) and, if applicable, a Tax Equity Consent.
(H)    Change in Organizational Documents. Amend, modify or otherwise change any of the terms or provisions in its organizational documents as in effect on the date hereof without the consent of the Administrative Agent, the Majority Lenders and, to the extent such amendment, modification or change could reasonably be expected to materially and adversely affect the Class B Lenders in a manner disproportionate to the Class A Lenders, the Majority Class B Lenders or permit DeveloperCo to do any of the foregoing.
(I)    Transactions with Affiliates. Enter into, or be a party to, any transaction with any of its Affiliates, except (i) the transactions contemplated by the Loan Documents, (ii) the Affiliate Transaction Documents, (iii) the other Transaction Documents as in effect on the Closing Date, (iv) any other transactions (including the lease of office space or computer equipment or software by the Borrower from an Affiliate and the sharing of employees and employee resources and benefits) (a) in the ordinary course of business or as otherwise permitted hereunder, (b) pursuant to the reasonable requirements and purposes of the Borrower’s business and (c) upon fair and reasonable terms (and, to the extent material, pursuant to written agreements) that are consistent with market terms for any such transaction, (v) employment and severance arrangements and health, disability and similar insurance or benefit plans between the Borrower and its directors, officers, employees in the ordinary course of business, and (v) the payment of customary fees and reasonable out

[***] = Certain information has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the company if publicly disclosed.

of pocket costs to, and indemnities provided on behalf of, directors, managers, consultants, officers and employees of any parent entity of the Borrower to the extent attributable to the ownership or operation of the Borrower or permit DeveloperCo to do any of the foregoing.
(J)    Addition, Termination or Substitution of Accounts. Add, terminate or substitute, or consent to the addition, termination or substitution of, the Proceeds Account, the Debt Service Reserve Account or the DeveloperCo Account unless the Administrative Agent, the Majority Lenders and the Majority Class B Lenders shall have consented thereto (consent by the Majority Class B Lenders to not be unreasonably withheld, conditioned or delayed if otherwise approved by the Administrative Agent; provided that if the Majority Class B Lenders have not affirmatively disapproved such addition, termination or substitution in writing within five (5) Business Days of receiving notice of such addition, termination or substitution and the Administrative Agent has otherwise approved such addition, termination or substitution, such addition, termination or substitution shall be deemed approved) after having received at least thirty (30) days’ prior written notice thereof. Notwithstanding the foregoing, the Borrower neither has nor shall have any control over the Paying Agent Accounts.
(K)    Cash Proceeds. (i) Deposit, or permit DeveloperCo, BL Borrower or BL HoldCo to deposit, at any time BL Distributions, Net Sale Proceeds or Net Extraordinary Proceeds into any bank account other than in accordance with Section 5.1(O), (ii) permit the assets of any Person (other than the Borrower) to be deposited into the Proceeds Account or the Debt Service Reserve Account or (iii) permit the assets of any Person (other than the DeveloperCo and, to the extent of Net Sale Proceeds, Borrower) to be deposited into the DeveloperCo Account.
(L)    Amendments to Material Contracts, Tax Equity Financing Documents and Backleverage Transaction Documents. Without the consent of the Administrative Agent, amend, modify or otherwise change any of the terms or provisions of any Material Contract, Tax Equity Transaction Document or Backleverage Transaction Document other than:
(i)    supplements identifying Eligible Equipment to be transferred pursuant to and in accordance with the Contribution Agreement, the Equipment Contract and Sourcing Agreement and the Master Purchase Agreements;
(ii)    amendments, supplements or other changes with respect to (1) any Tax Equity Financing Document, (2) any Back-Leverage Transaction Document, (3) any Eligible Shipping Agreement, (4) any Eligible Equipment Supply Agreement (excluding any Purchase Order and excluding the price or the timing for payment or delivery of any Eligible Equipment or any credit support obligations of any supplier), (5) any Storage Agreement (excluding the term of such Storage Agreement or the amount of rent payment obligations) or (6) any Material Dealer Agreement (excluding any amendment that would modify the terms of the CPA Safe Harbor Amendment), in the case of each of (1) through (6) that could not reasonably be expected to have a Material Adverse Effect or a material adverse effect on the value

[***] = Certain information has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the company if publicly disclosed.

of the Collateral or the amount of Net Sale Proceeds to be received in connection with any Eligible Equipment Disposition.
(M)    Bankruptcy of Tax Equity Parties. Without the consent of the Administrative Agent, the Borrower shall not, directly or indirectly, cause the institution of bankruptcy or insolvency proceedings against a Project Company.
(N)    Tax Status. Become, or permit DeveloperCo or BL HoldCo (nor any Subsidiary thereof) to become, other than an entity disregarded as separate from a U.S. Person that is not a tax-exempt entity (within the meaning of Section 168(h)(2) of the Code).
(O)    Restrictions on Upstream Payments. Create or suffer to exist any encumbrance or restriction on the ability of DeveloperCo to make an Upstream Payment, except for restrictions under the Loan Documents or under Applicable Law.
(P)    Restrictions on Payment of Certain Debt. Make, or permit DeveloperCo to make, any payments (whether voluntary or mandatory, or a prepayment, redemption, retirement, defeasance or acquisition) with respect to any Indebtedness (other than the Obligations) prior to its due date under the agreements evidencing such Indebtedness as in effect on the Closing Date or the date such Indebtedness was entered into (or as amended or replaced thereafter with the prior written consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed)).
(Q)    Subsidiaries. Form or acquire any direct Subsidiary after the Closing Date or permit any existing direct Subsidiary to issue any additional Equity Interests, other than to the extent that the foregoing would constitute a Permitted Investment.
(R)    Restrictive Agreements. Become, or permit any Sunnova Party to become, a party to any Restrictive Agreement, except (a) in the case of BL HoldCo and BL Borrower, the Back-Leverage Transaction Documents, (b) in the case of a Managing MemberCo, Project Company or Developer, the applicable Tax Equity Transaction Documents, or (c) a Restrictive Agreement set forth in Schedule 4.1(W).
(S)    Swaps. Enter into, or permit DeveloperCo to enter into, any Swap, except pursuant to the Hedging Requirements.
(T)    New Material Contracts. (x) Enter into, or permit DeveloperCo or Sunnova Management to enter into, any new Material Contract (other than Eligible Shipping Agreements) after the Closing Date unless Borrower has delivered a Consent to Assignment from each counterparty under such Material Contract, (y) enter into, or permit its Subsidiaries to enter into, any new Limited Liability Company Agreement, Master Purchase Agreement or similar Tax Equity Financing Document unless Borrower has delivered a Tax Equity Consent from the applicable Tax Equity Investor in form and substance satisfactory to the Administrative Agent or (z) enter, or permit any Sunnova Entity to enter into, into any Material Dealer Contract after the Closing Date unless Borrower delivers a Step-in Rights

[***] = Certain information has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the company if publicly disclosed.

Agreement from the applicable Material Dealer under such Material Dealer Contract within sixty (60) days of such Sunnova Entity’s entry into such Material Dealer Contract.
(U)    Accounts. Disburse funds from any Paying Agent Account or the DeveloperCo Account other than in accordance with this Agreement.
(V)    Real Estate. Own any real property or permit any Eligible Equipment to be treated as a fixture, or permit DeveloperCo to do any of the foregoing.
(W)    TCB Account. Borrower shall not, and shall not permit DeveloperCo to, make any distributions or other transfers from the TCB Account other than transfers in respect of payments due and owing to Dealers pursuant to the applicable Dealer Contracts.

ARTICLE VI

EVENTS OF DEFAULT
Section 6.1.    Events of Default. The occurrence of any of the following specified events shall constitute an event of default under this Agreement (each, an “Event of Default”):
(A)    Non-Payment. (i) The Borrower shall fail to make any required payment of principal (including any payment required to be made to cure a Class A Borrowing Base Deficiency or a Class B Borrowing Base Deficiency) or interest when due hereunder and such failure shall continue unremedied for two (2) Business Days after the day such payment is due or (ii) the Borrower shall fail to pay the Aggregate Outstanding Advances by the Maturity Date, or (iii) the Borrower shall fail to make any required payment on any other Obligation when due hereunder or under any other Loan Document and such failure under this sub-clause (iii) shall continue unremedied for five (5) Business Days after the earlier of (a) written notice of such failure shall have been given to the Borrower by the Administrative Agent or any Lender or (b) the date upon which a Responsible Officer of the Borrower obtained knowledge of such failure.
(B)    Representations. Any representation or warranty made or deemed made by any Obligor herein or in any other Loan Document (after giving effect to any qualification as to materiality set forth therein, if any) (other than Section 4.1(L) as it relates to the Sponsor) shall prove to have been inaccurate in any material respect when made and such defect, to the extent it is capable of being cured, is not cured within thirty (30) days from the earlier of the date of receipt by the Borrower or such Obligor of written notice from the Administrative Agent of such failure by the applicable Obligor.
(C)    Covenants. Any Sunnova Party shall fail to perform or observe (i) any covenant contained in Sections 5.1(A)(iv)(a), 5.1(A)(vii), 5.1(B)(i), (ii) or (iii), 5.1(W) or 5.2 or the Sponsor shall fail to be in compliance with the Financial Covenants, (ii) any covenant contained in Section 5.1(U)(i) which, in the case of this clause (ii), has not been

[***] = Certain information has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the company if publicly disclosed.

cured within fifteen (15) days from the earlier of the date of receipt by the Borrower or such Sunnova Party of written notice from the Administrative Agent or any Lender of such failure by the applicable Sunnova Party or the date upon which a Responsible Officer of the Borrower obtained knowledge of such failure or (iii) any other term, covenant or agreement contained in this Agreement or any other Loan Document or any other material term, covenant or agreement contained in any other Transaction Document which, in the case of this clause (iii), has not been cured within thirty (30) days from the earlier of the date of receipt by the Borrower or such Sunnova Party of written notice from the Administrative Agent of such failure by the applicable Sunnova Party.
(D)    Validity of Loan Documents. This Agreement, any other Loan Document or any Affiliate Transaction Document shall (except in accordance with its terms), in whole or in part, cease to be (i) in full force and effect and/or (ii) the legally valid, binding and enforceable obligation of any applicable Obligor.
(E)    Insolvency Event. An Insolvency Event shall have occurred with respect to any Obligor, Sunnova Management or any Tax Equity Investor.
(F)    Repudiation of Loan Documents. (i) Sponsor, Pledgor or any of their Affiliates party to an Affiliate Transaction Document repudiates, revokes or attempts to revoke the Sponsor Guaranty, Pledge Agreement or any other Affiliate Transaction Document; or (ii) an Obligor denies or contests the validity or enforceability of any Loan Documents or Affiliate Transaction Document, or the perfection or priority of any Lien granted to the Administrative Agent;
(G)    ERISA Event. Either (i) any ERISA Event shall have occurred or (ii) the assets of the Borrower become subject to Title I of ERISA, Section 4975 of the Internal Revenue Code, or, by reason of any investment in the Borrower by any governmental plan, as the case may be, any other federal, state, or local provision similar to Section 406 of ERISA or Section 4975 of the Internal Revenue Code.
(H)    Borrowing Base Deficiency. A Class A Borrowing Base Deficiency or a Class B Borrowing Base Deficiency continues for more than two (2) Business Days.
(I)    Security Interest. The Administrative Agent, for the benefit of the Lenders, ceases to have a first priority perfected security interest in Collateral having a value in excess of $250,000 and such failure shall continue unremedied for more than five (5) Business Days unless such Liens with a higher priority than the Administrative Agent’s Liens are Permitted Liens; provided that if such cessation in security interest is due to the Administrative Agent’s actions, then no Event of Default shall be deemed to occur under this Section 6.1(I).
(J)    Judgments. There shall remain in force, undischarged, unsatisfied, and unstayed for more than thirty (30) consecutive days, any final non-appealable judgment against any Loan Party or Pledgor in excess of $250,000 or the Sponsor in excess of

[***] = Certain information has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the company if publicly disclosed.

$1,000,000, in each case over and above the amount of insurance coverage available from a financially sound insurer that has not denied coverage.
(K)    1940 Act. Any Obligor becomes, or becomes controlled by, an entity required to register as an “investment company” under the 1940 Act.
(L)    Hedging. Failure of the Borrower to maintain Hedge Agreements satisfying the Hedge Requirements and such failure continues for five (5) Business Days or any Hedge Counterparty ceases to be a Qualifying Hedge Counterparty and such Hedge Counterparty is not replaced with a Qualifying Hedge Counterparty within ten Business Days.
(M)    Change of Control. The occurrence of a Change of Control.
(N)    Sponsor Material Adverse Effect. A representation or warranty made or deemed made by the Borrower pursuant to Section 4.1(L) hereof regarding the Sponsor shall prove to have been inaccurate in any material respect when made and such defect, to the extent it is capable of being cured, is not cured within ninety (90) days from the earlier of the date of receipt by the Borrower of written notice from the Administrative Agent of such failure by the Borrower.
(O)    Cross Default. The occurrence of (i) an “Event of Default” under any Back-Leverage Transaction Document, (ii) any breach, default, event of default of any Sunnova Party or any failure by a Project Company to make a purchase price payment, in excess of $50,000, in each case in accordance with the terms of the applicable Tax Equity Transaction Documents and to the extent such failure shall continue unremedied for more than five (5) Business Days or (iii) any breach or default of an Obligor under any instrument or agreement to which it is a party or by which it or any of its properties is bound, relating to any Indebtedness (other than the Obligations), with respect to Sponsor, and with respect to any other Obligor, if, with respect to Sponsor, the maturity of or any payment with respect to such Indebtedness is actually accelerated or demanded due to such breach and, with respect to any other Obligor, the maturity of or any payment with respect to such Indebtedness may be accelerated or demanded due to such breach.
(P)    Eligible Equipment Dispositions. Borrower fails to repay in full in cash the Advances with respect to (i) [***]% of the total 2019 Safe-Harbor Equipment by July 31, 2020, (ii) [***]% of the total 2019 Safe-Harbor Equipment by December 31, 2020 or (iii) [***]% of the total 2019 Safe-Harbor Equipment by June 30, 2021, in each case paid in a proportion at least equal to [***]% of the required payment from Project Sale Proceeds.
(Q)    Impairment of Collateral. (i) A loss, theft, damage or destruction occurs with respect to any Collateral if the amount not covered by insurance exceeds $250,000; or (ii) any material portion of the Collateral is taken or impaired through condemnation;
(R)    Breach of Material Contract. Except to the extent permitted pursuant to the Loan Documents, (i) any Material Dealer Agreement, any Eligible Equipment Supply Agreement or any Storage Agreement shall at any time for any reason cease to be valid and

[***] = Certain information has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the company if publicly disclosed.

binding or in full force and effect or shall be materially impaired (in each case, except at the end of its term in accordance with its terms and not related to any default thereunder) or (ii) any supplier under an Equipment Supply Agreement shall fail to deliver the applicable Equipment by the applicable Guaranteed Delivery Date (other than an immaterial portion thereof).
Section 6.2.    Remedies. If any Event of Default shall then be continuing, the Administrative Agent (i) may, in its discretion, or (ii) shall, upon the written request of the Majority Lenders, by written notice to the Borrower and the Lenders, take any or all of the following actions, without prejudice to the rights of the Administrative Agent or any Lender to enforce its claims against the Borrower in any manner permitted under applicable law:
(A)    declare the Commitments terminated, whereupon the Commitment of each Lender shall forthwith terminate immediately without any other notice of any kind;
(B)    declare the principal of and any accrued interest in respect of the Class A Advances, the Class B Advances and all other Obligations owing hereunder and thereunder to be, whereupon the same shall become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; provided, that, upon the occurrence of an Insolvency Event with respect to the Borrower, the principal of and any accrued interest in respect of the Advances and all other Obligations owing hereunder shall be immediately due and payable without any notice to the Borrower or Lenders;
(C)    foreclose on and liquidate the Collateral, and pursue all other remedies available under the Security Agreement, the Pledge Agreement, the Sponsor Guaranty and the other Loan Documents.
Section 6.3.    Class B Lender Purchase Option. (A) If an Event of Default other than an Event of Default described in Section 6.1(E) shall occur and be continuing and the Administrative Agent shall not have declared all Obligations under this Agreement or any of the other Loan Documents to be immediately due and payable, the Class B Lenders shall have the option at any time to purchase all (but not less than all) of the Class A Advances then outstanding and all related Obligations owing by the Borrower to the Class A Lenders (solely in such capacity) from the Class A Lenders (the “Class B Lender Purchase Option”) with the consent of all the Class A Lenders. At any time that the Class B Lender Purchase Option is available to the Class B Lenders, any Class B Lender may request that the Class A Lenders provide such Class B Lender with a statement setting forth the aggregate amount of all the Class A Advances then outstanding and all related Obligations owed by the Borrower to the Class A Lenders (solely in such capacity), separately itemizing the portion of such Obligations constituting interest payable at the Default Rate. Within ten (10) Business Days after the receipt of such statement, the requesting Class B Lender may provide irrevocable written notice to the Class A Lenders (which may be given to the Administrative Agent, and which the Administrative Agent shall forward forthwith to the Class A Lenders) specifying that such Class B Lender elects to exercise the Class B Lender Purchase Option (such irrevocable written notice, the “Election Notice”). Upon receipt of such Election Notice, the Class A Lenders shall promptly notify such Class B Lender whether the Class A Lenders will consent to a sale If any or

[***] = Certain information has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the company if publicly disclosed.

all of the Class B Lenders shall have elected to exercise the Class B Lender Purchase Option and the Class A Lenders shall have consented to a sale , the Class A Lenders and applicable Class B Lenders shall, on a date that is reasonably convenient to the Class A Lender and the Class B Lenders within fifteen (15) Business Days after the delivery of the Election Notice, and make such purchase and sale in accordance with Section 6.3(C).
(B)    If (i) an Event of Default other than any Event of Default referred to in clause (ii) below shall occur and be continuing and the Majority Lenders shall have declared an Event of Default that has not been waived or (ii) an Event of Default under any of Sections 6.1(A), 6.1(E) or 6.1(O) (other than 6.1(O)(i) so long as (1) the applicable “Event of Default” under the Backleverage Transaction Documents is susceptible to cure and BL Borrower and the lenders under the Backleverage Transaction Documents are using reasonable efforts to cure or waive such “Event of Default” and (2) the applicable “Event of Default” under the Back-Leverage Transaction Documents is continuing for no longer than 30 days) shall occur and be continuing, the Class B Lenders shall have the right at any time to exercise the Class B Lender Purchase Option by requesting from the Class A Lenders a statement setting forth the aggregate amount of all the Class A Advances then outstanding and all related Obligations and delivery of an Election Notice within ten (10) Business Days after receipt of such statement, all as described in Section 6.3(A). If one or more Class B Lenders delivers an Election Notice, on the date specified by such Class B Lenders in such Election Notice (which shall not be more than fifteen (15) Business Days after the receipt by the Class A Lenders of the Election Notice), the Class A Lenders shall sell to the Class B Lenders, and the Class B Lenders shall purchase from the Class A Lenders, the Class A Advances then outstanding and all Obligations owed by the Borrower to the Class A Lenders (solely in such capacity) in accordance with Section 6.3(C).
(C)    Upon the date of a purchase and sale pursuant to this Section 6.3, the Class B Lenders that have elected the Class B Lender Purchase Option shall (i) pay to the Class A Lenders as the purchase price therefor the full amount of all the Class A Advances and all Obligations owed by the Borrower to the Class A Lenders (solely in such capacity) then outstanding and unpaid (other than any interest payable at the Default Rate) including principal, interest (other than any interest payable at the Default Rate), fees, any Liquidation Fee as in effect on the date thereof and any indemnification obligations and expenses, including attorneys’ fees and legal expenses, constituting Obligations. In addition, such Class B Lenders shall reimburse the Class A Lenders for any loss, cost, damage or expense (including attorneys’ fees and legal expenses) in connection with any commissions, fees, costs or expenses related to any checks or other payments provisionally credited to the Obligations owing to the Class A Lenders (solely in such capacity), and/or as to which the Class A Lenders have not yet received final payment (and, in each case, all of such payments shall be made without offset, deduction or defense), provided that to the extent that the Class A Lenders later receive such final payment, the Class A Lenders shall refund the amount of the same to the purchasing Class B Lender(s). The Class A Lenders shall retain all rights to be indemnified or held harmless by the Borrower in accordance with the terms of this Agreement with respect to any contingent claims for indemnification or cost reimbursement, provided, however, that such indemnification obligations to the selling Class A Lenders shall be subordinated to the prior payment in full in cash of all Obligations. The Class B Lenders shall remit the purchase price by wire transfer in federal funds to such bank account of the Class A Lenders as the Class A Lenders may designate

[***] = Certain information has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the company if publicly disclosed.

in writing to the Class B Lenders for such purpose. Interest payable pursuant to the foregoing shall be calculated through the Business Day on which such purchase and sale shall occur if the amounts so paid by the Class B Lenders to the bank account designated by the Class A Lenders are received in such bank account prior to 1:00 p.m., New York time and interest shall be calculated to and include the next Business Day if the amounts so paid by the Class B Lenders to the bank account designated by the Class A Lenders are received in such bank account later than 1:00 p.m., New York time. Such purchase shall be expressly made without representation or warranty of any kind by the Class A Lenders as to the Obligations owing to the Class A Lenders (solely in such capacity) or otherwise and without recourse to the Class A Lenders, except that the Class A Lenders shall represent and warrant: (a) the amount of Obligations owing to the Class A Lenders (solely in such capacity) being purchased and that the purchase price and other sums payable by the Class B Lenders are true, correct and accurate amounts, (b) that the Class A Lenders shall convey the Obligations owing to the Class A Lenders (solely in such capacity) free and clear of any Liens or encumbrances of the Class A Lenders or created or suffered by the Class A Lenders, (c) as to all claims made or threatened in writing against the Class A Lenders related to the Obligations owing to the Class A Lenders (solely in such capacity), and (d) the Class A Lenders are duly authorized to assign the Obligations owing to the Class A Lenders (solely in such capacity). Upon payment in full of the Purchase Price the purchasing Class B Lender(s) shall acquire all of the interests of the Class A Lenders’ in respect of the Class A Advances and related Obligations and shall, as to such acquired interests, become Class A Lender(s) hereunder, without affecting any Class B Lenders’ interest in and to the Class B Advances or related Obligations.
Section 6.4.    Sale of Collateral. (A) The power to effect any sale of any portion of the Collateral upon the occurrence and during the continuance of an Event of Default pursuant to this Article VI and the Security Documents shall not be exhausted by any one or more sales as to any portion of the Collateral remaining unsold, but shall continue unimpaired until all Collateral shall have been sold or until all Obligations (other than contingent obligations not then due) hereunder have been paid in full. The Administrative Agent acting on its own or through an agent, may from time to time postpone any sale by public announcement made at the time and place of such sale.
(B)    Upon the occurrence and during the continuation of an Event of Default, the Administrative Agent may, in its discretion, and shall, upon the written request of the Majority Lenders or otherwise as provided in Section 6.2, by written notice to the Borrower and the Lenders sell the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Administrative Agent’s offices or elsewhere, for cash, on credit (including pursuant to a “credit sale” to a Lender or an assignee thereof) or for future delivery, and upon such other terms as the Administrative Agent may require. Notwithstanding the foregoing, prior to the consummation of any sale of the Collateral pursuant to this Article VI and any other Loan Document (either private or public) other than pursuant to the Trinity ROFR Letter, the Administrative Agent shall first offer the Class B Lenders the opportunity to purchase the Collateral (subject to the Trinity ROFR Letter) for a purchase price equal to the greater of (x) the fair market value of the Collateral and (y) the aggregate outstanding principal balance of the Class A Advances, plus accrued interest thereon and fees owed thereto (such right, the “Right of First Refusal”). If the Class B Lenders do not exercise the Right of First Refusal within ten (10) Business Days of receipt thereof, then the Administrative Agent shall sell the Collateral as otherwise set forth in this Section 6.4 and pursuant to the other

[***] = Certain information has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the company if publicly disclosed.

Loan Documents; provided, further, that if the Class B Lenders do not exercise the Right of First Refusal and the Administrative Agent elects to sell the Collateral in a private sale to a third party (other than pursuant to the Trinity ROFR Letter), then prior to the sale thereof, the Administrative Agent shall offer the Class B Lenders the opportunity to purchase the Collateral for the purchase price being offered by such third party, and the Class B Lenders shall have ten (10) Business Days to accept such offer. For clarity, it is understood and agreed that the Class B Lenders shall also have the right to bid for and purchase the Collateral offered for sale at a public auction and, upon compliance with the terms of sale, may hold, retain and dispose of such property without further accountability therefor. Any Class B Lender purchasing Collateral at such a sale may set off the purchase price of such property against amounts owing to it in payment of such purchase price up to the full amount owing to it. In connection with any sale or other disposition of Collateral at foreclosure or in lieu of foreclosure upon the exercise of remedies, the Administrative Agent shall make reasonable efforts to solicit multiple bids and shall accept the bona fide bid offering the highest price for the applicable Collateral (other than pursuant to the Trinity ROFR Letter).
Section 6.5.    Certain Matters Related to Appraiser. If a Default or an Event of Default has occurred and is continuing, the Majority Class B Lenders will be permitted to communicate directly with the Appraiser to explore disposition strategies for the Collateral, including requesting the Appraiser to provide valuations and quotations with respect to the Collateral; provided that the Class A Lenders and the Class B Lenders agree that, with respect to any sale, liquidation or other disposition of the Collateral, the Appraiser shall take instructions solely from the Administrative Agent at the direction of the Majority Lenders.

[***] = Certain information has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the company if publicly disclosed.

ARTICLE VII

THE ADMINISTRATIVE AGENT AND FUNDING AGENTS
Section 7.1.    Appointment; Nature of Relationship. The Administrative Agent is appointed by the Funding Agents and the Lenders (and by each Secured Hedge Counterparty by execution of a Secured Hedge Counterparty Joinder, if applicable) as the Administrative Agent hereunder and under each other Loan Document, and each of the Funding Agents and the Lenders and each Secured Hedge Counterparty irrevocably authorizes the Administrative Agent to act as the contractual representative of such Funding Agent and such Lender and such Secured Hedge Counterparty with the rights and duties expressly set forth herein and in the other Loan Documents. The Administrative Agent agrees to act as such contractual representative upon the express conditions contained in this Article VII. Notwithstanding the use of the defined term “Administrative Agent,” it is expressly understood and agreed that the Administrative Agent shall not have any fiduciary responsibilities to any Funding Agent or Lender or any Secured Hedge Counterparty by reason of this Agreement and that the Administrative Agent is merely acting as the representative of the Funding Agents, the Lenders and each Secured Hedge Counterparty with only those duties as are expressly set forth in this Agreement and the other Loan Documents. In its capacity as the Funding Agents’, the Lenders’ and each Secured Hedge Counterparty’s contractual representative, the Administrative Agent (A) does not assume any fiduciary duties to any of the Funding Agents, the Lenders or any Secured Hedge Counterparty, (B) is a “representative” of the Funding Agents, the Lenders and each Secured Hedge Counterparty within the meaning of Section 9-102 of the UCC as in effect in the State of New York, and (C) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Loan Documents. Each of the Funding Agents, the Lenders and each Secured Hedge Counterparty agree to assert no claim against the Administrative Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Funding Agent, each Lender and each Secured Hedge Counterparty waives.
Section 7.2.    Powers. The Administrative Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto. The Administrative Agent shall have no implied duties or fiduciary duties to the Funding Agents, the Lenders or to any Secured Hedge Counterparty, or any obligation to the Funding Agents, the Lenders or any Secured Hedge Counterparty to take any action hereunder or under any of the other Loan Documents except any action specifically provided by the Loan Documents required to be taken by the Administrative Agent.
Section 7.3.    General Immunity. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable to the Borrower, the Funding Agents, the Lenders, or any Secured Hedge Counterparty for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith except to the extent such action or inaction is found in a final non-appealable judgment by a court of competent jurisdiction to have arisen solely from (A) the gross negligence or willful misconduct of such Person or (B) breach of contract by such Person with respect to the Loan Documents.

[***] = Certain information has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the company if publicly disclosed.

Section 7.4.    No Responsibility for Advances, Creditworthiness, Collateral, Recitals, Etc.. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (A) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder, (B) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document, (C) the satisfaction of any condition specified in Article III, except receipt of items required to be delivered solely to the Administrative Agent, (D) the existence or possible existence of any Potential Default or Event of Default, or (E) the validity, effectiveness or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith. The Administrative Agent shall not be responsible to any Funding Agent, any Lender or any Secured Hedge Counterparty for any recitals, statements, representations or warranties herein or in any of the other Loan Documents, for the perfection or priority of any of the Liens on any of the Collateral, or for the execution, effectiveness, genuineness, validity, legality, enforceability, collectability, or sufficiency of this Agreement or any of the other Loan Documents or the transactions contemplated thereby, or for the financial condition of any guarantor of any or all of the Obligations, the Borrower or any of its respective Affiliates.
Section 7.5.    Action on Instructions of Lenders. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the Majority Lenders, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders and on all holders of Loan Notes. The Administrative Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.
Section 7.6.    Employment of Administrative Agents and Counsel. The Administrative Agent may execute any of its duties as the Administrative Agent hereunder and under any other Loan Document by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Funding Agents, the Lenders or any Secured Hedge Counterparty, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The Administrative Agent shall be entitled to advice of counsel concerning the contractual arrangement between the Administrative Agent and the Funding Agents, the Lenders or any Secured Hedge Counterparty and all matters pertaining to the Administrative Agent’s duties hereunder and under any other Loan Document.
Section 7.7.    Reliance on Documents; Counsel. The Administrative Agent shall be entitled to rely upon any Class A Loan Note, Class B Loan Note, notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and, in respect to legal matters, upon the opinion of counsel selected by the Administrative Agent, which counsel may be employees of the Administrative Agent.
Section 7.8.    The Administrative Agent’s Reimbursement and Indemnification. The Non‑Conduit Lenders agree to reimburse and indemnify (on a pro rata basis based on the Class A

[***] = Certain information has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the company if publicly disclosed.

Lender Group Percentages and the Class B Lender Percentages, as applicable) the Administrative Agent (A) for any amounts not reimbursed by the Borrower for which the Administrative Agent is entitled to reimbursement by the Borrower under the Loan Documents, (B) for any other reasonable and documented expenses incurred by the Administrative Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents, and (C) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby, or the enforcement of any of the terms thereof or of any such other documents, provided, that no Lender shall be liable for any of the foregoing to the extent any of the foregoing is found in a final non-appealable judgment by a court of competent jurisdiction to have arisen solely from the gross negligence or willful misconduct of the Administrative Agent.
Section 7.9.    Rights as a Lender. With respect to its Commitment and Advances made by it and the Loan Notes (if any) issued to it, in its capacity as a Lender, the Administrative Agent shall have the same rights and powers hereunder and under any other Loan Document as any Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders,” as applicable, shall, unless the context otherwise indicates, include the Administrative Agent in its individual capacity. The Administrative Agent may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Borrower or any of its Affiliates in which such Person is not prohibited hereby from engaging with any other Person.
Section 7.10.    Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on the financial statements prepared by the Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents.
Section 7.11.    Successor Administrative Agent. The Administrative Agent may resign at any time by giving written notice thereof to the Lenders, the Funding Agents, each Secured Hedge Counterparty, the Paying Agent and the Borrower and the Administrative Agent may be removed at any time for cause by written notice received by the Administrative Agent from the Majority Lenders. Upon any such resignation or removal, the Lenders shall have the right to appoint, on behalf of the Borrower and the Lenders, a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Lenders and shall have accepted such appointment within thirty (30) days after the exiting Administrative Agent’s giving notice of resignation or receipt of notice of removal, then the exiting Administrative Agent may appoint, on behalf of the Borrower and the Lenders, a successor Administrative Agent (but only if such successor is reasonably acceptable to each Lender) or petition a court of competent jurisdiction to appoint a successor Administrative Agent. Upon the acceptance of any appointment as the Administrative

[***] = Certain information has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the company if publicly disclosed.

Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the exiting Administrative Agent, and the exiting Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents. After any exiting Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article VII shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent hereunder and under the other Loan Documents.
Section 7.12.    Loan Documents; Further Assurances. (A) Each Non-Conduit Lender, each Funding Agent and each Secured Hedge Counterparty authorizes the Administrative Agent to enter into each of the Loan Documents to which it is a party and each Lender, each Funding Agent and each Secured Hedge Counterparty authorizes the Administrative Agent to take all action contemplated by such documents in its capacity as Administrative Agent. Each Lender, each Funding Agent and each Secured Hedge Counterparty agrees that no Lender, no Funding Agent and no Secured Hedge Counterparty, respectively, shall have the right individually to seek to realize upon the security granted by any Loan Document, it being understood and agreed that such rights and remedies may be exercised solely by the Administrative Agent for the benefit of the Lenders, the Funding Agents and each Secured Hedge Counterparty upon the terms of the Loan Documents.
(B)    Any Funding Agent may (in their sole discretion and expense), at any time, have their Advances rated by Moody’s, S&P, DBRS, Inc., A.M. Best or Kroll Bond Rating Agency, Inc. Any such rating shall not be a condition precedent to closing the credit facility or the making of the Advances as set forth in this Agreement. The Borrower, Sunnova Management, and the Sponsor shall provide reasonable assistance to obtain such rating. For the avoidance of doubt, any such rating shall not be a condition precedent to the exercise of any rights of the Borrower or Sunnova Management under this Agreement. Any costs or fees associated with the rating of the Advances shall be borne by the Funding Agent and the Lenders.
Section 7.13.    Collateral Review. (A) Prior to the occurrence of an Event of Default, the Administrative Agent and/or its designated agent (including the Appraiser) may not more than one (1) time during any given calendar quarter (at the expense of the Borrower), upon reasonable notice, perform (i) reviews of the Obligors’ business operations and (ii) audits of the Collateral, in all cases, the scope of which shall be determined by the Administrative Agent.
(B)    After the occurrence of and during the continuance of an Event of Default, the Administrative Agent or its designated agent may, in its sole discretion regarding frequency (at the expense of the Borrower), upon reasonable notice, perform (i) reviews of the Obligors’ business operations and (ii) audits or any other review of the Collateral, in all cases, the scope of which shall be determined by the Administrative Agent.
Section 7.14.    Funding Agent Appointment; Nature of Relationship. The Class A Funding Agent is appointed by the Lenders in its Class A Lender Group and the Class B Funding Agent is appointed by the Class B Lenders, in each case as their agent hereunder, and such Lenders irrevocably authorize such Funding Agent to act as the contractual representative of such Lenders with the rights and duties expressly set forth herein and in the other Loan Documents. Each Funding Agent agrees

[***] = Certain information has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the company if publicly disclosed.

to act as such contractual representative upon the express conditions contained in this Article VII. Notwithstanding the use of the defined term “Funding Agent,” it is expressly understood and agreed that no Funding Agent shall have any fiduciary responsibilities to any Lender by reason of this Agreement and that each Funding Agent is merely acting as the representative of the applicable Lenders with only those duties as are expressly set forth in this Agreement and the other Loan Documents. In its capacity as the related Lenders’ contractual representative, each Funding Agent (A) does not assume any fiduciary duties to any of the Lenders, (B) is a “representative” of such Lenders within the meaning of Section 9-102 of the UCC as in effect in the State of New York and (C) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Loan Documents. Each of the Lenders agrees to assert no claim against their Funding Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Lender waives.
Section 7.15.    Funding Agent Powers. Each Funding Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to such Funding Agent by the terms thereof, together with such powers as are reasonably incidental thereto. No Funding Agent shall have any implied duties or fiduciary duties to the applicable Lenders, or any obligation to such Lenders to take any action hereunder or under any of the other Loan Documents except any action specifically provided by the Loan Documents required to be taken by such Funding Agent.
Section 7.16.    Funding Agent General Immunity. Neither any Funding Agent nor any of its directors, officers, agents or employees shall be liable to the Borrower, the Lenders or any Lender for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith except to the extent such action or inaction is found in a final non-appealable judgment by a court of competent jurisdiction to have arisen solely from (A) the gross negligence or willful misconduct of such Person or (B) breach of contract by such Person with respect to the Loan Documents.
Section 7.17.    Funding Agent Responsibility for Advances, Creditworthiness, Collateral, Recitals, Etc. Neither any Funding Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (A) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder, (B) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document, (C) the satisfaction of any condition specified in Article III, except receipt of items required to be delivered solely to the Administrative Agent, (D) the existence or possible existence of any Potential Default, Event of Default or Cash Sweep Event, or (E) the validity, effectiveness or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith. No Funding Agent shall be responsible to any Lender for any recitals, statements, representations or warranties herein or in any of the other Loan Documents, for the perfection or priority of any of the Liens on any of the Collateral, or for the execution, effectiveness, genuineness, validity, legality, enforceability, collectability, or sufficiency of this Agreement or any of the other Loan Documents or the transactions contemplated thereby, or for the financial condition of any guarantor of any or all of the Obligations, the Borrower or any of their respective Affiliates.

[***] = Certain information has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the company if publicly disclosed.

Section 7.18.    Funding Agent Action on Instructions of Lenders. Each Funding Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by each of the Lenders in its Class A Lender Group or each of the Class B Lenders, as applicable, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of such Lenders. Each Funding Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its satisfaction by the Lenders in its Class A Lender Group or the Class B Lenders, as applicable, pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.
Section 7.19.    Funding Agent Employment of Agents and Counsel. Each Funding Agent may execute any of its duties as a Funding Agent hereunder by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders in its Class A Lender Group or the Class B Lenders, as applicable, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. Each Funding Agent, at the expense of the Non-Conduit Lenders, shall be entitled to advice of counsel concerning the contractual arrangement between such Funding Agent and the Lenders in its Class A Lender Group or the Class B Lenders, as applicable, and all matters pertaining to such Funding Agent’s duties hereunder and under any other Loan Document.
Section 7.20.    Funding Agent Reliance on Documents; Counsel. Each Funding Agent shall be entitled to rely upon any Loan Note, notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and, in respect to legal matters, upon the opinion of counsel selected by such Funding Agent, which counsel may be employees of such Funding Agent.
Section 7.21.    Funding Agent’s Reimbursement and Indemnification. The Non‑Conduit Lenders agree to reimburse and indemnify (on a pro rata basis based upon the applicable Class A Lender Group Percentages or Class B Lender Percentages) the applicable Funding Agent (A) for any amounts not reimbursed by the Borrower for which such Funding Agent is entitled to reimbursement by the Borrower under the Loan Documents, (B) for any other reasonable and documented expenses incurred by such Funding Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents, and (C) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against such Funding Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby, or the enforcement of any of the terms thereof or of any such other documents, provided, that no Lender shall be liable for any of the foregoing to the extent any of the foregoing is found in a final non-appealable judgment by a court of competent jurisdiction to have arisen solely from the gross negligence or willful misconduct of such Funding Agent.
Section 7.22.    Funding Agent Rights as a Lender. With respect to its Commitment and Advances made by it and the Loan Notes (if any) issued to it, in its capacity as a Lender, each Funding Agent shall have the same rights and powers hereunder and under any other Loan Document

[***] = Certain information has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the company if publicly disclosed.

as any Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders,” as applicable, shall, unless the context otherwise indicates, include such Funding Agent in its individual capacity. Each Funding Agent may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Borrower or any of their Affiliates in which such Person is not prohibited hereby from engaging with any other Person.
Section 7.23.    Funding Agent Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon its Funding Agent or any other Lender and based on the financial statements prepared by the Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents. Each Lender also acknowledges that it will, independently and without reliance upon its Funding Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents.
Section 7.24.    Funding Agent Successor Funding Agent. Any Funding Agent may resign at any time by giving written notice thereof to the Lenders in its Class A Lender Group or the Class B Lenders, as applicable, the Administrative Agent and the Borrower, and such Funding Agent may be removed at any time for cause by written notice received by the Lenders in its Class A Lender Group or by the Class B Lenders, as applicable. Upon any such resignation or removal, the Lenders in a Class A Lender Group or the Class B Lenders, as applicable, shall have the right to appoint a successor Funding Agent. If no successor Funding Agent shall have been so appointed by such Lenders and shall have accepted such appointment within thirty 30 days after the exiting Funding Agent’s giving notice of resignation or receipt of notice of removal, then the exiting Funding Agent may appoint, on behalf of the applicable Lenders, a successor Funding Agent (but only if such successor is reasonably acceptable to each such Lender) or petition a court of competent jurisdiction to appoint a successor Funding Agent. Upon the acceptance of any appointment as a Funding Agent hereunder by a successor Funding Agent, such successor Funding Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the exiting Funding Agent, and the exiting Funding Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents. After any exiting Funding Agent’s resignation hereunder as Funding Agent, the provisions of this Article VII shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Funding Agent hereunder and under the other Loan Documents. Notwithstanding any provision in this Section 7.24 to the contrary, any Funding Agent that has provided notice of its resignation or has been provided notice of its removal shall be required to serve as Funding Agent until its successor has assumed such role.
Section 7.25.    Funding Agent Loan Documents; Further Assurances. Each Lender authorizes the applicable Funding Agent to enter into each of the Loan Documents to which it is a party and each Lender authorizes the applicable Funding Agent to take all action contemplated by such documents in its capacity as Funding Agent.

[***] = Certain information has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the company if publicly disclosed.

ARTICLE VIII

ADMINISTRATION AND SERVICING OF THE COLLATERAL
Section 8.1.    [Reserved].
Section 8.2.    Accounts.
(A)    Establishment. The Borrower has established and shall maintain or cause to be maintained:
(i)    for the benefit of the Secured Parties, in the name of the Borrower, at the Paying Agent, a segregated non-interest bearing trust account (such account, as more fully described on Schedule I attached hereto, the “Proceeds Account”), bearing a designation clearly indicating that the funds deposited therein are held for the benefit of the Borrower and the Secured Parties; and
(ii)    for the benefit of the Secured Parties, in the name of the Borrower, at the Paying Agent, a segregated non-interest bearing trust account (such account, as more fully described on Schedule I attached hereto, being the “Debt Service Reserve Account” and together with the Proceeds Account, each a “Paying Agent Account” and collectively the “Paying Agent Accounts”), bearing a designation clearly indicating that the funds deposited therein as described below are held for the benefit of the Borrower and the Secured Parties;
(B)     [Reserved].
(C)    Deposits and Withdrawals from the Debt Service Reserve Account. Deposits into, and withdrawals from, the Debt Service Reserve Account shall, subject to Section 2.7(D), be made in the following manner:
(i)    On the Closing Date, the Borrower shall deliver to the Paying Agent for deposit into the Debt Service Reserve Account, an amount equal to the Debt Service Reserve Required Balance as of such date;
(ii)    From the proceeds of Advances hereunder, the Borrower shall deliver to the Paying Agent for deposit into the Debt Service Reserve Account amounts necessary to maintain on deposit therein an amount equal to or in excess of the Debt Service Reserve Required Balance as of the date of each such Advance, and on each Payment Date, the Borrower shall direct (pursuant to instructions in a form reasonably acceptable to the Paying Agent) the Paying Agent to deposit into the Debt Service Reserve Account (as set forth and in the order of priority established pursuant to Section 2.7(B)), funds in the amount required under Section 2.7(B), and the Borrower may, at its option, deposit additional funds into the Debt Service Reserve Account;
(iii)    If on any Payment Date (without giving effect to any withdrawal from the Debt Service Reserve Account) available funds on deposit in the Proceeds Account would be insufficient to make the payments due and payable on such Payment Date pursuant to

[***] = Certain information has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the company if publicly disclosed.

Sections 2.7(B)(ii) and (iii), the Borrower shall direct (pursuant to instructions in a form reasonably acceptable to the Paying Agent) the Paying Agent to withdraw from the Debt Service Reserve Account an amount equal to the lesser of such insufficiency and the amount on deposit in the Debt Service Reserve Account and deposit such amount into the Proceeds Account and apply such amount to payments set forth in Sections 2.7(B)(ii) and (iii); and
(iv)    [Reserved]
(v)    [Reserved]
(vi)    Unless an Event of Default has occurred and is continuing and except during any Cash Sweep Period, on any Payment Date, if amounts on deposit in the Debt Service Reserve Account are greater than the Debt Service Reserve Required Balance (after giving effect to all other distributions and disbursements on such Payment Date), the Borrower may direct (pursuant to instructions in a form reasonably acceptable to the Paying Agent) the Paying Agent to withdraw funds in excess of the Debt Service Reserve Required Balance from the Debt Service Reserve Account and deposit such amounts in the Proceeds Account;
(D)    Paying Agent Account Control. (i) Each Paying Agent Account shall be established and at all times maintained with the Paying Agent which shall act as a “securities intermediary” (as defined in Section 8-102 of the UCC) and a “bank” (as defined in Section 9-102 of the UCC) hereunder (in such capacities, the “Securities Intermediary”) with respect to each Paying Agent Account. The Paying Agent hereby confirms that, as of the Closing Date, the account numbers of each of the Paying Agent Accounts are as described on Schedule I attached hereto.
(ii)    Each Paying Agent Account shall be a “securities account” as defined in Section 8-501 of the UCC and shall be maintained by the Paying Agent as a securities intermediary for and in the name of the Borrower, subject to the lien of the Administrative Agent, for the benefit of the Secured Parties. The Paying Agent shall treat the Administrative Agent as the “entitlement holder” (within the meaning of Section 8‑102(a)(7) of the UCC) in respect of all “financial assets” (within the meaning of Section 8–102(a)(9) of the UCC) credited to the Paying Agent Accounts.
(iii)    The Paying Agent hereby confirms and agrees that:
(a)    the Paying Agent shall not change the name or account number of any Paying Agent Account without the prior written consent of the Administrative Agent and the Borrower;
(b)    all securities or other property underlying any financial assets (as hereinafter defined) credited to a Paying Agent Account shall be registered in the name of the Paying Agent, indorsed to the Paying Agent or indorsed in blank or credited to another securities account maintained in the name of the Paying Agent, and in no case will any financial asset credited to a Paying Agent Account be registered in the name of the Borrower or any other Person, payable to the Borrower or specially indorsed to the Borrower or any other Person, except to the extent the

[***] = Certain information has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the company if publicly disclosed.

foregoing have been specially indorsed to the Administrative Agent, for the benefit of the Secured Parties, or in blank;
(c)    all property transferred or delivered to the Paying Agent pursuant to this Agreement will be credited to the appropriate Paying Agent Account in accordance with the terms of this Agreement;
(d)    each Paying Agent Account is an account to which financial assets are or may be credited, and the Paying Agent shall, subject to the terms of this Agreement, treat the Borrower as entitled to exercise the rights that comprise any financial asset credited to each such Paying Agent Account; and
(e)    notwithstanding the intent of the parties hereto, to the extent that any Paying Agent Account shall be determined to constitute a “deposit account” within the meaning of Section 9-102(a)(29) of the UCC, such Paying Agent Account shall be subject to the exclusive control of the Administrative Agent, for the benefit of the Secured Parties, and the Paying Agent will comply with instructions originated by the Administrative Agent directing disposition of the funds in such Paying Agent Account, without further consent by the Borrower; provided that, notwithstanding the foregoing, the Administrative Agent hereby authorizes the Paying Agent to honor withdrawal, payment, transfer or other instructions directing disposition of the funds in the Proceeds Account received from the Borrower, on its behalf, pursuant to Section 2.7 or this Section 8.2.
(iv)    The Paying Agent hereby agrees that each item of property (including, without limitation, any investment property, financial asset, security, instrument or cash) credited to any Paying Agent Account shall be treated as a “financial asset” within the meaning of Section 8-102(a)(9) of the UCC.
(v)    If at any time the Paying Agent shall receive an “entitlement order” (as defined in Section 8-102(a)(8) of the UCC) (an “Entitlement Order”) from the Administrative Agent (i.e., an order directing a transfer or redemption of any financial asset in any Paying Agent Account), or any “instruction” (within the meaning of Section 9-104 of the UCC), originated by the Administrative Agent, the Paying Agent shall comply with such Entitlement Order or instruction without further consent by the Borrower or any other Person. The Borrower shall not make any withdrawals from any Paying Agent Account, except pursuant to Section 2.7 or this Section 8.2.
(vi)    In the event that the Paying Agent has or subsequently obtains by agreement, by operation of law or otherwise a security interest in any Paying Agent Account or any financial assets, funds, cash or other property credited thereto or any security entitlement with respect thereto, the Paying Agent hereby agrees that such security interest shall be subordinate to the security interest of the Administrative Agent, for the benefit of the Secured Parties. Notwithstanding the preceding sentence, the financial assets, funds, cash or other property credited to any Paying Agent Account will not be subject to deduction, set-off, banker’s lien, or any other right in favor of any Person other than the Administrative Agent,

[***] = Certain information has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the company if publicly disclosed.

for the benefit of the Secured Parties (except that the Paying Agent may set-off (i) all amounts due to the Paying Agent in its capacity as securities intermediary in respect of customary fees and expenses for the routine maintenance and operation of the Paying Agent Accounts, and (ii) the face amount of any checks that have been credited to the Paying Agent Accounts but are subsequently returned unpaid because of uncollected or insufficient funds).
(vii)    Regardless of any provision in any other agreement, for purposes of the UCC, New York shall be deemed to be the “bank’s jurisdiction” (within the meaning of Section 9-304 of the UCC) and the “security intermediary’s jurisdiction” (within the meaning of Section 8-110 of the UCC).
(viii)    If, at any time, the Paying Agent resigns, is removed hereunder or ceases to meet the eligibility requirements of an Eligible Institution, the Borrower, for the benefit of the Administrative Agent and the Lenders, shall within thirty (30) days establish a new Proceeds Account and Debt Service Reserve Account meeting the conditions specified above with an Eligible Institution reasonably acceptable to the Administrative Agent and transfer any cash and/or any investments held therein or with respect thereto to such new Proceeds Account and Debt Service Reserve Account, as applicable. From the date such new Proceeds Account or Debt Service Reserve Account, as applicable, is established, it shall be the “Proceeds Account” or “Debt Service Reserve Account,” hereunder, as applicable.
(E)    Permitted Investments. Prior to an Event of Default, the Borrower (and after an Event of Default, the Administrative Agent) may direct each banking institution at which the Proceeds Account or Debt Service Reserve Account shall be established, in writing, to invest the funds held in such accounts in one or more Cash Equivalents. Absent such written direction, such funds shall remain uninvested. All investments of funds on deposit in the Proceeds Account or Debt Service Reserve Account shall be uninvested so that such funds will be available on the Business Day immediately preceding the date on which the funds are to be disbursed from such account, unless otherwise expressly set forth herein. All interest derived from such Permitted Investments shall be deemed to be “investment proceeds” and shall be deposited into such account to be distributed in accordance with the requirements hereof. The taxpayer identification number associated with the Proceeds Account and Debt Service Reserve Account shall be that of the Borrower, and the Borrower shall report for federal, state and local income tax purposes the income, if any, earned on funds in such accounts.
Section 8.3.    Adjustments. If the Borrower makes a mistake with respect to the amount of any proceeds or payment and deposits, pays or causes to be deposited or paid, an amount that is less than or more than the actual amount thereof, the Borrower shall appropriately adjust the amounts subsequently deposited into the applicable account or paid out to reflect such mistake for the date of such adjustment.

[***] = Certain information has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the company if publicly disclosed.

ARTICLE IX

THE PAYING AGENT
Section 9.1.    Appointment. The appointment of Wells Fargo Bank, National Association is hereby confirmed by the other parties hereto as Paying Agent, and accepts such appointment subject to the terms of this Agreement.
Section 9.2.    Representations and Warranties. The Paying Agent represents to the other parties hereto as follows:
(A)    Organization; Corporate Powers. The Paying Agent is duly incorporated and validly existing under the laws of the jurisdiction of its incorporation and has all requisite power and authority to conduct its business, to own its property and to execute, deliver and perform all of its obligations under this Agreement, and no license, permit, consent or approval, is required to be obtained, effective or given by the Paying Agent to enable it to perform its obligations hereunder.
(B)    Authority. The execution, delivery and performance by the Paying Agent of this Agreement have been duly authorized by all necessary action on the part of the Paying Agent.
(C)    Enforcement. This Agreement constitutes the legal, valid and binding obligation of the Paying Agent, enforceable against the Paying Agent in accordance with its terms except as such enforcement may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and general principles of equity, regardless of whether such enforcement is sought at equity or at law.
(D)    No Conflict. The Paying Agent is not in violation of any law, rule, or regulation governing the banking or trust powers of the Paying Agent applicable to it or any indenture, lease, loan or other agreement to which the Paying Agent is a party or by which it or its assets may be bound or affected, except for such laws, rules or regulations or indentures, leases, loans or other agreements the violation of which would not have a material adverse effect on the Paying Agent’s abilities to perform its obligations in accordance with the terms of this Agreement.
Section 9.3.    Limitation of Liability of the Paying Agent. Notwithstanding anything contained herein to the contrary, this Agreement has been executed by Wells Fargo Bank, National Association, not in its individual capacity, but solely as the Paying Agent, and in no event shall Wells Fargo Bank, National Association have any liability for the representations, warranties, covenants, agreements or other obligations of the other parties hereto or in any of the certificates, notices or agreements delivered pursuant hereto, as to all of which recourse shall be had solely to the assets of the party responsible therefor.
Section 9.4.    Certain Matters Affecting the Paying Agent. Notwithstanding anything herein to the contrary:

[***] = Certain information has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the company if publicly disclosed.

(A)    The Paying Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement. The Paying Agent shall not have any duties or responsibilities except those expressly set forth in this Agreement.
(B)    The Paying Agent shall not be subject to any fiduciary or other implied duties, obligations or covenants regardless of whether an Event of Default has occurred and is continuing.
(C)    The Paying Agent shall not be liable for any action taken or any error of judgment made in good faith by an officer or officers of the Paying Agent, unless it shall be conclusively determined by the final judgment of a court of competent jurisdiction not subject to appeal or review that the Paying Agent was grossly negligent or acted with willful misconduct in ascertaining the pertinent facts.
(D)    The Paying Agent shall not be liable with respect to any action taken or omitted to be taken by it in good faith in accordance with any direction given or certificate or other document delivered to the Paying Agent under this Agreement or any other Loan Document.
(E)    None of the provisions of this Agreement or any other Loan Document shall require the Paying Agent to expend or risk its own funds or otherwise to incur any liability, financial or otherwise, in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or indemnity satisfactory to it against such risk or liability is not assured to it.
(F)    The Paying Agent may conclusively rely and shall be fully protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties, and shall be under no obligation to inquire as to the adequacy, content, accuracy or sufficiency of any such information or be under any obligation to make any calculation (or re-calculation), certification, or verification in respect of any such information and shall not be liable for any loss that may be occasioned thereby. The Paying Agent may also, but shall not be required to, rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper person, and shall not incur any liability for relying thereon.
(G)    Whenever in the administration of the provisions of this Agreement or any other Loan Document the Paying Agent shall deem it necessary or desirable that a matter be proved or established prior to taking or suffering any action to be taken hereunder, such matter may, in the absence of gross negligence, willful misconduct or bad faith on the part of the Paying Agent, be deemed to be conclusively proved and established by a certificate delivered to the Paying Agent hereunder, and such certificate, in the absence of gross negligence, willful misconduct or bad faith on the part of the Paying Agent, shall be full warrant to the Paying Agent for any action taken, suffered or omitted by it under the provisions of this Agreement or any other Loan Document.

[***] = Certain information has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the company if publicly disclosed.

(H)    The Paying Agent, at the expense of the Borrower, may consult with counsel, and the advice or any opinion of counsel shall be full and complete authorization and protection in respect of any action taken or omitted by it hereunder in good faith and in accordance with such advice or opinion of counsel; provided however that such costs of counsel are reasonable and documented. Before the Paying Agent acts or refrains from acting hereunder, it may require and shall be entitled to receive an Officer’s Certificate and/or an opinion of counsel, the costs of which (including the Paying Agent’s reasonable and documented attorney’s fees and expenses) shall be paid by the party requesting that the Paying Agent act or refrain from acting. The Paying Agent shall not be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificate or opinion of counsel.
(I)    The Paying Agent shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, entitlement order, approval or other paper or document.
(J)    Except as provided expressly in Section 8.2(E) hereof, the Paying Agent shall have no obligation to invest and reinvest any cash held in any of the accounts hereunder in the absence of a timely and specific written investment direction pursuant to the terms of this Agreement. In no event shall the Paying Agent be liable for the selection of investments or for investment losses incurred thereon. The Paying Agent shall have no liability in respect of losses incurred as a result of the liquidation of any investment prior to its stated maturity or the failure of another party to timely provide a written investment direction pursuant to the terms of this Agreement. Investments in any Permitted Investments are not obligations or recommendations of, or endorsed or guaranteed by, the Paying Agent or its Affiliates. The Paying Agent and its Affiliates may provide various services for Permitted Investments and may be paid fees for such services. Each party hereto understands and agrees that proceeds of the sale of investments of the funds in any account maintained with the Paying Agent will be deposited by the Paying Agent into the applicable accounts on the Business Day on which the Paying Agent receives appropriate instructions hereunder, if such instructions received by the Paying Agent prior to the deadline for same day sale of such investments. If the Paying Agent receives such instructions after the applicable deadline for the sale of such investments, such proceeds will be deposited by the Paying Agent into the applicable account on the next succeeding Business Day. The parties hereto agree that notifications after the completion of purchases and sales of investments shall not be provided by the Paying Agent hereunder, and the Paying Agent shall make available, upon request and in lieu of notifications, periodic account statements that reflect such investment activity. No statement shall be made available if no investment activity has occurred during such period.
(K)    The Paying Agent may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents, attorneys, custodians or nominees appointed with due care, and shall not be responsible for any action or omission on the part of any agent, attorney, custodian or nominee so appointed.

[***] = Certain information has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the company if publicly disclosed.

(L)    Any corporation or entity into which the Paying Agent may be merged or converted or with which it may be consolidated, or any corporation or entity resulting from any merger, conversion or consolidation to which the Paying Agent shall be a party, or any corporation or entity succeeding to the business of the Paying Agent shall be the successor of the Paying Agent hereunder without the execution or filing of any paper with any party hereto or any further act on the part of any of the parties hereto except where an instrument of transfer or assignment is required by law to effect such succession, anything herein to the contrary notwithstanding.
(M)    In no event shall the Paying Agent be liable for punitive, special, indirect or consequential loss or damage of any kind whatsoever (including lost profits), even if the Paying Agent has been advised of such loss or damage and regardless of the form of action.
(N)    In no event shall the Paying Agent be liable for any failure or delay in the performance of its obligations under this Agreement or any related documents because of circumstances beyond the Paying Agent’s control, including a failure, termination, or suspension of a clearing house, securities depositary, settlement system or central payment system in any applicable part of the world or acts of God, flood, war (whether declared or undeclared), civil or military disturbances or hostilities, nuclear or natural catastrophes, political unrest, explosion, severe weather or accident, earthquake, terrorism, fire, riot, labor disturbances, strikes or work stoppages for any reason, embargo, government action, including any laws, ordinances, regulations or the like (whether domestic, federal, state, county or municipal or foreign) which delay, restrict or prohibit the providing of the services contemplated by this Agreement or any other Loan Document or any related documents, or the unavailability of communications or computer facilities, the failure of equipment or interruption of communications or computer facilities, or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility, or any other causes beyond the Paying Agent’s control whether or not of the same class or kind as specified above.
(O)    Knowledge of the Paying Agent shall not be attributed or imputed to any affiliate, line of business, or other division of Wells Fargo Bank, National Association (and vice versa).
(P)    The right of the Paying Agent to perform any permissive or discretionary act enumerated in this Agreement or any other Loan Document shall not be construed as a duty.
(Q)    Absent gross negligence, bad faith or willful misconduct (in each case as conclusively determined by a court of competent jurisdiction pursuant to a final order or verdict not subject to appeal) on the part of, Wells Fargo Bank, National Association in acting in each of its capacities under this Agreement and the related Loan Documents shall not constitute impermissible self-dealing or a conflict of interest, and the parties hereto hereby waive any conflict of interest presented by such service. Wells Fargo Bank, National Association may act as agent for, provide banking, custodial, collateral agency, verification and other services to, and generally engage in any kind of business, with others to the same extent as if Wells Fargo Bank, National Association, were not a party hereto. Nothing in

[***] = Certain information has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the company if publicly disclosed.

this Agreement or any other Loan Document shall in any way be deemed to restrict the right of Wells Fargo Bank, National Association to perform such services for any other person or entity, and the performance of such services for others will not, in and of itself, be deemed to violate or give rise to any duty or obligation to any party hereto not specifically undertaken by Wells Fargo Bank, National Association hereunder or under any other Loan Document.
(R)    The Paying Agent shall not be responsible for preparing or filing any reports or returns relating to federal, state or local income taxes with respect to this Agreement or any other Loan Document other than for the Paying Agent’s compensation.
(S)    The Paying Agent shall not be deemed to have notice or knowledge of, or be required to act based on, any event or information (including any Event of Default, Cash Sweep Event or any other default and including the sending of any notice) unless a Responsible Officer of the Paying Agent has actual knowledge or shall have received written notice thereof. In the absence of such actual knowledge or receipt of such notice, the Paying Agent may conclusively assume that none of such events have occurred and the Paying Agent shall not have any obligation or duty to determine whether any Event of Default, Cash Sweep Event or any other default has occurred. The delivery or availability of reports or other documents to the Paying Agent (including publicly available reports or documents) shall not constitute actual or constructive knowledge or notice of information contained in or determinable from those reports or documents, except for such information provided to be delivered under this Agreement to the Paying Agent; and knowledge or information acquired by any Responsible Officer of the Paying Agent in any of its respective capacities hereunder or under any other document related to this transaction, provided that the foregoing shall not relieve the Person acting as Paying Agent, as applicable, from its obligations to perform or responsibility for the manner of performance of its duties in a separate capacity under the Loan Documents.
(T)    Except as otherwise provided in this Article IX:
(i)    except as expressly required pursuant to the terms of this Agreement, the Paying Agent shall not be required to make any initial or periodic examination of any documents or records for the purpose of establishing the presence or absence of defects, the compliance by the Borrower or any other Person with its representations and warranties or for any other purpose except as expressly required pursuant to the terms of this Agreement;
(ii)    whether or not therein expressly so provided, every provision of this Agreement relating to the conduct or affecting the liability of or affording protection to the Paying Agent shall be subject to the provisions of this Article IX;
(iii)    the Paying Agent shall not have any liability with respect to the acts or omissions of any other Person, and may assume compliance by each of the other parties to the Loan Documents with their obligations thereunder unless a Responsible Officer of the Paying Agent is notified of any such noncompliance in writing;

[***] = Certain information has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the company if publicly disclosed.

(iv)    under no circumstances shall the Paying Agent be personally liable for any representation, warranty, covenant, obligation or indebtedness of any other party to the Loan Documents (other than Wells Fargo Bank, National Association in any of its capacities under the Loan Documents);
(v)    the Paying Agent shall not be held responsible or liable for or in respect of, and makes no representation or warranty with respect to (A) any recording, filing or depositing of this Agreement or any agreement referred to herein or any financing statement, continuation statement or amendments to a financing statement or continuation statement evidencing a security interest, or to see to the maintenance of any such recording or filing or depositing or to any re-recording, refiling or redepositing of any thereof, or (B) the existence, genuineness, value or protection of any collateral, for the legality, enforceability, effectiveness or sufficiency of the Transaction Documents or for the monitoring, creation, maintenance, enforceability, existence, status, validity, priority or perfection of any security interest, lien or collateral or the performance of any collateral; and
(vi)    the Paying Agent shall not be required to take any action hereunder if it shall have reasonably determined, or shall have been advised by its counsel, that such action is likely to result in liability on the part of the Paying Agent or is contrary to the terms hereof or any other Loan Document to which it is a party or is not in accordance with applicable laws.
(U)    It is expressly understood and agreed by the parties hereto that the Paying Agent (i) has not provided nor will it provide in the future, any advice, counsel or opinion regarding the tax, financial, investment, securities law or insurance implications and consequences of the consummation, funding and ongoing administration of this Agreement and the matters contemplated herein, including, but not limited to, income, gift and estate tax issues, and the initial and ongoing selection and monitoring of financing arrangements, (ii) has not made any investigation as to the accuracy of any representations, warranties or other obligations of any other party to this Agreement or the other Loan Documents or any other document or instrument and shall not have any liability in connection therewith and (iii) has not prepared or verified, or shall be responsible or liable for, any information, disclosure or other statement in any disclosure or offering document delivered in connection with this Agreement or the other Loan Documents.
(V)    The recitals contained herein shall not be taken as the statements of the Paying Agent, and the Paying Agent does not assume any responsibility for their correctness. The Paying Agent does not make any representation regarding the validity, sufficiency or enforceability of this Agreement or the other Loan Documents or as to the perfection or priority of any security interest therein, except as expressly set forth in Section 9.2(C).
(W)    In the event that (i) the Paying Agent is unsure as to the application or interpretation of any provision of this Agreement or any other Loan Document, (ii) this Agreement is silent or is incomplete as to the course of action that the Paying Agent is required or permitted to take with respect to a particular set of facts, or (iii) more than one

[***] = Certain information has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the company if publicly disclosed.

methodology can be used to make any determination or calculation to be performed by the Paying Agent hereunder, then the Paying Agent may give written notice to the Administrative Agent requesting written instruction and, to the extent that the Paying Agent acts or refrains from acting in good faith in accordance with any such written instruction, the Paying Agent shall not be personally liable to any Person. If the Paying Agent shall not have received such written instruction within ten (10) calendar days of delivery of notice to the Administrative Agent (or within such shorter period of time as may reasonably be specified in such notice or as may be necessary under the circumstances) it may, but shall be under no duty to, take or refrain from taking any action, and shall have no liability to any Person for such action or inaction.
(X)    The Paying Agent shall be under no obligation to exercise any of the rights or powers vested in it by this Agreement or any other Loan Document or to institute, conduct or defend any litigation hereunder or thereunder or in relation hereto or thereto at the request, order or direction of any of any Person, unless such Person with the requisite authority shall have offered to the Paying Agent security or indemnity satisfactory to the Paying Agent against the costs, expenses and liabilities (including the reasonable and documented fees and expenses of the Paying Agent’s counsel and agents) which may be incurred therein or thereby.
(Y)    The Paying Agent shall have no duty (i) to maintain or monitor any insurance or (ii) to see to the payment or discharge of any tax, assessment, or other governmental charge or any lien or encumbrance of any kind owing with respect to, assessed or levied against, any part of the Collateral.
(Z)    Notwithstanding anything to the contrary in this Agreement, the Paying Agent shall not be required to take any action that is not in accordance with applicable law.
Section 9.5.    Indemnification. The Borrower agrees to reimburse and indemnify, defend and hold harmless the Paying Agent, in its individual and representative capacities, and its officers, directors, agents and employees (collectively, the “Paying Agent Indemnified Parties”) against any and all fees, costs, damages, losses, suits, claims, judgments, liabilities, obligations, penalties, actions, expenses (including the reasonable and documented fees and expenses of counsel and court costs) or disbursements of any kind and nature whatsoever, regardless of the merit, which may be imposed on, incurred by or demanded, claimed or asserted against any of them in any way directly or indirectly relating to or arising out of or in connection with this Agreement or any other Loan Document or any other document delivered in connection herewith or therewith or the transactions contemplated hereby or thereby, or the enforcement of any of the terms hereof or thereof or of any such other documents, including in connection with any enforcement (including any action, claim or suit brought) by any Paying Agent Indemnified Party of its rights hereunder or thereunder (including rights to indemnification), provided, that the Borrower shall not be liable for any of the foregoing to the extent arising from the gross negligence, willful misconduct or bad faith of the Paying Agent, as determined by the final judgment of a court of competent jurisdiction, no longer subject to appeal or review. The provisions of this Section 9.5 shall survive the discharge, termination or assignment of this Agreement or any related agreement or the earlier of the resignation or removal

[***] = Certain information has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the company if publicly disclosed.

of the Paying Agent. This Section 9.5 shall not apply with respect to Taxes other than any Taxes that represent losses, liabilities, claims and damages arising from any non-Tax proceeding. The Paying Agent Indemnified Parties’ reasonable and documented expenses are intended as expenses of administration.
Section 9.6.    Successor Paying Agent. The Paying Agent may resign at any time by giving at least thirty (30) days’ prior written notice thereof to the other parties hereto; provided, that no such resignation shall become effective until a successor Paying Agent that is satisfactory to the Administrative Agent and, to the extent no Event of Default has occurred and is continuing, the Borrower, has been appointed hereunder. The Paying Agent may be removed at any time for cause by at least thirty (30) days’ prior written notice received by the Paying Agent from the Administrative Agent. Upon any such resignation or removal, the Administrative Agent shall have the right to appoint a successor Paying Agent that is satisfactory to the Borrower (unless an Event of Default has occurred and is continuing). If no successor Paying Agent shall have been so appointed and shall have accepted such appointment within thirty (30) days after the exiting Paying Agent’s giving notice of resignation or receipt of notice of removal, then the exiting Paying Agent may, at the sole expense (including all fees, costs and expenses (including attorneys’ reasonable and documented fees and expenses) incurred in connection with such petition) of the Borrower, petition a court of competent jurisdiction to appoint a successor Paying Agent. Upon the acceptance of any appointment as the Paying Agent hereunder by a successor Paying Agent, such successor Paying Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the exiting Paying Agent, and the exiting Paying Agent shall be discharged from its duties and obligations hereunder. After any exiting Paying Agent’s resignation hereunder, the provisions of this Article IX shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Paying Agent hereunder. If the Paying Agent consolidates with, merges or converts into, or transfers or sells all or substantially all its corporate trust business or assets to, another Person, the resulting, surviving or transferee Person without any further act shall be the successor Paying Agent.
ARTICLE X

MISCELLANEOUS
Section 10.1.    Survival. All representations and warranties made by the Borrower herein and all indemnification obligations of the Borrower hereunder shall survive, and shall continue in full force and effect, after the making and the repayment of the Advances hereunder and the termination of this Agreement.
Section 10.2.    Amendments, Etc. (A) No amendment to or waiver of any provision of this Agreement, nor consent to any departure therefrom by the parties hereto, shall in any event be effective unless the same shall be in writing and signed by the Administrative Agent, on behalf of the Lenders and each Funding Agent, and the Borrower; provided that no such amendment or waiver shall (i) reduce the amount of or extend the maturity of any Advance or reduce the rate or extend the time of payment of interest thereon, or reduce or alter the timing of any other amount payable to any Lender hereunder, including amending or modifying any of the definitions related to such terms, in each case without the consent of the Lenders affected thereby, (ii) reduce the percentage

[***] = Certain information has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the company if publicly disclosed.

specified in the definition of the Majority Class B Lenders without the written consent of all Class B Lenders, (iii) reduce the percentage specified in the definition of the Majority Lenders without the written consent of all Lenders, (iv) amend, modify or waive any provision of Sections 7.14 through 7.25 hereof without the written consent of all Funding Agents, (v) [intentionally omitted], (vi) affect the rights or duties of the Paying Agent under this Agreement without the written consent of the Paying Agent, (vii) (A) amend or modify any provision of any of Sections 2.7, 2.8, 2.9, 5.1(A), 5.1(L)(iv), 5.2(A), 5.2(B), 5.2(N), and 6.1 through 6.4, or any or of the definitions of the defined terms “Appraiser,” “Aggregate Borrowing Base”, “Borrowing Base”, “Cash Sweep Event”, “Cash Sweep Period”, “Cash Sweep Class A Target Advance Rate” (or amend or modify any defined terms used in any of the foregoing sections or definitions, the amendment or modification of which would result in a substantive amendment or modification of such sections or definitions), or (B) waive, limit, reduce or impair any condition precedent required to be satisfied for the making of an Advance, without, in each case, the consent of all Lenders, or (viii) amend or modify any provision of Section 2.6 or otherwise increase the Class A Aggregate Commitment above the Class A Maximum Facility Amount or increase the Class B Aggregate Commitment above the Class B Maximum Facility Amount without the consent of all Lenders. The Borrower agrees to provide notice to each party hereto of any amendments to or waivers of any provision of this Agreement; provided that the Borrower shall provide the Lenders with prompt written notice of any amendment to any provision of this Agreement, prior to such amendment becoming effective.
(B)    Notwithstanding the foregoing or any other provision of this Agreement or any other Loan Document to the contrary, the Administrative Agent, on behalf of the Lenders and each Funding Agent, and the Borrower may enter into an amendment hereto for the purpose of subdividing the Advances into separate tranches or reallocating the outstanding principal balance of the Advances among the Class A Advances and the Class B Advances; provided, no such amendment may be executed without the consent of all Lenders affected thereby; provided further, that such amendment shall be at the expense of the Lender or Lenders requesting such amendment and that none of the Borrower, Paying Agent or the Administrative Agent need enter into such amendment and no Lender need consent to such amendment if it would have a Material Adverse Effect on the payments, economics or obligations of any such party. Subject to the preceding sentence, the Borrower agrees to cooperate in effecting any amendment pursuant to this Section 10.2(B).
(C)    Notwithstanding anything to the contrary set forth in this Section 10.2, the consent of the Administrative Agent shall not be required for any amendment made in accordance with Sections 5.1(A)(ix) and (x).
Section 10.3.    Notices, Etc. All notices and other communications provided for hereunder shall be in writing and mailed or delivered by courier or facsimile:
(A) if to the Borrower, to the Borrower, at its address at 20 Greenway Plaza, Suite 475, Houston, TX 77046. Attention: Chief Financial Officer and Treasurer, Facsimile: (281) 985-9907, email address: treasury@sunnova.com; notices@sunnova.com;
(B) if to the Administrative Agent, the CS Funding Agent, the CS Non‑Conduit Lender, or the CS Conduit Lender at its address at Credit Suisse AG, New York Branch, 11 Madison Avenue,

[***] = Certain information has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the company if publicly disclosed.

4th Floor, New York, NY 10010; Conduit and Warehouse Financing (212) 538-2007; email address: list.afconduitreports@creditsuisse.com; abcp.monitoring@creditsuisse.com;
(C) if to the Class B Funding Agent or Class B Non-Conduit Lender, at its address at LibreMax Master Fund, Ltd., c/o LibreMax Capital, LLC, 600 Lexington Avenue, 7th Floor, New York, NY 10022, Attention: Frank Bruttomesso, Email: fbruttomesso@libremax.com, Telephone: 212-612-1565;
(D) if to the Paying Agent, at its address at 600 S. 4th Street, MAC N9300-061, Minneapolis, MN 55479, Attention: Corporate Trust Services – Asset-Backed Administration, Email: ctsabsservicer@wellsfargo.com; and
(E) in the case of any party, at such address or other address as shall be designated by such party in a written notice to each of the other parties hereto. Notwithstanding the foregoing, each Borrowing Base Report may be delivered by electronic mail; provided, that such electronic mail is sent by a Responsible Officer and each such Borrowing Base Report is accompanied by an electronic reproduction of the signature of a Responsible Officer of the Borrower and the Sponsor. All such notices and communications shall be effective, upon receipt, provided, that notice by facsimile or email shall be effective upon electronic or telephonic confirmation of receipt from the recipient.
Section 10.4.    No Waiver; Remedies. No failure on the part of the Administrative Agent or any Lender to exercise, and no delay in exercising, any right hereunder or under the Loan Notes shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.
Section 10.5.    Indemnification. The Borrower agrees to indemnify the Administrative Agent, the Paying Agent, each Lender, and their respective Related Parties (collectively, the “Indemnitees”) from and hold each of them harmless against any and all losses, liabilities, claims, damages or expenses (including court costs and fees and expenses of counsel and of enforcing the Borrower’s indemnification obligations hereunder) to which such Indemnitee may become subject arising out of, resulting from or in connection with any claim, litigation, investigation or proceeding (each, a “Proceeding” (including any Proceedings under environmental laws)) relating to the Loan Documents or any other agreement, document, instrument or transaction related thereto, the use of proceeds thereof and the transactions contemplated hereby, regardless of whether any Indemnitee is a party thereto and whether or not such Proceedings are brought by the Borrower, its equity holders, affiliates, creditors or any other third party, and to reimburse each Indemnitee upon written demand therefor (together with reasonable back-up documentation supporting such reimbursement request) for any reasonable and documented legal or other out-of-pocket expenses incurred in connection with investigating or defending any of the foregoing of one law firm to all such Indemnitees, taken as a whole, and, in the case of a conflict of interest, of one additional counsel to the affected Indemnitee taken as a whole (and, if reasonably necessary, of one local counsel and/or one regulatory counsel in any material relevant jurisdiction); provided, that the foregoing indemnity and reimbursement obligation will not, as to any Indemnitee, apply to (A) losses, claims, damages, liabilities or related expenses (i) to the extent they are found in a final non-appealable judgment of a court of competent jurisdiction to arise from the willful misconduct, bad faith or

[***] = Certain information has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the company if publicly disclosed.

gross negligence of, or with respect to Indemnitees other than the Paying Agent, material breach of the Loan Documents by, such Indemnitee or any of its affiliates or controlling persons or any of the officers, directors, employees, advisors or agents of any of the foregoing or (ii) arising out of any claim, litigation, investigation or proceeding that does not involve an act or omission of the Borrower or any of their Affiliates and that is brought by such Indemnitee against another Indemnitee (other than an Indemnitee acting in its capacity as Paying Agent, agent, arranger or any other similar role in connection with the Loan Documents) or (B) any settlement entered into by such Indemnitee without the Borrower’s written consent (such consent not to be unreasonably withheld or delayed). This Section 10.5 shall not apply with respect to Taxes other than any Taxes that represent losses, liabilities, claims and damages arising from any non-Tax Proceeding. The provisions of this Section 10.5 shall survive the discharge, termination or assignment of this Agreement or any related agreement or the earlier of the resignation or removal of the Paying Agent. Notwithstanding anything to the contrary in this Section 10.5, the provisions of this Section shall be applied without prejudice to, and the provisions shall not have the effect of diminishing, the rights of the Paying Agent and any Paying Agent Indemnified Parties under Section 9.5 of this Agreement or any other provision of any Loan Document providing for the indemnification of any such Persons.
Section 10.6.    Costs, Expenses and Taxes. The Borrower agrees to pay all reasonable and documented costs and expenses in connection with the preparation, execution, delivery, filing, recording, administration, modification, amendment or waiver of this Agreement, the Loan Notes and the other documents to be delivered hereunder, including the reasonable fees and out-of-pocket expenses of counsel for the Administrative Agent and the Paying Agent with respect thereto and with respect to advising the Administrative Agent and the Paying Agent as to their respective rights and responsibilities under this Agreement and the other Loan Documents. The Borrower further agrees to pay on demand all costs and expenses, if any (including reasonable and documented counsel fees and expenses) (A) in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement, the Loan Notes and the other documents to be delivered hereunder and (B) incurred by the Administrative Agent or the Paying Agent in connection with the transactions described herein and in the other Loan Documents including in any case reasonable and documented counsel fees and expenses in connection with the enforcement of rights under this Section 10.6. Without limiting the foregoing, the Borrower acknowledges and agrees that the Administrative Agent or its counsel may at any time after an Event of Default shall have occurred and be continuing, engage professional consultants selected by the Administrative Agent to conduct additional due diligence with respect to the transactions contemplated hereby, including (A) review and independently assess the existing methodology employed by the Borrower and DeveloperCo in allocating purchase price payments with respect to Projects incorporating any Collateral and make any recommendations to amend the methodology, if appropriate, (B) review the financial forecasts submitted by the Borrower to the Administrative Agent and assess the reasonableness and feasibility of those forecasts and make any recommendations based on that review, if appropriate, and (C) verify the asset base of the Borrower and the Borrower’s valuation of their assets, as well as certain matters related thereto. The reasonable and documented fees and expenses of such professional consultants, in accordance with the provisions of this Section 10.6, shall be at the sole cost and expense of the Borrower. In addition, the Borrower shall pay any and all Other Taxes and agrees to save the Administrative Agent, the Paying Agent and each Lender harmless from and against any and all liabilities with respect to or resulting from any delay in paying

[***] = Certain information has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the company if publicly disclosed.

or omission to pay such Other Taxes. In addition, the Borrower agrees to pay on demand all fees pursuant to the Appraiser Engagement Letter and otherwise reasonable and documented costs and expenses, if any (including reasonable and documented counsel fees and expenses), incurred by the Appraiser in connection with the Appraiser’s responsibilities in connection with this Agreement and the Loan Documents.
Section 10.7.    Right of Set-off; Ratable Payments; Relations Among Lenders. (A) Upon the occurrence and during the continuance of any Event of Default, and subject to the prior payment of Obligations owed to the Paying Agent, each of the Administrative Agent and the Lenders are hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by and other indebtedness incurred pursuant to this Agreement at any time owing to the Administrative Agent or such Lender to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement and the Loan Notes, whether or not the Administrative Agent or such Lenders shall have made any demand under this Agreement or the Loan Notes and although such obligations may be unmatured. The Administrative Agent and each Lender agrees promptly to notify the Borrower after any such set-off and application; provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Administrative Agent and the Lenders under this Section 10.7(A) are in addition to other rights and remedies (including other rights of set-off) which the Administrative Agent and the Lenders may have.
(B)    If any Lender, whether by setoff or otherwise, has payment made to it upon its Advances in a greater proportion than that received by any other Lender, such other Lender agrees, promptly upon demand, to purchase a portion of the Advances held by the Lenders so that after such purchase each Lender will hold its ratable share of Advances. If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to setoff, such Lender agrees, promptly upon written demand, to take such action necessary such that all Lenders share in the benefits of such collateral ratably in proportion to the obligations owing to them. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.
(C)    Except with respect to the exercise of set-off rights of any Lender in accordance with Section 10.7(A), the proceeds of which are applied in accordance with this Agreement, each Lender agrees that it will not take any action, nor institute any actions or proceedings, against the Borrower or any other obligor hereunder or with respect to any Collateral or Loan Document, without the prior written consent of the other Lenders or, as may be provided in this Agreement or the other Loan Documents, at the direction of the Administrative Agent.
(D)    The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Administrative Agent) authorized to act for, any other Lender.

[***] = Certain information has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the company if publicly disclosed.

Section 10.8.    Binding Effect; Assignment. (a) This Agreement shall be binding upon and inure to the benefit of the Borrower, the Paying Agent and the Administrative Agent and each Lender, and their respective successors and assigns, except that the Borrower shall not have the right assign to their rights hereunder or any interest herein without the prior written consent of the Administrative Agent and the Lenders, and any assignment by Borrower in violation of this Section 10.8 shall be null and void. Any Lender may at any time, without the consent of the Borrower or the Administrative Agent, assign all or any portion of its rights and obligations under this Agreement and any Loan Note to a Federal Reserve Bank and each Conduit Lender may assign its rights and obligations under this Agreement to a Program Support Provider; provided, that no such assignment or pledge shall release the transferor Lender from its obligations hereunder. Each Lender may assign to one or more banks or other entities all or any part or portion of, or may grant participations to one or more banks or other entities in all or any part or portion of its rights and obligations hereunder (including, without limitation, its Commitment, its Loan Notes or its Advances); provided that during the Availability Period, no Lender may transfer or assign any portion of its rights and obligations under this Agreement or any Loan Note to a Disqualified Lender; provided further that each such assignment (A) shall be substantially in the form of Exhibit F hereto or any other form reasonably acceptable to the Administrative Agent and (B) shall either be made (i) to a Permitted Assignee or (ii) to a Person that is acceptable to the Administrative Agent in its reasonable discretion (such consent not to be unreasonably withheld or delayed) unless an Event of Default shall have occurred and be continuing.
(b)    If any assignment or participation is made to a Disqualified Lender in violation of this Section 10.8, the Borrower may upon notice to the applicable Disqualified Lender and the Administrative Agent, (A) purchase or prepay the Advances held by such Disqualified Lender by paying the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Lender paid to acquire such Advances, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and/or (B) require such Disqualified Lender to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 10.8), all of its interest, rights and obligations under this Agreement to one or more banks or other entities at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Lender paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder.
Disqualified Lenders (A) will not, absent an Event of Default or consent from the Borrower (x) have the right to receive financial reports that are not publicly available or other reports or confidential information provided to Lenders by the Borrower or the Administrative Agent (other than Tax reporting information with respect to the Advances), (y) attend or participate in meetings with the Borrower attended by the Lenders and the Administrative Agent, or (z) access any electronic site maintained by the Borrower or Administrative Agent to provide Lenders with confidential information or confidential communications from counsel to or financial advisors of the Administrative Agent and (B) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Lender will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Lenders consented to such matter, and (y)

[***] = Certain information has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the company if publicly disclosed.

for purposes of voting on any plan of reorganization or plan of liquidation, each Disqualified Lender party hereto hereby agrees (1) not to vote on such plan, (2) if such Disqualified Lender does vote on such plan notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other debtor relief laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such plan in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other debtor relief laws) and (3) not to contest any request by any party for a determination by the a bankruptcy court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).
(c)    Upon, and to the extent of, any assignment (unless otherwise stated therein) made by any Lender hereunder, the assignee or purchaser of such assignment shall be a Lender hereunder for all purposes of this Agreement and shall have all the rights, benefits and obligations (including the obligation to provide documentation pursuant to Section 2.17(G)) of a Lender hereunder. Each Funding Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices a register (the “Register”) for the recordation of the names and addresses of the applicable Lenders, the outstanding principal amounts (and accrued interest) of the Advances owing to each applicable Lender pursuant to the terms hereof from time to time and any assignment of such outstanding Advances. The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower, the Paying Agent and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(d)    Any Lender may, without the consent of the Borrower, sell participation interests in its Advances and obligations hereunder (each such recipient of a participation a “Participant”); provided that after giving effect to the sale of such participation, such Lender’s obligations hereunder and rights to consent to any waiver hereunder or amendment hereof shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, all amounts payable to such Lender hereunder and all rights to consent to any waiver hereunder or amendment hereof shall be determined as if such Lender had not sold such participation interest, and the Borrower and the Administrative Agent and the other parties hereto shall continue to deal solely and directly with such Lender and not be obligated to deal with such participant. The Participant shall have no right to affect such Lender’s vote or action with respect to any matter requiring such Lender’s vote or action under this Agreement. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the outstanding principal amounts (and accrued interest) of each Participant’s interest in the Advances or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations or Section 1.163-5 of the Proposed United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest

[***] = Certain information has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the company if publicly disclosed.

error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent shall have no responsibility for maintaining a Participant Register. Each recipient of a participation shall, to the fullest extent permitted by law, have the same rights, benefits and obligations (including the obligation to provide documentation pursuant to Section 2.17(G)), hereunder with respect to the rights and benefits so participated as it would have if it were a Lender hereunder, except that no Participant shall be entitled to receive any greater payment under Sections 2.11 or 2.17 than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.
(e)    Notwithstanding any other provision of this Agreement to the contrary, (i) a Lender may pledge as collateral, or grant a security interest in, all or any portion of its rights in, to and under this Agreement to a security trustee in connection with the funding by such Lender of Advances without the consent of the Borrower; provided that no such pledge or grant shall release such Lender from its obligations under this Agreement and (ii) a Conduit Lender may at any time, without any requirement to obtain the consent of the Administrative Agent or the Borrower, pledge or grant a security interest in all or any portion of its rights (including, without limitation, rights to payment of capital and yield) under this Agreement to a collateral agent or trustee for its commercial paper program.
Section 10.9.    GOVERNING LAW. THIS AGREEMENT SHALL, IN ACCORDANCE WITH SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THEREOF THAT WOULD CALL FOR THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.
Section 10.10.    Jurisdiction. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK (NEW YORK COUNTY) OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE PARTIES HERETO CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, OR ANY LEGAL PROCESS WITH RESPECT TO ITSELF OR ANY OF ITS PROPERTY, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO. EACH OF THE PARTIES HERETO WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY NEW YORK LAW.

[***] = Certain information has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the company if publicly disclosed.

Section 10.11.    Waiver of Jury Trial. ALL PARTIES HEREUNDER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE PARTIES IN CONNECTION HEREWITH OR THEREWITH. ALL PARTIES ACKNOWLEDGE AND AGREE THAT THEY HAVE RECEIVED FULL AND SIGNIFICANT CONSIDERATION FOR THIS PROVISION AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR ALL PARTIES TO ENTER INTO THIS AGREEMENT.

Section 10.12.    Section Headings. All section headings are inserted for convenience of reference only and shall not affect any construction or interpretation of this Agreement.

Section 10.13.    Tax Characterization. The parties hereto intend for the transactions effected hereunder to constitute a loan for U.S. federal income tax purposes.

Section 10.14.    Execution. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or by e-mail in portable document format (.pdf) shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 10.15.    Limitations on Liability. None of the members, managers, general or limited partners, officers, employees, agents, shareholders, directors, Affiliates or holders of limited liability company interests of or in the Borrower shall be under any liability to the Administrative Agent or the Lenders, respectively, any of their successors or assigns, or any other Person for any action taken or for refraining from the taking of any action in such capacities or otherwise pursuant to this Agreement or for any obligation or covenant under this Agreement, it being understood that this Agreement and the obligations created hereunder shall be, to the fullest extent permitted under applicable law, with respect to the Borrower, solely the limited liability company obligations of the Borrower. The Borrower and any member, manager, partner, officer, employee, agent, shareholder, director, Affiliate or holder of a limited liability company interest of or in the Borrower may rely in good faith on any document of any kind prima facie properly executed and submitted by any Person (other than the Borrower) respecting any matters arising hereunder.

Section 10.16.    Confidentiality. (A) Except as otherwise provided herein, the Fee Letters (including such information set forth in any engagement letter, term sheet or proposal prior to the Closing Date that contains fees similar in nature to those in the Fee Letters) (collectively, “Confidential Information”) are confidential. Each of the Borrower and the Paying Agent agrees:

(i)    to keep all Confidential Information confidential and to disclose Confidential Information only to those Affiliates, officers, employees, agents, accountants, equity holders, legal counsel and other representatives of the Borrower or its Affiliates (collectively,

[***] = Certain information has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the company if publicly disclosed.

“Representatives”) who have a need to know such Confidential Information for the purpose of assisting in the negotiation, completion and administration of this Facility;
(ii)    to use the Confidential Information only in connection with the Facility and not for any other purpose; and
(iii)    to maintain and keep in force procedures reasonably designed to cause its Representatives to comply with these provisions and to be responsible for any failure of any Representative to follow those procedures. The provisions of this Section 10.16(A) shall not apply to Confidential Information that (a) has been approved for release by written authorization of the appropriate party, or (b) is or hereafter becomes (through a source other than the Borrower, the Paying Agent or their respective Affiliates or Representatives) generally available to the public and shall not prohibit the disclosure of Confidential Information to the extent required by applicable Law or by any Governmental Authority or to the extent necessary in connection with the enforcement of any Loan Document.

The Borrower agrees not to provide copies of the Loan Documents to any prospective investor in, or prospective lender to, the Borrower without the prior written consent of the Administrative Agent, which shall not be unreasonably withheld, delayed or conditioned. For the avoidance of doubt, Borrower or any affiliate of Sponsor may provide copies of the Loan Documents to any potential investor or equity holder in Sponsor or its affiliates, provided that each such Person shall have been instructed to keep the same confidential in accordance with this Section 10.16.

(B)    Each Lender, each Funding Agent, and the Administrative Agent agrees to maintain the confidentiality of all nonpublic information with respect to the Sunnova Parties furnished or delivered to it pursuant to or in connection with this Agreement or any other Loan Document; provided, that such information may be disclosed (i) to such party’s Affiliates or such party’s or its Affiliates’ officers, directors, employees, agents, accountants, legal counsel and other representatives (collectively “Lender Representatives”), in each case, who have a need to know such information for the purpose of assisting in the negotiation, completion and administration of the Facility and on a confidential basis, (ii) to any permitted assignee of or participant in, or any prospective assignee of or participant in, the Facility or any of its rights or obligations under this Agreement, in each case on a confidential basis, (iii) to any financing source, dealer, hedge counterparty or other similar party in connection with financing or risk management activities related to the Facility, (iv) to any Commercial Paper rating agency (including by means of a password protected internet website maintained in connection with Rule 17g-5), (v) to the extent required by applicable Law or by any Governmental Authority, and (vi) to the extent necessary in connection with the enforcement of any Loan Document, and (vii) solely in the case of the Class B Lenders, to direct and indirect investors and potential investors in the Class B Lenders information related to the material terms and conditions of this Agreement and the Loan Document (including any material economic terms and the identity of the parties to the Loan Document), investment performance, general portfolio composition data and statistics regarding the Borrower’s assets pursuant to marketing, monitoring and reporting activities in connection with the Borrower's and its respective Affiliates’ businesses.
The provisions of this Section 10.16(B) shall not apply to information that (i) is or hereafter becomes (through a source other than the applicable Lender, Funding Agent or the Administrative

[***] = Certain information has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the company if publicly disclosed.

Agent or any Lender Representative associated with such party) generally available to the public, (ii) was rightfully known to the applicable Lender, applicable Funding Agent or the Administrative Agent or any Lender Representative or was rightfully in their possession prior to the date of its disclosure pursuant to this Agreement, (iii) becomes available to the applicable Lender, applicable Funding Agent or the Administrative Agent or any Lender Representative from a third party unless to their knowledge such third party disclosed such information in breach of an obligation of confidentiality to the applicable Lender, applicable Funding Agent or the Administrative Agent or any Lender Representative, (iv) has been approved for release by written authorization of the parties whose information is proposed to be disclosed, or (v) has been independently developed or acquired by any Lender, any Funding Agent or the Administrative Agent or any Lender Representative without violating this Agreement. The provisions of this Section 10.16 shall not prohibit any Lender, any Funding Agent or the Administrative Agent from filing with or making available to any judicial, governmental or regulatory agency or providing to any Person with standing any information or other documents with respect to the Facility as may be required by applicable Law or requested by such judicial, governmental or regulatory agency.

Section 10.17.    Limited Recourse. All amounts payable by the Borrower on or in respect of the Obligations shall constitute limited recourse obligations of the Borrower secured by, and payable solely from and to the extent of, the Collateral; provided that (A) the foregoing shall not limit in any manner the ability of the Administrative Agent or any other Lender to seek specific performance of any Obligation (other than the payment of a monetary obligation in excess of the amount payable solely from the Collateral), (B) the provisions of this Section 10.17 shall not limit the right of any Person to name the Borrower as party defendant in any action, suit or in the exercise of any other remedy under this Agreement or the other Loan Documents and (C) when any portion of the Collateral is transferred in a transfer permitted under and in accordance with this Agreement, the security interest in and Lien on such Collateral shall automatically be released (including, without limitation, automatically and immediately following deposit of the applicable amount into the Proceeds Account in accordance with Section 5.1(O)(iii) for the applicable Eligible Equipment pursuant to an Eligible Equipment Disposition), and the Lenders under this Agreement will no longer have any security interest in, lien on, or claim against such Collateral. No recourse shall be sought or had for the obligations of the Borrower against any Affiliate, director, officer, shareholder, manager or agent of the Borrower other than as specified in the Loan Documents.

Section 10.18.    Customer Identification - USA Patriot Act Notice. The Administrative Agent and each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56, signed into law October 26, 2001) (the “Patriot Act”), and the Administrative Agent’s and each Lender’s policies and practices, the Administrative Agent and the Lenders are required to obtain, verify and record certain information and documentation that identifies the Borrower, which information includes the name and address of the Borrower and such other information that will allow the Administrative Agent or such Lender to identify the Borrower in accordance with the Patriot Act.

Section 10.19.    Paying Agent Compliance with Applicable Anti-Terrorism and Anti-Money Laundering Regulations. In order to comply with laws, rules, regulations and executive orders in effect from time to time applicable to banking institutions, including, but not limited to those relating

[***] = Certain information has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the company if publicly disclosed.

to funding of terrorist activities and money laundering, the Paying Agent is required to obtain, verify and record certain information relating to individuals and entities which maintain a business relationship with the Paying Agent. Accordingly, each of the parties agrees to provide to the Paying Agent upon its request from time to time such identifying information and documentation as may be available for such party in order to enable the Paying Agent to comply with such laws, rules, regulations and executive orders in effect from time to time applicable to banking institutions, including, but not limited to those relating to funding of terrorist activities and money laundering.
Section 10.20.    Non-Petition. Each party hereto hereby covenants and agrees that it will not institute against or join any other Person in instituting against the Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceeding under the laws of the United States or of any state of the United States or of any other jurisdiction prior to the date which is one year and one day after the payment in full of all outstanding indebtedness of the Conduit Lender. The agreements set forth in this Section 10.20 and the parties’ respective obligations under this Section 10.20 shall survive the termination of this Agreement.
Section 10.21.    No Recourse. (A) Notwithstanding anything to the contrary contained in this Agreement, the parties hereto hereby acknowledge and agree that all transactions with a Conduit Lender hereunder shall be without recourse of any kind to such Conduit Lender. A Conduit Lender shall have no liability or obligation hereunder unless and until such Conduit Lender has received such amounts pursuant to this Agreement. In addition, the parties hereto hereby agree that (i) a Conduit Lender shall have no obligation to pay the parties hereto any amounts constituting fees, reimbursement for expenses or indemnities (collectively, “Expense Claims”) and such Expense Claims shall not constitute a claim (as defined in Section 101 of Title 11 of the Bankruptcy Code or similar laws of another jurisdiction) against such Conduit Lender, unless or until such Conduit Lender has received amounts sufficient to pay such Expense Claims pursuant to this Agreement and such amounts are not required to pay the outstanding indebtedness of such Conduit Lender and (ii) no recourse shall be sought or had for the obligations of a Conduit Lender hereunder against any Affiliate, director, officer, shareholders, manager or agent of such Conduit Lender.
(B)    The agreements set forth in this Section 10.21 and the parties’ respective obligations under this Section 10.21 shall survive the termination of this Agreement.
Section 10.22.    [Reserved].
Section 10.23.    Additional Paying Agent Provisions. The parties hereto acknowledge that the Paying Agent shall not be required to act as a “commodity pool operator” as defined in the Commodity Exchange Act, as amended, or be required to undertake regulatory filings related to this Agreement in connection therewith.
Section 10.24.    Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedge Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance

[***] = Certain information has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the company if publicly disclosed.

Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact by stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States.

[Signature Pages Follow]

[***] = Certain information has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the company if publicly disclosed.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.
SUNNOVA TEP INVENTORY, LLC, as Borrower
By:     /s/ Robert Lane
Name: Robert Lane
Title: Executive Vice President, Chief Financial
Officer

[Signature Page to Sunnova Safe Harbor Credit Agreement]

[***] = Certain information has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the company if publicly disclosed.

CREDIT SUISSE AG, New York Branch,
as Administrative Agent and as Class A Funding Agent
By: /s/ Patrick J. Hart
Name: Patrick J. Hart
Title: Director
By: /s/ Jason Ruchelsman
Name: Jason Ruchelsman
Title: Director
LIBREMAX MASTER FUND, LTD,
as Class B Funding Agent
By: /s/ Frank Bruttomesso
Name: Frank Bruttomesso
Title: COO/GC of LibreMax Capital, LLC, its
Investment Manager

CREDIT SUISSE AG, Cayman Islands Branch,
as a Class A Non-Conduit Lender
By: /s/ Patrick J. Hart
Name: Patrick J. Hart
Title: Authorized Signatory
By: /s/ Jason Ruchelsman
Name: Jason Ruchelsman
Title: Authorized Signatory

[Signature Page to Sunnova Safe Harbor Credit Agreement]

[***] = Certain information has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the company if publicly disclosed.

LIBREMAX MASTER FUND, LTD,
as a Class B Non-Conduit Lender
By: /s/ Frank Bruttomesso
Name: Frank Bruttomesso
Title: COO/GC of LibreMax Capital, LLC, its
Investment Manager

[Signature Page to Sunnova Safe Harbor Credit Agreement]

[***] = Certain information has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the company if publicly disclosed.

ALPINE SECURITIZATION LTD,
as a Class A Conduit Lender
By: /s/ Patrick J. Hart
Name: Patrick J. Hart
Title: Director
By: /s/ Steven Schlussler
Name: Steven Schlussler
Title: Director

[Signature Page to Sunnova Safe Harbor Credit Agreement]

[***] = Certain information has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the company if publicly disclosed.

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as Paying Agent
By: /s/ Jeanine C. Casey
Name: Jeanine C. Casey
Title: Vice President

[Signature Page to Sunnova Safe Harbor Credit Agreement]

[***] = Certain information has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the company if publicly disclosed.

[Signature Page to Sunnova Safe Harbor Credit Agreement]

[***] = Certain information has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the company if publicly disclosed.

EXHIBIT A

DEFINED TERMS
“1940 Act” shall mean the Investment Company Act of 1940, as amended.
“2019 Safe-Harbor Equipment” means Eligible Equipment that is delivered in 2019 or that is paid for during 2019 and provided to Borrower within 3.5 months after payment.
“2020 Safe-Harbor Equipment” means Eligible Equipment that (a) is not 2019 Safe-Harbor Equipment and (b) is delivered in 2020 or that is paid for during 2020 and provided to Borrower within 3.5 months after payment.
“Adjusted LIBOR Rate” shall mean the greater of (a) a rate per annum equal to the rate (rounded upwards, if necessary, to the next higher 1/100 of 1%) obtained by dividing (i) LIBOR by (ii) a percentage equal to 100% minus the reserve percentage (rounded upward to the next 1/100th of 1%) in effect on such day and applicable to the Non-Conduit Lender for which this rate is calculated under regulations issued from time to time by the Board of Governors of the Federal Reserve System for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “eurocurrency liabilities”) and (b) zero. The Adjusted LIBOR Rate shall be adjusted automatically as of the effective date of any change in such reserve percentage.
“Administrative Agent” shall have the meaning set forth in the introductory paragraph hereof.
“Advance” shall mean, individually or collectively, as the context may require, a Class A Advance and/or a Class B Advance.
“Affected Party” shall have the meaning set forth in Section 2.12(B).
“Affiliate” shall mean, with respect to any Person, any other Person that (i) directly or indirectly Controls, is Controlled by, or is under direct or indirect common Control with such Person, or, (ii) is an officer or director of such Person, and in the case of any Lender that is an investment fund, the investment advisor thereof and any investment fund having the same investment advisor.
“Affiliate Transaction Document” shall mean (a) the Pipeline Exclusivity Agreement, (b) each Master Purchase Agreement, (c) the Equipment Sourcing Agreement, (d) the Management Services Agreement, and (e) the Contribution Agreement.
“Affiliated Entity” shall mean any of the Obligors and any of their respective direct or indirect Subsidiaries and/or Affiliates, whether now existing or hereafter created, organized or acquired.
“Aggregate Borrowing Base” shall mean, on any date of determination and through the next date of determination, (i) the product of (a) 85% and (b) the Market Value of all Eligible Equipment as of such date of determination, (ii) plus the Debt Service Reserve Borrowing Base Amount.

[***] = Certain information has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the company if publicly disclosed.

“Aggregate Commitment” shall mean, on any date of determination, the sum of the Commitments then in effect. The Aggregate Commitment as of the Closing Date shall be equal to $95,206,150.96.
“Aggregate Outstanding Advances” shall mean, as of any date of determination, the sum of (i) the aggregate principal balance of all Class A Advances outstanding plus (ii) the aggregate principal balance of all Class B Advances outstanding.
“Agreement” shall have the meaning set forth in the introductory paragraph hereof.
“A.M. Best” shall mean A.M. Best Company, Inc. and any successor rating agency.
“Applicable Law” shall mean all applicable laws of any Governmental Authority, including, without limitation, laws relating to consumer leasing and protection and any ordinances, judgments, decrees, injunctions, writs and orders or like actions of any Governmental Authority and rules and regulations of any federal, regional, state, county, municipal or other Governmental Authority.
“Appraisal Price” shall mean, with respect to any Eligible Equipment and as of any date of determination, the product of (i) the quotient of (a) the Appraisal Value of such Eligible Equipment as of such date of determination divided by (b) the Appraisal Value of such Eligible Equipment as of the purchase date of such Eligible Equipment, multiplied by (ii) the invoiced purchase price of such Eligible Equipment.
“Appraisal Value” shall mean, as of any date of determination, the fair market value (or, at all times that an Event of Default has occurred and is continuing and during any Cash Sweep Period resulting from a Cash Sweep Event in clause (ii) in the definition thereof, orderly liquidation value) set forth in the most recent Eligible Equipment Appraisal.
“Appraiser” shall mean Gordon Brothers Asset Advisors LLC, or any other appraisal firm reasonably acceptable to the Administrative Agent and the Majority Class A Lenders and Majority Class B Lenders.
“Appraiser Engagement Letter” shall mean that certain letter agreement, dated as of December 30, 2019, by and between Sponsor and Gordon Brothers Asset Advisors LLC.
“Approved Dealer Warehouse” shall mean (a) the warehouses set forth in Part 1 Schedule 1.1(b) on the Closing Date and (b) any additional warehouse which is: (i) owned by a Material Dealer or leased by a Material Dealer (in each case, other than Trinity) from a third party warehouseman pursuant to a Storage Agreement reasonably acceptable to the Administrative Agent, (ii) included in a supplement to Part 1 of Schedule 1.1(b) delivered by the Borrower to the Lenders and the Administrative Agent following the Closing Date, (iii) located in the United States (including Approved U.S. Territories) (iv) reasonably acceptable to the Administrative Agent.
“Approved Trinity Warehouse” shall mean (a) the warehouses set forth in Part 3 of Schedule 1.1(b) on the Closing Date and (b) any additional warehouse which is: (i) owned by Trinity or leased by Trinity from a third party warehouseman pursuant to a Storage Agreement reasonably acceptable

[***] = Certain information has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the company if publicly disclosed.

to the Administrative Agent, (ii) included in a supplement to Part 3 of Schedule 1.1(b) delivered by the Borrower to the Lenders and the Administrative Agent following the Closing Date, (iii) located in the United States (including Approved U.S. Territories), (iv) the subject of a Collateral Access Agreement and (v) reasonably acceptable to the Administrative Agent.
“Approved Sunnova Warehouse” shall mean (a) the warehouses set forth in Part 2 of Schedule 1.1(b) on the Closing Date and (b) any additional warehouse which is: (i) leased by the Borrower or DeveloperCo from a third party warehouseman pursuant to a Storage Agreement reasonably acceptable to the Administrative Agent, (ii) included in a supplement to Part 2 of Schedule 1.1(b) delivered by the Borrower to the Lenders and the Administrative Agent following the Closing Date, (iii) located in the United States (including Approved U.S. Territories), (iv) the subject of a Collateral Access Agreement and (v) reasonably acceptable to the Administrative Agent.
“Approved Type and Vendor List” shall mean the list of approved vendors, equipment types and models set forth in Schedule 1.1(a), which list shall be updated after the Closing Date (a) automatically, without further action by any Person, upon the occurrence thereof, to remove any vendor set forth therein (i) in respect of which any Insolvency Event or other event described in Section 6.1(E) has occurred (unless, in the case of any such Insolvency Proceeding under the Bankruptcy Code, the relevant supply agreement has been assumed and the Administrative Agent has determined that performance thereunder will not be impaired), (ii) that has publicly communicated that it has stopped honoring, or will be unable to honor, its warranty obligations to customers generally or any vendor that is subject to an adjudication of any action, suit or proceeding determining any failure by such vendor to honor warranty obligations to customers or (iii) that has materially breached any of its obligations to Borrower or Sponsor under any supply agreement in respect of equipment, (b) to remove any vendor, equipment type or model (or country or origin for any of the foregoing) if, in the Administrative Agent’s discretion (in consultation with the Technical Advisor), the facts and circumstances since the Closing Date have changed such that the applicable vendor, equipment type, model or country of origin is no longer suitable to serve as Collateral based on then-current customary lending practices in the Sunnova Parties’ industry in financing vehicles similar to the Borrower (with any such update under this clause (b) to become effective 10 days after notice thereof is delivered to Borrower and to apply solely to Purchase Orders delivered on or after such date of effectiveness), and (c) upon the request of Borrower and subject to the prior written approval of the Administrative Agent (in consultation with the Technical Advisor), to add new vendors and new models from vendors listed therein (with any such update under this clause (c) to become effective 10 days following the date upon which the Administrative Agent posts such update to all Lenders unless, prior to such time, the Majority Lenders notify the Administrative Agent that they not accept the update).

“Approved U.S. Territory” shall initially mean Puerto Rico, Guam and the Northern Mariana Islands and shall mean any other territory of the United States which the Administrative Agent has, in its sole discretion and in consultation with counsel regarding equivalent ability to perfect and exercise remedies in respect of its security interest, approved as an Approved U.S. Territory, by providing a written notice to the Borrower regarding the same.

[***] = Certain information has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the company if publicly disclosed.

“Approved Vendor” shall mean any vendor set forth on the Approved Type and Vendor List, as such Approved Type and Vendor List may be updated from time to time in accordance with the definition thereof.

“Approved Warehouse” shall mean any Approved Sunnova Warehouse, Approved Trinity Warehouse or Approved Dealer Warehouse.
“Asset Disposition” means a sale, lease, license, consignment, transfer, issuance or other disposition of property or other assets of a Loan Party to any other Person, including any disposition in connection with a sale-leaseback transaction, synthetic lease or statutory division of a limited liability company.
“Availability Period” shall mean the period from the Closing Date until the Commitment Termination Date.
“Back-Leverage Debt” shall mean Borrowed Money of BL Borrower incurred pursuant to the Back-Leverage Transaction Documents that does not prevent the creation, priority, perfection or enforcement of the Liens of the Administrative Agent and the Secured Parties on any of the Collateral.
“Back-Leverage Transaction Documents” shall mean that certain Credit Agreement, dated as of September 6, 2019, by and among BL Borrower, Credit Suisse AG, New York Branch, as administrative agent for the financial institutions that may from time to time become parties thereto as lenders, the lenders from time to time party thereto, Wells Fargo Bank, National Association, as paying agent and U.S. Bank National Association, as verification agent and each “Transaction Document” as defined therein, as may be amended, restated, amended and restated, supplemented, modified or replaced from time to time in accordance with the terms hereof.
“Bankruptcy Code” shall mean the U.S. Bankruptcy Code, 11 U.S.C. § 101, et seq., as amended.
“Base Rate” shall mean, with respect to any Lender for any day, a rate per annum equal to the greatest of (i) with respect to each Class A Lender, the prime rate of interest announced publicly by the Class A Funding Agent with respect to its Class A Lender Group (or the Affiliate of such Lender or Funding Agent, as applicable, that announces such rate) as in effect at its principal office from time to time, changing when and as said prime rate changes (such rate not necessarily being the lowest or best rate charged by such Person) or, if such Lender, Funding Agent or Affiliate thereof does not publicly announce the prime rate of interest, and with respect to each Class B Lender, as quoted in The Wall Street Journal on such day, (ii) the sum of (a) 0.50% and (b) the rate equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by the applicable Funding Agent from three Federal funds brokers of recognized standing selected by it and (iii) zero.

[***] = Certain information has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the company if publicly disclosed.

“Base Reference Banks” shall mean the principal London offices of Standard Chartered Bank, Lloyds TSB Bank, Royal Bank of Scotland, Deutsche Bank and the investment banking division of Barclays Bank PLC or such other banks as may be appointed by the Administrative Agent with the approval of the Borrower.
“Basel III” shall mean Basel III: A global regulatory framework for more resilient banks and banking systems prepared by the Basel Committee on Banking Supervision, and all national implementations thereof.
“Beneficial Ownership Certification” shall mean a certification regarding beneficial ownership required by the Beneficial Ownership Regulation, which certification shall be substantially similar in form and substance to the form of Certification Regarding Beneficial Owners of Legal Entity Customers published jointly, in May 2018, by the Loan Syndications and Trading Association and Securities Industry and Financial Markets Association.
“Beneficial Ownership Regulation” shall mean 31 C.F.R. § 1010.230.
“BHC Act Affiliate” shall have the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k).
“BL Borrower” shall mean Sunnova TEP Holdings LLC, a Delaware limited liability company.
“BL Distributions” shall mean any dividend or other distribution or payment on Equity Interests of BL Borrower or BL Holdco.
“BL HoldCo” shall mean Sunnova TEP Resources, LLC, a Delaware limited liability company.

“Borrower” shall have the meaning set forth in the introductory paragraph hereof.
“Borrowing Base” shall mean the Class A Borrowing Base and/or the Class B Borrowing Base, as applicable.
“Borrowing Base Certificate” shall mean the certificate in the form of Exhibit B-1 attached hereto.
“Borrowing Base Deficiency” shall have the meaning set forth in Section 2.9.
“Borrowing Base Report” shall mean a report, substantially in the form of Exhibit E or otherwise in form and substance reasonably satisfactory to the Administrative Agent, which shall include a certification from a Responsible Officer of the Borrower confirming: (a) the Aggregate Borrowing Base, together with reasonably detailed calculations thereof, including each component of such calculation (including the then-applicable Market Value of all Eligible Equipment included in the Aggregate Borrowing Base), (b) the Eligible Equipment included in the Aggregate Borrowing Base as shown by (i) vendor, (ii) equipment type and (iii) serial number, (c) the current location of all Eligible Equipment included in the Aggregate Borrowing Base calculation, and (d) a list of Host

[***] = Certain information has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the company if publicly disclosed.

Customer Agreements that (i) have been executed by Sponsor or its Affiliates, or a Dealer for the benefit of Sponsor or its Affiliates, but have not reached substantial completion as defined in the Dealer agreements on or prior to the date of such report, (ii) have not yet been conveyed to DeveloperCo, (iii) contemplate a date of installation scheduled for more than seven days after the date of such report and (iv) cover Equipment sufficient to complete Projects with an aggregate installed capacity of no less than [***]MW DC during 2020, [***]MW DC during 2021 and [***]MW DC during 2022.
“Breakage Costs” shall mean, with respect to a failure by the Borrower, for any reason resulting from Borrower’s failure (but excluding any failures to borrow resulting from a Lender default under this Agreement), to borrow any proposed Advance on the date specified in the applicable Notice of Borrowing (including without limitation, as a result of the Borrower’s failure to satisfy any conditions precedent to such borrowing) after providing such Notice of Borrowing, the resulting loss, cost, expense or liability incurred by reason of the liquidation or reemployment of deposits, actually sustained by the Administrative Agent, any Lender or any Funding Agent; provided, however, that the Administrative Agent, such Lender or such Funding Agent shall use commercially reasonable efforts to minimize such loss or expense and shall have delivered to the Borrower a certificate as to the amount of such loss or expense, which certificate shall be conclusive in the absence of manifest error. For the avoidance of doubt, if a Lender does not make an advance and the Borrower has met all conditions precedent required under Article III or Lender has breached this Agreement, then any Breakage Costs shall be borne by Lender.
“Business Day” shall mean any day other than Saturday, Sunday and any other day on which commercial banks in New York, New York or Minnesota are authorized or required by law to close.
“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Secured Parties, cash or deposit account balances, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent. “Cash Collateral” has a correlative meaning.
“Cash Equivalents” shall mean (a) (i) direct interest bearing obligations of, and interest-bearing obligations guaranteed as to payment of principal and interest by, the United States or any agency or instrumentality of the United States the obligations of which are backed by the full faith and credit of the United States; (ii) direct interest-bearing obligations of, and interest-bearing obligations guaranteed as to payment of principal and interest by, the Federal National Mortgage Association or the Federal Home Loan Mortgage Corporation, but only if, at the time of investment, such obligations are assigned the highest credit rating by S&P; and (iii) evidence of ownership of a proportionate interest in specified obligations described in (i) and/or (ii) above; (b) demand, time deposits, money market deposit accounts, certificates of deposit of and federal funds sold by, depository institutions or trust companies incorporated under the laws of the United States or any state thereof (or domestic branches of foreign banks), subject to supervision and examination by federal or state banking or depository institution authorities, and having, at the time of a relevant Borrower’s investment or contractual commitment to invest therein, a short term unsecured debt rating of “A-1” by S&P; (c) securities bearing interest or sold at a discount issued by any corporation incorporated under the laws of the United States or any state thereof which have a rating of no less

[***] = Certain information has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the company if publicly disclosed.

than “A-1+” by S&P and a maturity of no more than 365 days; (d) commercial paper (including both non-interest bearing discount obligations and interest-bearing obligations payable on demand or on a specified date not more than one year after the closing date thereof) of any corporation (other than the Sponsor), incorporated under the laws of the United States or any state thereof, that, at the time of the investment or contractual commitment to invest therein, a rating of “A-1” by S&P; (e) money market mutual funds, or any other mutual funds registered under the 1940 Act which invest only in other Cash Equivalents, having a rating, at the time of such investment, in the highest rating category by S&P; (f) money market deposit accounts, demand deposits, time deposits or certificates of deposit of any depository institution or trust company incorporated under the laws of the United States or any state thereof and subject to supervision and examination by federal or state banking or depository institution authorities; provided, however, that at the time of the investment or contractual commitment to invest therein, the commercial paper or other short-term unsecured debt obligations (other than such obligations the rating of which is based on the credit of a Person other than such depository institution or trust company) thereof will be rated “A-1+” by S&P, including proprietary money market funds offered or managed by the Paying Agent or an Affiliate thereof; (g) repurchase agreements with respect to obligations of, or guaranteed as to principal and interest by, the United States or any agency or instrumentality thereof when such obligations are backed by the full faith and credit of the United States; provided, however, that the unsecured obligations of the party agreeing to repurchase such obligations at the time have a credit rating of no less than the A-1 by S&P; and (h) any investment agreement (including guaranteed investment certificates, forward delivery agreements, repurchase agreements or similar obligations) with an entity which on the date of acquisition has a credit rating of no less than the A-1 by S&P, in each case denominated in or redeemable in Dollars.
“Cash Sweep Class A Target Advance Rate” shall mean, as of the applicable date of determination, the point at which the aggregate principal balance of all Class A Advances is no greater than the product of (a) a fraction, the numerator of which is [***]%, and the denominator of which is [***]% and (b) the Aggregate Borrowing Base as of such date.
“Cash Sweep Event” shall mean the occurrence of (i) a Material Tax Law Change or (ii) an event or circumstance that has resulted, or could reasonably be expected to result, in a Sponsor Material Adverse Effect.
“Cash Sweep Period” shall mean any period after the occurrence of a Cash Sweep Event; provided that a Cash Sweep Period resulting from a Cash Sweep Event of the type described in clause (ii) in the definition thereof shall terminate if the event or circumstance that caused such Cash Sweep Event has been cured or remedied, as determined by the Administrative Agent.
“CED” shall mean CED Greentech, a division of Consolidated Electrical Distributions, Inc.
“Change in Law” shall mean (i) the adoption or taking effect of any Law after the date of this Agreement, (ii) any change in Law or in the administration, interpretation, application or implementation thereof by any Governmental Authority after the date of this Agreement, (iii) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority after the date of this Agreement or (iv) compliance by any Affected Party, by any lending office of such Affected Party or by such Affected Party’s holding

[***] = Certain information has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the company if publicly disclosed.

company, if any, with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided, that notwithstanding anything herein to the contrary, (a) the Dodd-Frank Act, (b) Basel III and (c) all requests, rules, guidelines and directives under either of the Dodd-Frank Act or Basel III or issued in connection therewith shall be deemed to be a “Change in Law”, regardless of the date implemented, enacted, adopted or issued.
“Change of Control” shall mean, the occurrence of one or more of the following events:
(a) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of SEI to any Person or group of related Persons for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (a “Group”), other than, in each case, any such sale, lease, exchange or transfer to a Person or Group that is, prior to such, lease, exchange or transfer, an Affiliate of SEI and is Controlled by SEI;
(b) any Person or Group shall become the owner, directly or indirectly, beneficially or of record, of shares representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of SEI, other than any Person that is a Permitted Investor or Group that is controlled by a Permitted Investor; provided that any transfers or issuances of equity of SEI on or after the Closing Date to, among or between a Permitted Investor or any Affiliate thereof, shall not constitute a “Change of Control” for purposes of this clause (b);
(c) SEI ceases to own or Control, beneficially or of record, directly or indirectly, all of the Equity Interests in Sponsor;
(d) Sponsor ceases to own or Control, beneficially or of record, directly or indirectly, all Equity Interests in Pledgor;
(e) Pledgor ceases to own or Control, beneficially or of record, directly, all Equity Interests in Borrower;
(f) Borrower ceases to own or Control, beneficially or of record, directly, all Equity Interests in DeveloperCo;
(g) DeveloperCo ceases to own or Control, beneficially or of record, directly, all Equity Interests in BL HoldCo;
(h) BL HoldCo ceases to own or Control, beneficially or of record, directly or indirectly, all Equity Interests in BL Borrower;
(i) BL Borrower ceases to own or Control, beneficially or of record, directly or indirectly, all Equity Interests in each Managing MemberCo; or
(j) any Managing MemberCo ceases to own or Control, beneficially or of record, directly or indirectly, all the Equity Interests of the managing member of the applicable Project Company or otherwise ceases to be the managing member thereof.

[***] = Certain information has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the company if publicly disclosed.

“Class A Advance” shall have the meaning set forth in Section 2.2(A).
“Class A Aggregate Commitment” shall mean, on any date of determination, the sum of the Class A Commitments then in effect. The Class A Aggregate Commitment as of the Closing Date shall be equal to $[***].
“Class A Borrowing Base” shall mean, as of any date of determination, the product of (a) the Class A Commitment Percentage multiplied by (b) the Aggregate Borrowing Base; provided that in no event shall the Class A Borrowing Base be greater than the Class A Aggregate Commitment.
“Class A Borrowing Base Deficiency” shall have the meaning set forth in Section 2.9.
“Class A Commitment” shall mean the obligation of a Non-Conduit Lender to fund a Class A Advance on the Closing Date, as set forth on Schedule II attached hereto.
“Class A Commitment Percentage” shall mean an amount equal to the quotient of the Class A Aggregate Commitment divided by (b) the Aggregate Commitment.
“Class A Funding Agent” shall mean a Person appointed as a Class A Funding Agent for a Class A Lender Group pursuant to Section 7.14.
“Class A Interest Distribution Amount” shall mean, with respect to the Class A Advances on any date of determination, an amount equal to the sum of (i) the product of (a) the daily average outstanding principal balance of all Class A Advances during the related period (including any related Interest Accrual Period), (b) the actual number of days in such period (including any related Interest Accrual Period), divided by 360, 365 or 366, as applicable, and (c) the Class A Usage Fee Rate and (ii) any unpaid Class A Interest Distribution Amounts from prior Payment Dates plus, to the extent permitted by law, interest thereon at the Class A Usage Fee Rate for the related Interest Accrual Period.
“Class A Lender” shall mean a Lender that has funded a Class A Advance.
“Class A Lender Group” shall mean with respect to any Class A Advances, any group consisting of related Conduit Lenders, Non-Conduit Lenders and Funding Agents.
“Class A Lender Group Percentage” shall mean, for any Class A Lender Group, the percentage equivalent of a fraction (expressed out to five decimal places), the numerator of which is, with respect to each Class A Lender Group, the Class A Commitment of all Non-Conduit Lenders in such Class A Lender Group, and the denominator of which is the Class A Aggregate Commitment.
“Class A Loan Note” shall mean each Class A Loan Note of the Borrower in the form of Exhibit C-1 attached hereto, payable to a Class A Funding Agent for the benefit of the Class A Lenders in such Class A Funding Agent’s Class A Lender Group, in the aggregate face amount of up to such Class A Lender Group’s portion of the Class A Maximum Facility Amount, evidencing the aggregate indebtedness of the Borrower to the Class A Lenders in such Class A Funding Agent’s Class A Lender Group, as the same be amended, restated, supplemented or otherwise modified from time to time.

[***] = Certain information has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the company if publicly disclosed.

“Class A Maximum Facility Amount” shall mean $[***].
“Class A Unused Portion of the Commitments” shall mean, with respect to the Class A Lenders on any day, the excess of (x) the Class A Aggregate Commitment as of such day as of 5:00 P.M. (New York City time) on such day, over (y) the sum of the aggregate outstanding principal balance of the Class A Advances as of 5:00 P.M. (New York City time) on such day.
“Class A Usage Fee Margin” shall have the meaning set forth in the Fee Letter referred to in clause (i) of the definition thereof.
“Class A Usage Fee Rate” shall mean the sum of (i) the Cost of Funds and (ii) the Class A Usage Fee Margin.
“Class B Advance” shall have the meaning set forth in Section 2.2(B).
“Class B Aggregate Commitment” shall mean, on any date of determination, the sum of the Class B Commitments then in effect. The Class B Aggregate Commitment as of the Closing Date shall be equal to $[***].
“Class B Borrowing Base” shall mean, as of any date of determination, the product of (a) the Class B Commitment Percentage multiplied by (b) the Aggregate Borrowing Base; provided that in no event shall the Class B Borrowing Base be greater than the Class B Aggregate Commitment.
“Class B Borrowing Base Deficiency” shall have the meaning set forth in Section 2.9.
“Class B Commitment” shall mean the obligation of a Non-Conduit Lender to fund a Class B Advance on the Closing Date, as set forth on Schedule II attached hereto.
“Class B Commitment Percentage” shall mean an amount equal to the quotient of the Class B Aggregate Commitment divided by (b) the Aggregate Commitment.
“Class B Funding Agent” shall mean a Person appointed as a Class B Funding Agent for the Class B Lenders pursuant to Section 7.14. The initial Class B Funding Agent shall be LibreMax Master Fund, Ltd.
“Class B Interest Distribution Amount” shall mean, with respect to the Class B Advances on any date of determination, an amount equal to the sum of (i) the product of (a) the daily average outstanding principal balance of all Class B Advances during the related period (including any related Interest Accrual Period), (b) the actual number of days in such period (including any related Interest Accrual Period), divided by 360, 365 or 366, as applicable, and (c) the Class B Usage Fee Rate and (ii) any unpaid Class B Interest Distribution Amounts from prior Payment Dates plus, to the extent permitted by law, interest thereon at the Class B Usage Fee Rate for the related Interest Accrual Period.
“Class B Lender” shall mean a Lender that has funded a Class B Advance.

[***] = Certain information has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the company if publicly disclosed.

“Class B Lender Percentage” shall mean the percentage equivalent of a fraction (expressed out to five decimal places), the numerator of which is the Class B Commitment of all Class B Lenders, and the denominator of which is the Class B Aggregate Commitment.
“Class B Lender Purchase Option” shall have the meaning set forth in Section 6.3.
“Class B Loan Note” shall mean each Class B Loan Note of the Borrower in the form of Exhibit C-2 attached hereto, payable to the Class B Funding Agent for the benefit of the Class B Lenders, in the aggregate face amount of up to the Class B Maximum Facility Amount, evidencing the aggregate indebtedness of the Borrower to the Class B Lenders, as the same be amended, restated, supplemented or otherwise modified from time to time.
“Class B Maximum Facility Amount” shall mean $[***].
“Class B Unused Portion of the Commitments” shall mean, with respect to the Class B Lenders on any day, the excess of (x) the Class B Aggregate Commitment as of such day as of 5:00 P.M. (New York City time) on such day, over (y) the sum of the aggregate outstanding principal balance of the Class B Advances as of 5:00 P.M. (New York City time) on such day.
“Class B Usage Fee Margin” shall have the meaning set forth in the Fee Letter referred to in clause (i) of the definition thereof.
“Class B Usage Fee Rate” shall mean the sum of (i) the Cost of Funds and (ii) the Class B Usage Fee Margin.
“Closing Date” shall mean December 30, 2019.
“Collateral” shall mean (a) the Pledged Collateral (as defined in the Pledge Agreement), (b) the Collateral (as defined in each of the Security Agreement and DeveloperCo Guaranty and Security Agreement) and (c) all Property described in any Security Documents as security for any Obligations and all other Property that now or hereafter secures (or is intended to secure) any Obligations.
“Collateral Access Agreement” shall mean each bailee letter, substantially in the form of Exhibit G or otherwise in form and substance reasonably satisfactory to the Administrative Agent, among the Administrative Agent, Borrower and a third-party warehouseman of an Approved Warehouse where any Collateral is stored or otherwise located.
“Commercial Paper” shall mean commercial paper, money market notes and other promissory notes and senior indebtedness issued by or on behalf of a Conduit Lender.
“Commitment” shall mean, individually or collectively, as the context may require, the Class A Commitments and the Class B Commitments, as applicable.
“Commitment Termination Date” shall mean the earlier of (a) December 31, 2020, (b) the occurrence of an ITC Extension, or (c) such earlier date on which the Commitments terminate hereunder.

[***] = Certain information has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the company if publicly disclosed.

“Compliance Certificate” shall mean a certificate, in form and substance reasonably satisfactory to the Administrative Agent, by which Borrower and Sponsor each certifies Sponsor’s compliance with Section 5(r) of the Sponsor Guaranty, together with detailed calculations thereof, including each component thereof.

“Conduit Lender” shall mean the CS Conduit Lender and each financial institution identified as such that may become a party hereto.
“Confidential Information” shall have the meaning set forth in Section 10.16(A).
“Connection Income Taxes” shall mean Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consent to Assignment” shall mean a consent to assignment, substantially in the form of Exhibit H or otherwise in form and substance reasonably satisfactory to the Administrative Agent, among the Administrative Agent, an Obligor and the counterparty to a Material Contract.
“Consultant Reports” shall mean, collectively, (a) Document No. 10156172-OAL-R-01, Sunnova TEP IV Due Diligence, Issue F, dated as of October 10, 2019, and Document No. 10156172-OAL-M-01, Sunnova CS Safe Harbor – Inverter Procurement Review, Issue B, dated as of December 27, 2019, each from the Technical Advisor, and (b) the insurance report, dated as of December 30, 2019, from the Insurance Advisor.
“Contribution Agreement” shall mean the Contribution Agreement, dated as of the date hereof, among Sponsor, Borrower and DeveloperCo.
“Control” shall mean possession, directly or indirectly, of power to (a) vote 50% or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managing partners of such other Person, or (b) direct or cause the direction of the management and policies of such other Person whether by contract or otherwise.
    “Corporate Trust Office” shall mean, with respect to the Paying Agent, the corporate trust office thereof at which at any particular time its corporate trust business with respect to the Loan Documents is conducted, which office at the date of the execution of this instrument is located at 600 S. 4th Street, MAC 9300-061, Minneapolis, Minnesota 55479, Attention: Corporate Trust Services – Asset-Backed Administration or at such other address as such party may designate from time to time by notice to the other parties to this Agreement.
“Cost of Funds” shall mean, (i) with respect to the Class A Advances for any Interest Accrual Period, interest accrued on such Class A Advances during such Interest Accrual Period at the Adjusted LIBOR Rate for such Interest Accrual Period or, if the Adjusted LIBOR Rate is not available, the Base Rate and (ii) with respect to the Class B Advances for any Interest Accrual Period, interest accrued on such Class B Advances during such Interest Accrual Period at the Adjusted LIBOR Rate for such Interest Accrual Period or, if the Adjusted LIBOR Rate is not available, the Base Rate.

[***] = Certain information has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the company if publicly disclosed.

“Covered Entity” shall mean any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Covered Party” shall have the meaning set forth in Section 10.24 hereof.
“CPA Safe Harbor Amendment” shall mean an amendment to a Dealer Agreement in the form attached hereto as Exhibit J.
“CS Conduit Lender” shall mean Alpine Securitization Ltd.
“CS Non-Conduit Lender” shall mean Credit Suisse AG, Cayman Islands Branch.
“CSNY” shall have the meaning set forth in the introductory paragraph hereof.
“Dealer” shall mean a third party with whom the Sponsor or any of its Affiliates contracts to source potential Host Customers and to design, install or service PV Systems.
“Dealer Agreement” shall mean an agreement between the Sponsor or any of its Affiliates, on the one hand, and a Dealer, on the other hand, for the purpose of sourcing potential Host Customers and/or designing, installing or servicing PV Systems.
“Dealer Payments” shall mean, on any date of determination with respect to any Project, the amounts then due and payable to all Dealers in respect of such Project.
“Debt Service Reserve Account” shall have the meaning set forth in Section 8.2(A)(ii).
“Debt Service Reserve Borrowing Base Amount” shall mean (a) at any applicable time of determination prior to the [***] Payment Date following the Closing Date, an amount equal to the lesser of (i) the amount of cash then on deposit in the Debt Service Reserve Account or (ii) the product of (1) the amount of cash then on deposit in the Debt Service Reserve Account at such time multiplied by (2) the quotient of (x) [***] minus the total number of days that have elapsed since the Closing Date (or, if less, [***]) divided by (y) [***]; or (b) as of the [***] Payment Date and at all times thereafter, $0.
“Debt Service Reserve Required Balance” shall mean, as of the date of any determination, an amount equal to the sum of (a) the product of the Class A Usage Fee Rate multiplied by the sum of the Class A Advances then outstanding, (b) the product of the Class B Usage Fee Rate multiplied by the sum of the Class B Advances then outstanding, and (c) any Paying Agent Fee expected to come due in the succeeding [***] months.
“Default Rate” shall mean the Class A Usage Fee Rate or Class B Usage Fee Rate, as applicable, plus two percent (2.00%) per annum.
“Default Right” shall have the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

[***] = Certain information has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the company if publicly disclosed.

“Delayed Amount” shall have the meaning set forth in Section 2.4(E).
“Delayed Funding Date” shall have the meaning set forth in Section 2.4(E).
“Delayed Funding Lender” shall have the meaning set forth in Section 2.4(E).
“Delayed Funding Notice” shall have the meaning set forth in Section 2.4(E).
“Delayed Funding Reimbursement Amount” shall have the meaning set forth in Section 2.4(G).
“DeveloperCo” shall mean Sunnova TEP Developer, LLC, a Delaware limited liability company.
“DeveloperCo Account” shall mean that certain deposit account maintained with JPMorgan Chase Bank, N.A. with account number 539659216 and subject to the DeveloperCo Account Control Agreement.
“DeveloperCo Account Control Agreement” shall mean that certain Blocked Account Control Agreement, dated as of December 30, 2019, by and among DeveloperCo, the Administrative Agent and JPMorgan Chase Bank, N.A.
“DeveloperCo Account Required Balance” shall mean $[***].
“DeveloperCo Distribution Conditions” shall mean the satisfaction of each of the following:
(i)    no Potential Default or Event of Default has occurred and is continuing;
(ii)    immediately following the applicable distribution, an amount at least equal to the DeveloperCo Account Required Balance shall remain available on deposit in the DeveloperCo Account.
“DeveloperCo Security and Guaranty Agreement” shall mean that certain Guaranty and Security Agreement, dated as of the Closing Date, by DeveloperCo in favor of the Administrative Agent.
“Disqualified Lender” shall mean any financial institution or other Persons identified in Schedule A prior to the Closing Date, and any known Affiliate thereof clearly identifiable on the basis of its name (in each case, other than any Affiliate that is primarily engaged in, or that advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit or securities in the ordinary course and with respect to which such financial institution or other Person does not, directly or indirectly, possess the power to direct or cause the direction of the investment policies of such entity); provided that in no event shall a Lender designated under this Agreement as of the Closing Date be designated as a Disqualified Lender. The Borrower may from time to time, with the prior written consent of the Administrative Agent, update the list of Disqualified Lenders in Schedule A to (x) include identified Affiliates of financial institutions or other Persons identified pursuant to

[***] = Certain information has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the company if publicly disclosed.

the preceding sentence; provided that such updates shall not apply retroactively to disqualify parties that have previously acquired an assignment or participation interest in the Commitment or (y) remove one or more Persons as Disqualified Lenders (in which case such removed Person or Persons shall no longer constitute Disqualified Lenders).
“Dodd-Frank Act” shall mean the Dodd-Frank Wall Street Reform and Consumer Protection Act.
“Dollars,” “U.S. Dollars” and the symbol “$” shall mean the lawful currency of the United States.
“Eligible Equipment” shall mean Equipment that, as of the applicable date of determination, satisfies all of the requirements specified on Schedule 1.1(D).
“Eligible Equipment Appraisal” shall mean a written appraisal, in form reasonably satisfactory to the Administrative Agent, of the fair market value (or, at all times that an Event of Default has occurred and is continuing and during any Cash Sweep Period resulting from a Cash Sweep Event in clause (ii) in the definition thereof, orderly liquidation value) of all Eligible Equipment, from the Appraiser.
“Eligible Equipment Disposition” shall mean (a) the sale of a Project that incorporates Eligible Equipment to Sponsor, a Project Company (including pursuant to a Master Purchase Agreement), any other Affiliate or any third-party and (b) any sale or contribution by DeveloperCo to BL HoldCo of any Project that is not eligible for sale to a Project Company pursuant to a Master Purchase Agreement; provided that, in the case of each of clause (a) or (b) above, the Purchase Conditions have been satisfied.
“Eligible Equipment Supply Agreement” shall mean any agreement with an Approved Vendor relating to the purchase of Equipment, in which the Administrative Agent (on behalf of the Secured Parties) has a perfected, first priority security interest free and clear of all Liens (other than Permitted Liens) that satisfies all of the requirements specified on Schedule 1.1(e); provided that any agreement shall immediately cease to be an Eligible Equipment Supply Agreement upon (a) the expiration thereof in accordance with its terms, (b) the occurrence of any default by Borrower, or any other event, in each case, the effect of which is to permit the applicable Approved Vendor not to make any material payment or perform any material obligation thereunder, (c) such contract being repudiated by the applicable Approved Vendor, being terminated or becoming invalid, illegal or unenforceable or otherwise ceasing to be in full force and effect, (d) the suspension in performance by the applicable Approved Vendor thereto of its material obligations thereunder for a period of more than 15 consecutive days, (e) the counterparty thereto no longer being an Approved Vendor or (f) any material covenant, representation or warranty contained in the Loan Documents in respect of such agreement being been breached or not being true when made in any material respect; provided further that, an agreement that ceased to be an Eligible Equipment Supply Agreement pursuant to the foregoing clauses (b), (d), (e) or (f) may thereafter be reinstated as an Eligible Equipment Supply Agreement upon the demonstration, to the reasonable satisfaction of the Administrative Agent that the circumstances that caused such loss of eligibility have been cured within 60 days after the occurrence thereof.

[***] = Certain information has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the company if publicly disclosed.

“Eligible In-Transit Equipment” shall have the meaning set forth defined in Schedule 1.1(D).
“Eligible Institution” shall mean a commercial bank or trust company having capital and surplus of not less than $[***] in the case of U.S. banks and $[***] (or the U.S. dollar equivalent as of the date of determination) in the case of foreign banks; provided that a commercial bank which does not satisfy the requirements set forth above shall nonetheless be deemed to be an Eligible Institution for purposes of holding any deposit account or any other account so long as such commercial bank is a federally or state chartered depository institution subject to regulations regarding fiduciary funds on deposit substantially similar to 12 C.F.R. § 9.10(b) and such account is maintained as a segregated trust account with the corporate trust department of such bank.
“Eligible Letter of Credit Bank” means a financial institution (a) organized in the United States, and (b) having total assets in excess of $[***] and with a long term rating of at least “A“ by S&P or “A3” by Moody’s and a short term rating of at least “A-1” by S&P or “P-1” by Moody’s.
“Eligible Shipping Agreement” shall mean any agreement providing for the shipment of Eligible Equipment directly to or from an Approved Warehouse, in which the Administrative Agent has a perfected, first priority security interest free and clear of all Liens (other than Permitted Liens); provided that any agreement shall immediately cease to be an Eligible Shipping Agreement upon (a) the expiration thereof in accordance with its terms, (b) the occurrence of any default by Borrower or DeveloperCo, or any other event, in each case the effect of which is to permit the counterparty thereto not to make any material payment or perform any material obligation thereunder, (c) such contract being repudiated by the counterparty thereto, being terminated or becoming invalid, illegal or unenforceable or otherwise ceasing to be in full force and effect, (d) the suspension of performance by the counterparty thereto of its material obligations thereunder, (e) the occurrence of any Insolvency Proceeding or other event described in Section 6.1(E) in respect of the counterparty thereto (unless, in the case of any such Insolvency Proceeding under the Bankruptcy Code, the relevant agreement has been assumed and the Administrative Agent has determined that performance thereunder will not be impaired) or (f) any material covenant, representation or warranty contained in the Loan Documents in respect of such agreement having been breached or not being true when made in any material respect; provided further that an agreement that ceased to be an Eligible Shipping Agreement pursuant to the foregoing clauses (b), (d), (e) or (f) may thereafter be reinstated as an Eligible Shipping Agreement upon the demonstration, to the reasonable satisfaction of the Administrative Agent, that the circumstances that caused such loss of eligibility have been cured within 60 days after the occurrence thereof.
“Entitlement Order” shall have the meaning set forth in Section 8.2(D)(v).
“Equipment” shall mean inverters and related equipment that is of a model and type set forth on the Approved Type and Vendor List.
“Equipment Sourcing Agreement” shall mean the Equipment Sourcing Agreement, dated as of the date hereof, between Borrower and DeveloperCo.
“Equity Interests” shall mean any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests

[***] = Certain information has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the company if publicly disclosed.

in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to ERISA are to ERISA, as in effect at the Closing Date and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.
“ERISA Affiliate” shall mean each Person (as defined in Section 3(9) of ERISA), which together with the Borrower, would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Internal Revenue Code or Section 4001(a)(14) or 4001(b)(1) of ERISA.
“ERISA Event” shall mean (i) that a Reportable Event has occurred with respect to any Single Employer Plan; (ii) the institution of any steps by the Borrower or any ERISA Affiliate, the Pension Benefit Guaranty Corporation or any other Person to terminate any Single Employer Plan or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, a Single Employer Plan; (iii) the institution of any steps by the Borrower or any ERISA Affiliate to withdraw from any Multi-Employer Plan or Multiple Employer Plan or written notification of the Borrower or any ERISA Affiliate concerning the imposition of withdrawal liability; (iv) a non-exempt “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Internal Revenue Code in connection with any Plan; (v) the cessation of operations at a facility of the Borrower or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (vi) with respect to a Single Employer Plan, a failure to satisfy the minimum funding standard under Section 412 of the Internal Revenue Code or Section 302 of ERISA, whether or not waived; (vii) the conditions for imposition of a lien under Section 303(k) of ERISA shall have been met with respect to a Single Employer Plan; (viii) a determination that a Single Employer Plan is or is expected to be in “at-risk” status (within the meaning of Section 430(i)(4) of the Internal Revenue Code or Section 303(i)(4) of ERISA); (ix) the insolvency of or commencement of reorganization proceeding with respect to a Multi-Employer Plan or written notification that a Multi-Employer Plan is in “endangered” or “critical” status (within the meaning of Section 432 of the Internal Revenue Code or Section 305 of ERISA); or (x) the taking of any action by, or the threatening of the taking of any action by, the Internal Revenue Service, the Department of Labor or the Pension Benefit Guaranty Corporation with respect to any of the foregoing.
“Event of Default” shall mean any of the Events of Default described in Section 6.1.
“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (i) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (a) imposed as a result of such Recipient being organized under the Laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (b) that are Other Connection Taxes, (ii) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to

[***] = Certain information has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the company if publicly disclosed.

or for the account of such Lender with respect to an applicable interest in a Loan pursuant to a Law in effect on the date on which (a) such Lender acquires such interest in the Loan or (b) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (iii) Taxes attributable to such Recipient’s failure to comply with Section 2.17(G) and (iv) any U.S. federal withholding Taxes imposed under FATCA.
“Expense Claims” shall have the meaning set forth in Section 10.21.
“Facility” shall mean this Agreement together with all other Loan Documents.
“FATCA” shall mean Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code, and any intergovernmental agreements between the United States and another country which modify the provisions of the foregoing.
“Fee Letters” shall mean (i) that certain fee letter agreement, dated as of the Closing Date, entered into by and among the Administrative Agent and the Borrower, as the same be amended, restated, supplemented or otherwise modified from time to time, and (ii) any other fee letter between the Borrower and any Lender, as the same be amended, restated, supplemented or otherwise modified from time to time.
“Financial Covenants” shall mean the covenants set forth in Section 5(r) of the Sponsor Guaranty.
“Funding Agent” shall mean, individually or collectively as the context may require, each Class A Funding Agent and each Class B Funding Agent, as applicable.
“Funding Date” shall mean any Business Day on which an Advance is made at the request of the Borrower in accordance with provisions of this Agreement.
“Funds Flow Memorandum” shall mean, in connection with any Advance, a written memorandum delivered by the Borrower directing the application of the proceeds of the such Advance.
“GAAP” shall mean generally accepted accounting principles as are in effect from time to time and applied on a consistent basis (except for changes in application in which the Borrower’s independent certified public accountants and the Administrative Agent reasonably agree) both as to classification of items and amounts.
“Governmental Authority” shall mean the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive,

[***] = Certain information has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the company if publicly disclosed.

legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Guaranteed Delivery Date” shall have the meaning set forth in Schedule 1.1(E).
“Hedge Agreement” shall mean, collectively, (i) the ISDA Master Agreement, the related Schedule to the ISDA Master Agreement, and the related Confirmation or (ii) a long form confirmation, in each case executed by the Borrower in accordance with the Hedge Requirements and in form and substance reasonably acceptable to the Administrative Agent.
“Hedge Counterparty” shall mean a Secured Hedge Counterparty or Qualifying Hedge Counterparty party to a Hedge Agreement.
“Hedge Requirements” shall mean the requirements of the Borrower on each Funding Date (or, in connection with the first Funding Date, pursuant to Section 5.1(W)(i)) to enter into and maintain one or more interest rate cap agreements with a Qualifying Hedge Counterparty, under which (a) the Borrower shall, until the Commitment Termination Date, receive on a monthly basis, on or about each Payment Date, an amount equal to the excess, if any, of LIBOR over the strike rate in exchange for the payment by the Borrower of a premium payable at the time such interest rate cap agreement is entered into, (b) the strike rate is not more than 2.50%, and (c) the notional balance shall not exceed 110.0% but shall not be less than 90.0% of the aggregate outstanding principal balance of the Loans after giving effect to payments made on the applicable Funding Date.
“Host Customer” shall mean the customer under Host Customer Agreement.
“Host Customer Agreement” shall mean a power purchase agreement or lease agreement relating to any PV System, including amendments, supplements and other modifications thereto. For the avoidance of doubt, Solar Loan Contracts do not constitute “Host Customer Agreements” for purposes of this Agreement and the other Loan Documents.
“Indebtedness” shall mean as to any Person at any time, any and all indebtedness, obligations or liabilities (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) of such Person for or in respect of: (i) borrowed money; (ii) obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (iii) amounts raised under or liabilities in respect of any note purchase or acceptance credit facility; (iv) reimbursement obligations under any letter of credit, currency swap agreement, interest rate swap, cap, collar or floor agreement or other interest rate management device (other than in connection with this Agreement); (v) obligations of such Person to pay the deferred purchase price of property or services; (vi) obligations of such Person as lessee under leases which have been or should be in accordance with GAAP recorded as capital leases; (vii) any other transaction (including without limitation forward sale or purchase agreements, capitalized leases and conditional sales agreements) having the commercial effect of a borrowing of money entered into by such Person to finance its operations or capital requirements, and whether structured as a borrowing, sale and leaseback or a sale of assets for accounting purposes; (viii) any guaranty or endorsement of, or responsibility for, any Indebtedness of the types described in this definition; (ix) liabilities secured by any Lien on

[***] = Certain information has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the company if publicly disclosed.

property owned or acquired, whether or not such a liability shall have been assumed (other than any Permitted Liens or Permitted Equity Liens); or (x) unvested pension obligations.
“Indemnified Taxes” shall mean (i) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (ii) to the extent not otherwise described in clause (i), Other Taxes.
“Indemnitees” shall have the meaning set forth in Section 10.5.
“Independent Director” shall have the meaning set forth in Section 5.1(M).
“Insolvency Event” shall mean, with respect to any Person:
(i)    the commencement of: (a) a voluntary case by such Person under the Bankruptcy Code or (b) the seeking of relief by such Person under other debtor relief Laws in any jurisdiction outside of the United States;
(ii)    the commencement of an involuntary case against such Person under the Bankruptcy Code (or other debtor relief Laws) and the petition is not controverted or dismissed within sixty (60) days after commencement of the case;
(iii)    a custodian (as defined in the Bankruptcy Code) (or equal term under any other debtor relief Law) is appointed for, or takes charge of, all or substantially all of the property of such Person;
(iv)    such Person commences (including by way of applying for or consenting to the appointment of, or the taking of possession by, a rehabilitator, receiver, custodian, trustee, conservator or liquidator (or any equal term under any other debtor relief Laws) (collectively, a “conservator”) of such Person or all or any substantial portion of its property) any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency, liquidation, rehabilitation, conservatorship or similar law of any jurisdiction whether now or hereafter in effect relating to such Person;
(v)    such Person is adjudicated by a court of competent jurisdiction to be insolvent or bankrupt;
(vi)    any order of relief or other order approving any such case or proceeding referred to in clauses (i) or (ii) above is entered;
(vii)    such Person suffers any appointment of any conservator or the like for it or any substantial part of its property that continues undischarged or unstayed for a period of sixty (60) days; or
(viii)    such Person makes a compromise, arrangement or assignment for the benefit of creditors or generally does not pay its debts as such debts become due.

[***] = Certain information has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the company if publicly disclosed.

“Insurance Advisor” shall mean Moore-McNeil, LLC or such other independent insurance advisor reasonably acceptable to the Administrative Agent.
“Interest Accrual Period” shall mean for each Payment Date, the period from and including the immediately preceding Payment Date to but excluding such Payment Date except that the Interest Accrual Period for the initial Payment Date shall be the actual number of days from and including the Closing Date to, but excluding, the initial Payment Date.
“Interest Distribution Amount” shall mean, individually or collectively as the context may require, the Class A Interest Distribution Amount and the Class B Interest Distribution Amount. For the avoidance of doubt, the amount of the Interest Distribution Amount shall not constitute “Confidential Information.”
“Intermediate Holdco” shall mean Sunnova Intermediate Holdings, LLC, a Delaware limited liability company.
“Internal Revenue Code” shall mean the Internal Revenue Code of 1986, as the same may be amended or supplemented from time to time, or any successor statute, and the rules and regulations thereunder, as the same are from time to time in effect.
“Investment” means any investment of capital in any Person either by purchase of stock or securities, contributions to capital, property transfer or otherwise.
“ITC Extension” shall mean the enactment of any federal legislation after the Closing Date that results in (a) (i) “energy property” (described in Section 48(a)(3)(A)(i) of the Code) on which construction began after December 31, 2019, being eligible for Tax Credits with respect to which the “energy percentage” (within the meaning of Section 48(a)(2) of the Code) is 30% or greater or (ii) “energy property” (described in Section 48(a)(3)(A)(i) of the Code) on which construction began after December 31, 2020, being eligible for a Tax Credit with respect to which the “energy percentage” (within the meaning of Section 48(a)(2) of the Code) is 26% or greater or (b) a benefit with an equivalent or greater value to Tax Credits at the rates described above, including a cash grant, a refundable credit or a production tax credit.
“Law” shall mean any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, order, guideline, judgment, injunction, writ, decree or award of any Governmental Authority.
“Lender” and “Lenders” shall have the meanings set forth in the introductory paragraph hereof.
“Lender Representatives” shall have the meaning set forth in Section 10.16(B)(i).
“LIBOR” shall mean (a) an interest rate per annum equal to the rate appearing on the applicable Screen Rate; or (b) (if no Screen Rate is available for U.S. Dollars or the Interest Accrual Period or such Screen Rate ceases to be available), the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Administrative Agent at its request quoted by the Base

[***] = Certain information has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the company if publicly disclosed.

Reference Banks, in each case at approximately 11:00 A.M., London time, two (2) Business Days prior to the commencement of such Interest Accrual Period for the offering of deposits in U.S. Dollars in the principal amount of the Advances and for a three (3) month period. Notwithstanding the foregoing, if LIBOR as determined herein would be less than zero (0.00), such rate shall be deemed to be zero percent (0.00%) for purposes of this Agreement. Notwithstanding the foregoing, if at any time while any Advances are outstanding, the applicable London interbank offered rate described in the definition of Screen Rate ceases to exist or be reported on the Screen Rate, the Administrative Agent may select (with notice to the Borrower and any other Lenders) an alternative rate, including any applicable spread adjustments thereto (the “Alternative Rate”) that in its commercially reasonable judgment is consistent with the successor for the London interbank offered rate, including any applicable spread adjustments thereto, generally being used in the new issue collateralized loan obligation market and all references herein to “LIBOR” will mean such Alternative Rate selected by the Administrative Agent.
“Lien” shall mean any mortgage, deed of trust, pledge, lien, security interest, charge or other encumbrance or security arrangement of any nature whatsoever, whether voluntarily or involuntarily given, including any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security and any filed financing statement or other notice of any of the foregoing (whether or not a lien or other encumbrance is created or exists at the time of the filing).
“Liquidation Fee” shall mean for any Interest Accrual Period for which a reduction of the principal balance of the relevant Advance is made for any reason, on any day other than the last day of such Interest Accrual Period, the amount, if any, by which (A) the additional interest (calculated without taking into account any Liquidation Fee or any shortened duration of such Interest Accrual Period) which would have accrued during the portion of such Interest Accrual Period for which the cost of funding had been established prior to such reduction of the principal balance on the portion of the principal balance so reduced, exceeds (B) the income, if any, received by the Conduit Lender or the Non-Conduit Lender which holds such Advance from the investment of the proceeds of such reductions of principal balance for the portion of such Interest Accrual Period for which the cost of funding had been established prior to such reduction of the principal balance. A statement as to the amount of any Liquidation Fee (including the computation of such amount) shall be submitted by the affected Conduit Lender or the Non-Conduit Lender to the Borrower and shall be prima facie evidence of the matters to which it relates for the purpose of any litigation or arbitration proceedings, absent manifest error or fraud. Such statement shall be submitted five (5) Business Days prior to such amount being due.
“Loan Documents” shall mean this Agreement, the Loan Notes, the Security Documents, each Fee Letter, the Paying Agent Fee Letter, the Sponsor Guaranty, each Hedge Agreement and any other agreements, instruments, certificates or documents delivered hereunder or thereunder or in connection herewith or therewith, and “Loan Document” shall mean any of the Loan Documents
“Loan Note” shall mean, individually or collectively as the context may require, each Class A Loan Note and each Class B Loan Note, as applicable.
“Loan Party” shall mean Borrower and DeveloperCo.

[***] = Certain information has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the company if publicly disclosed.

“Majority Class B Lenders” shall mean, as of any date of determination, Class B Lenders having Class B Advances exceeding fifty percent (50%) of all outstanding Class B Advances.
“Majority Lenders” shall mean, as of any date of determination, (i) unless and until all Obligations owing to any Class A Lender solely in its capacity as a Class A Lender have been reduced to zero, Class A Lenders having Class A Advances exceeding fifty percent (50%) of all outstanding Class A Advances, and (ii) at any time on and after all Obligations owing to each Class A Lender solely in its capacity as Class A Lender have been reduced to zero, Class B Lenders having Class B Advances exceeding fifty percent (50%) of all outstanding Class B Advances; provided, that (w) in the event that no Advances are outstanding as of such date, “Majority Lenders” shall mean Administrative Agent, (x) so long as CSNY, its Affiliates or any related Conduit Lender with respect to CSNY or its Affiliates (the foregoing collectively referred to herein as the “Credit Suisse Related Parties”) holds at least twenty-five percent (25%) of Class A Advances or, if no Obligations are owing to any Class A Lender, Class B Advances or, if no Obligations are owing to any Lender, “Majority Lenders” shall include such Credit Suisse Related Party holding such Advances hereunder and (y) at any time there are two or less Class A Lenders, the term “Majority Lenders” shall mean all Class A Lenders holding at least ten percent (10%) of Class A Advances. For the purposes of determining the number of Lenders in the foregoing proviso, Affiliates of a Lender shall constitute the same Lender.
“Management Services Agreement” shall mean the Management Services Agreement, dated as of the date hereof, among Borrower, DeveloperCo, Sunnova Management and the Administrative Agent.
“Managing MemberCo” shall mean each direct subsidiary of BL Borrower that owns membership interests in any Project Company, as set forth on Schedule 1.1(f), as such schedule shall be updated by the Borrower in accordance with Section 5.2(G).
“Margin Stock” shall have the meaning set forth in Regulation U.
“Market Value” shall mean (a) for purposes of any Advance the proceeds of which will be used to pay the purchase price of any Eligible Equipment (or to reimburse the Sponsor or any of its Affiliates for the purchase price of Eligible Equipment pursuant to the Contribution Agreement), the invoiced purchase price thereof and (b) as of any date of determination thereafter in respect of any Eligible Equipment, the lesser of (i) the invoiced purchase price thereof, (ii) the most recent Appraisal Price pursuant to the most recent monthly Eligible Equipment Appraisal and (iii) with respect to any Eligible Equipment, commencing on the date that is 24 months after the first date on which it was included in any Aggregate Borrowing Base calculation, 60% of the Market Value that would apply but for this clause (iii).
“Master Purchase Agreement” shall mean the applicable purchase agreement pursuant to which a Project Company has agreed to purchase from DeveloperCo Projects incorporating Eligible Equipment for an amount payable to DeveloperCo at least equal to the sum of (i) the invoiced purchase price of such Eligible Equipment pursuant to the applicable Eligible Equipment Supply Agreement plus (ii) all Dealer Payments in respect of such Project.

[***] = Certain information has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the company if publicly disclosed.

“Material Adverse Effect” shall mean, any event or circumstance, taken alone or in conjunction with other events or circumstances, having a material adverse effect on any of the following: (i) the business, property, operations or financial condition of any Obligor, (ii) the ability of any Obligor to perform its respective obligations under the Transaction Documents (including the obligation of the Loan Parties to pay interest that is due and payable or repayment of any other Obligations), (iii) the enforceability of any Transaction Document or (iv) the validity, priority or enforceability of any Liens in favor of the Administrative Agent.
“Material Contract” shall mean (a) each Material Dealer Agreement (including each CPA Safe Harbor Amendment with respect to each Material Dealer Agreement); (b) each Eligible Equipment Supply Agreement; (c) each Affiliate Transaction Document; (d) each Storage Agreement; (e) each Eligible Shipping Agreement; and (f) any other agreement or arrangement to which Borrower or DeveloperCo is party (other than the Loan Documents and the Affiliate Transaction Documents) (i) that is deemed to be a material contract under any securities law applicable to such Person, including the Securities Act of 1933 or (ii) for which breach, termination, nonperformance or failure to renew could reasonably be expected to result in a Material Adverse Effect.
“Material Dealer” shall mean each of Trinity, Suntuity Solar LLC, Infinity Energy, Inc., Windmar PV Energy, Inc. and any other Dealer which, as of any time of determination, accounts for [***]% or more of the Sunnova Parties’ concentration or installed volume of PV Systems (in terms of total MW) over the prior [***] month period (or such shorter period since the execution of the Dealer Agreement with such Dealer).
“Material Dealer Agreement” shall mean each of (a) that certain Channel Partner Agreement between Sponsor and Trinity, dated as of June 6, 2017, (b) that certain Channel Partner Agreement between Sponsor and Suntuity Solar LLC, a New Jersey limited liability company, dated as of June 21, 2017, (c) that certain Channel Partner Agreement between Sponsor and Infinity Energy, Inc., a California corporation, dated as of March 7, 2017, (d) that certain Channel Partner Agreement between Sponsor and Windmar PV Energy, Inc., a Puerto Rico corporation, dated as of March 8, 2017 and (e) each other Dealer Agreement with a Material Dealer, in each case as amended, supplemented or otherwise modified from time to time in accordance with this Agreement.
“Material Tax Law Change” shall mean (a) any federal income tax legislation enacted on or after the Closing Date, (b) any issuance, promulgation and/or change in, or of, temporary or final Treasury Regulations on or after the Closing Date, (c) any applicable ruling, procedure, notice or announcement published in written form by the United States Department of Treasury or Internal Revenue Service on or after the Closing Date or (d) any change in the interpretation of the Code or United States Treasury Regulations attributable to a decision by the United States Tax Court, a United States District Court, United States Court of Appeals or the United States Supreme Court that is issued on or after the Closing Date, in each case (i) that would reasonably be expected to result in any Project incorporating 2019 Safe-Harbor Equipment or 2020 Safe-Harbor Equipment not qualifying for Tax Credits in the full amount as contemplated by Applicable Law as in effect on the Closing Date and (ii) with respect to which the Administrative Agent has delivered a written

[***] = Certain information has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the company if publicly disclosed.

notice to Borrower confirming that the Majority Lenders have determined that such event constitutes a Material Tax Law Change hereunder.
“Maturity Date” shall mean the earliest to occur of (a) twenty-seven (27) months after the initial purchase date from an Approved Vendor of Eligible Equipment included as Collateral hereunder, (b) December 31, 2022, (c) the date on which there is no Equipment included as Collateral hereunder and (d) the date on which all monetary Obligations shall become due and payable in full under this Agreement and the other Loan Documents, upon acceleration after an Event of Default or otherwise.
“Maximum Facility Amount” shall mean $137,609,341.71.
“Moody’s” shall mean Moody’s Investors Service, Inc., or any successor rating agency.
“Multi-Employer Plan” shall mean a multi-employer plan, as defined in Section 4001(a)(3) of ERISA to which the Borrower or any ERISA Affiliate is making or accruing an obligation to make contributions or has within any of the preceding five plan years made or accrued an obligation to make contributions or had liability with respect to.
“Multiple Employer Plan” shall mean a Single Employer Plan, to which the Borrower or any ERISA Affiliate, and one or more employers other than the Borrower or an ERISA Affiliate, is making or accruing an obligation to make contributions or, in the event that any such plan has been terminated, to which the Borrower or an ERISA Affiliate made or accrued an obligation to make contributions during any of the five plan years preceding the date of termination of such plan.
“Nationally Recognized Accounting Firm” shall mean (A) PricewaterhouseCoopers LLP, Ernst & Young LLP, KPMG LLC, Deloitte LLP and any successors to any such firm and (B) any other public accounting firm designated by the Sponsor and approved by the Administrative Agent, such approval not to be unreasonably withheld or delayed.
“Net Extraordinary Proceeds” shall mean proceeds (including, when received, any deferred or escrowed payments to the extent permitted under this Agreement and the Transaction Document) received by Borrower or DeveloperCo (or any other Affiliated Entity and transferred to Borrower in accordance with Section 5.1(K)(ii)) in cash from (a) any insurance or indemnity payment from time to time with respect with any damage to or destruction in whole or in part of, any Collateral, unless such payment shall be used to replace, reinstate, restore or repair such Collateral in accordance with Section 5.1(L); (b) any refunded deposits or termination or other refunds or damage payments, including delay liquidated damages, received by Borrower, DeveloperCo or any Affiliated Entity under any Eligible Equipment Supply Agreement, Eligible Shipping Agreement or, to the extent relating to any Collateral, Material Dealer Agreement; (c) the incurrence of any Indebtedness by the Borrower pursuant to Section 5.2(C); or (d) Revised Purchase Price Amounts, in the case of each of clauses (a), (b) and (c), net of reasonable and documented third-party costs and expenses actually incurred in connection therewith, including legal fees and Taxes paid or payable in connection therewith.

[***] = Certain information has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the company if publicly disclosed.

“Net Sale Proceeds” shall mean proceeds (including, when received, any deferred or escrowed payments, to the extent permitted under this Agreement and the Transaction Document) received by Borrower or DeveloperCo in cash from any Eligible Equipment Disposition in an amount equal to 100% of the Market Value (determined pursuant to clause (a) of the definition of “Market Value”) of the Equipment transferred pursuant to such Eligible Equipment Disposition.
“Non-Conduit Lender” shall mean each Lender that is not a Conduit Lender. For clarity, Class B Lenders are Non-Conduit Lenders.
“Non-Delayed Funding Lender” shall have the meaning set forth in Section 2.4(F).
“Notice of Borrowing” shall have the meaning set forth in Section 2.4.
“Obligations” shall mean and include, with respect to each of the Obligors, all loans, advances, debts, liabilities, obligations, covenants and duties owing by such Person to the Administrative Agent, the Paying Agent, any Secured Hedge Counterparty or any Lender of any kind or nature, present or future, arising under this Agreement, the Loan Notes, the Fee Letters, the Security Agreement, the Pledge Agreement, the DeveloperCo Guaranty and Security Agreement, any of the other Loan Documents or any other instruments, documents or agreements executed and/or delivered in connection with any of the foregoing, whether or not for the payment of money, whether arising by reason of an extension of credit, the issuance of a loan, indemnification or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising. The term includes the principal amount of all Advances, together with interest, charges, expenses, fees, attorneys’ and paralegals’ fees and expenses, any other sums chargeable to any Obligor, as the case may be, under this Agreement or any other Loan Document pursuant to which it arose but, in the case of Sponsor, solely to the extent Sponsor is a party thereto.
“Obligor” shall mean the Sponsor, the Pledgor and each Loan Party.
“OFAC” shall have the meaning set forth in Section 4.1(S).
“Officer’s Certificate” shall mean a certificate signed by an authorized officer of an entity.
“Other Connection Taxes” shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Eligible Equipment or Transaction Document).
“Other Taxes” shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

[***] = Certain information has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the company if publicly disclosed.

“Participant” shall have the meaning set forth in Section 10.8(d).
“Participant Register” shall have the meaning set forth in Section 10.8(d).
“Patriot Act” shall have the meaning set forth in Section 10.18.
“Paying Agent” shall have the meaning set forth in the introductory paragraph hereof.
“Paying Agent Account” and “Paying Agent Accounts” shall have the meanings set forth in Section 8.2(A)(ii).
“Paying Agent Fee” shall mean a fee payable by the Borrower to the Paying Agent as set forth in the Paying Agent Fee Letter.
“Paying Agent Fee Letter” shall mean that certain letter agreement, dated as of December 10, 2019, between the Borrower and the Paying Agent.
“Paying Agent Indemnified Parties” shall have the meaning set forth in Section 9.5.
“Payment Date” shall mean the last Business Day of each calendar month, starting on January 31, 2020.
“Permission to Operate” shall mean, with respect to any PV System, receipt of a letter or functional equivalent from the connecting utility authorizing such PV System to be operated.
“Permits” shall mean, with respect to any PV System, the applicable permits, franchises, leases, orders, licenses, notices, certifications, approvals, exemptions, qualifications, rights or authorizations from or registration, notice or filing with any Governmental Authority required to operate such PV System.
“Permitted Asset Disposition” shall mean (a) any Eligible Equipment Disposition; (b) the sale of Inventory (other than Eligible Equipment) in the ordinary course of business; (c) termination of a lease of real or personal Property not necessary for the ordinary course of business, which could not reasonably be expected to have a Material Adverse Effect and does not result from an Obligor’s default; (d) an Asset Disposition of any operating Project that is distributed to DeveloperCo by BL HoldCo or BL Borrower and is no longer eligible for financing pursuant to the terms of the Back-Leverage Transaction Documents; or (e) any other Asset Disposition approved in writing by the Administrative Agent.
“Permitted Assignee” shall mean (a) a Lender or any of its Affiliates, (b) any Person managed by a Lender or any of its Affiliates, and (c) any Program Support Provider for any Conduit Lender, an Affiliate of any Program Support Provider, or any commercial paper conduit administered, sponsored or managed by a Lender or to which a Non-Conduit Lender provides liquidity support, an Affiliate of a Lender or an Affiliate of an entity that administers or manages a Lender or with respect to which the related Program Support Provider of such commercial paper conduit is a Lender.
“Permitted Indebtedness” shall mean:

[***] = Certain information has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the company if publicly disclosed.

(i)    the Obligations;
(ii)    solely with respect to BL HoldCo and BL Borrower, any Back-Leverage Debt; and
(iii)    to the extent constituting Indebtedness, reimbursement obligations of such Person owed in connection with the payment of expenses incurred in the ordinary course of business in connection with the financing, management, operation or maintenance of its property or agreements.
“Permitted Investment” shall mean (a) Investments in Subsidiaries to the extent existing on the Closing Date; (b) Investments in any Managing MemberCo or Project Company formed as subsidiaries of BL Borrower after the Closing Date or in any other Subsidiary and required to be made in connection with a tax equity transaction pursuant to Tax Equity Transaction Documents or otherwise made in the ordinary course of business to fund customary operating expenses and other reasonable working capital needs (and excluding, for the avoidance of doubt, any indirect distribution to the Sponsor); (c) Cash Equivalents held in the Paying Agent Accounts that are subject to the Administrative Agent’s Lien and control, pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent; and (d) contributions or other transfers of Eligible Equipment by Borrower to DeveloperCo pursuant to the Equipment Sourcing Agreement.
“Permitted Investor” shall mean collectively, Energy Capital Partners III, LP, Energy Capital Partners III-A, LP, Energy Capital Partners III-B, LP, Energy Capital Partners III-C, LP and Energy Capital Partners-D, LP, Quantum Strategic Partners, and each of their Permitted Transferees (as defined in the Investors Agreement, dated as of March 29, 2018, by and among the Sponsor and the other signatories thereto).
“Permitted Liens” shall mean:
(i)    Liens in favor of the Administrative Agent;
(ii)    Liens for Taxes not yet due or being Properly Contested;
(iii)    statutory Liens (other than Liens for Taxes) arising in the ordinary course of business, but only if (i) payment of the obligations secured thereby is not yet due or is being Properly Contested, and (ii) such Liens do not materially impair the value or use of the property or materially impair operation of the business of Borrower, DeveloperCo, BL HoldCo or BL Borrower;
(iv)    Liens arising by virtue of a judgment or judicial order against Borrower, DeveloperCo, BL HoldCo or BL Borrower, or any property of Borrower, DeveloperCo, BL HoldCo or BL Borrower, as long as the related judgment or judicial order does not give rise to an Event of Default;
(v)    solely with respect to BL HoldCo and BL Borrower, other Liens under the Back-Leverage Transaction Documents;

[***] = Certain information has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the company if publicly disclosed.

(vi)    deposits made in the ordinary course of business to secure the performance of leases and Storage Agreements;
(vii)    carriers’, repairmens’, mechanics’, workers’, materialmen’s or other like Liens arising in the ordinary course of business with respect to obligations which are not due or which are being Properly Contested; and
(viii)    banker’s Liens, rights of setoff and other similar Liens existing pursuant to the terms of the DeveloperCo Account Control Agreement solely with respect to assets the DeveloperCo Account.
“Person” shall mean any individual, corporation (including a business trust), partnership, limited liability company, joint-stock company, trust, unincorporated organization or association, joint venture, government or political subdivision or agency thereof, or any other entity.
“Pipeline Exclusivity Agreement” shall mean the Pipeline Exclusivity Agreement, dated as of the date hereof, among the Sponsor, the Borrower, DeveloperCo and the Administrative Agent.
“Plan” shall mean an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code as to which the Borrower or any Affiliate may have any liability.
“Pledge Agreement” shall mean the Pledge Agreement, dated as of the Closing Date, by Pledgor and Borrower in favor of the Administrative Agent, as amended, restated, modified and/or supplemented from time to time in accordance with its terms.
“Pledgor” shall mean Sunnova Inventory Pledgor LLC, a Delaware limited liability company.
“Potential Default” shall mean any occurrence or event that, with notice, passage of time or both, would constitute an Event of Default.
“Pre-Sale Deposit” shall mean, in connection with a particular Eligible Equipment Disposition to a Project Company pursuant to Tax Equity Transaction Documents which require DeveloperCo to transfer title to the relevant Eligible Equipment prior to receipt of final payment therefor, a deposit of cash to the Proceeds Account (from general working capital available in the DeveloperCo Account) in an amount equal to the amount that would otherwise be required to be deposited into the Proceeds Account pursuant to this Agreement at the time of such Eligible Equipment Disposition.
“Proceeding” shall have the meaning set forth in Section 10.5.
“Proceeds Account” shall have the meaning set forth in Section 8.2(A)(i).
“Program Support Provider” shall mean and include any Person now or hereafter extending liquidity or credit or having a commitment to extend liquidity or credit to or for the account of, or to make purchases from, a Conduit Lender (or any related commercial paper issuer that finances

[***] = Certain information has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the company if publicly disclosed.

such Conduit Lender) in support of commercial paper issued, directly or indirectly, by such Conduit Lender in order to fund Advances made by such Conduit Lender hereunder.
“Project” shall mean a PV System, the related Host Customer Agreement and any rights incidental thereto.
“Project Company” shall mean each tax equity investment vehicle set forth on Schedule 1.1(f), as such schedule shall be updated by the Borrower in accordance with Section 5.2(G).
“Project Company Operating Agreement” shall mean, with respect to each Project Company, the limited liability company agreement or operating agreement of such Project Company by and between the applicable Managing MemberCo and the applicable Tax Equity Investor.
“Project Sale Proceeds” shall mean proceeds (including, when received, any deferred or escrowed payments, to the extent permitted under this Agreement and the Transaction Document) received by DeveloperCo in cash from any disposition of a Project incorporating Eligible Equipment, net of reasonable and documented third-party costs and expenses actually incurred in connection therewith, including legal fees and Taxes paid or payable in connection therewith
“Projected Deployment Schedule” shall mean as of any date of determination, those projections prepared by Borrower for the period commencing on such date of determination and ending 12 months thereafter showing Borrower’s reasonable good faith estimates as of such date of the projected deployment of Eligible Equipment by Borrower and DeveloperCo during such period and any other projected acquisition and disposition of Eligible Equipment by Borrower and DeveloperCo during such period.
“Properly Contested” shall mean with respect to any obligation of an Obligor, (a) the obligation is subject to a bona fide dispute regarding amount or the Obligor’s liability to pay; (b) the obligation is being properly contested in good faith by appropriate proceedings promptly instituted and diligently pursued; and (c) appropriate reserves have been established in accordance with GAAP.
“Proposed Tax Law Change” means (a) any proposed change in or amendment to the Internal Revenue Code or any other applicable federal income Tax statute that has been passed by either house of Congress or is reported by either the United States House Committee on Ways and Means or the United States Senate Committee on Finance and that, in each case, is reasonably likely to be enacted into law (provided, that this determination shall take into account all relevant facts), (b) any proposed Treasury Regulation that applies a new or different interpretation or analysis of any provision of the Internal Revenue Code, any other applicable federal Tax statute, or any temporary or final Treasury Regulations promulgated thereunder, in the case of each of clauses (a) and (b), which would reasonably be expected to materially adversely affect the tax treatment of or tax consequences to the Borrower or the tax treatment of or tax consequences relating to the Eligible Equipment or owners thereof.
“Purchase Conditions” shall mean, with respect to any Eligible Equipment Disposition (including any disposition of a Project incorporating Eligible Equipment), (i) Project Sale Proceeds are at least equal to the Market Value of the applicable equipment, (ii) the amount to be deposited

[***] = Certain information has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the company if publicly disclosed.

in the Proceeds Account in connection with such Eligible Equipment Disposition (either from such Project Sale Proceeds or, at the election of DeveloperCo, from funds available in the DeveloperCo Account) is at least equal to (x) during a Cash Sweep Period, [***]% and (y) [***]%, in each case of the applicable Net Sale Proceeds plus, in connection with any Eligible Equipment Disposition consummated on or prior to June 30, 2020, an amount equal to [***] times the applicable amount of the reduction in the Debt Service Reserve Borrowing Base Amount since the time of the most recent Eligible Equipment Disposition, (iii) such amounts shall be applied to the prepayment of the Advances in accordance with Section 2.7(C) or (D), as applicable, (iv) after giving effect to such sale or contribution and associated mandatory prepayments, the total Class A Advances outstanding shall not exceed the Class A Borrowing Base, the total Class B Advances outstanding shall not exceed the Class B Borrowing Base and the Debt Service Reserve Account shall be funded in an amount no less than the Debt Service Reserve Required Balance and (v) no Event of Default shall have occurred and be continuing prior to or immediately after giving effect to such sale or contribution.
“Purchase Order” means each purchase order issued under a Supply Agreement by Borrower or Sponsor relating to any Eligible Equipment.
“PV System” shall mean a photovoltaic system, including solar photovoltaic panels, one or more inverters, racking, any energy storage systems installed in connection therewith, wiring and other electrical devices, as applicable, conduits, weatherproof housings, hardware, remote monitoring equipment, communication equipment, connectors, meters, disconnects and over current devices (including any replacement or additional parts included from time to time), in each case, intended for use in a residential rooftop solar installation.
“QFC” shall have the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
“QFC Credit Support” shall have the meaning set forth in Section 10.24 hereof.
“Qualified Service Provider” shall mean Protiviti Inc. or, subject to the approval of the Administrative Agent, other service providers.
“Qualifying Hedge Counterparty” shall mean a counterparty to a Hedge Agreement which at all times satisfies all then applicable counterparty criteria of S&P or Moody’s for eligibility to serve as counterparty under a structured finance transaction rated “A+”, in the case of S&P or “A1”, in the case of Moody’s.
“Recipient” shall mean the Administrative Agent, the Lenders or any other recipient of any payment to be made by or on account of any obligation of the Loan Parties under this Agreement or any other Loan Document.
“Register” shall have the meaning set forth in Section 10.8(c).
“Related Parties” shall mean, with respect to any Person, such Person’s Affiliates and the directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

[***] = Certain information has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the company if publicly disclosed.

“Reportable Event” shall mean a reportable event as defined in Section 4043 of ERISA and the regulations issued under such Section, with respect to a Plan, excluding, however, such events as to which the Pension Benefit Guaranty Corporation by regulation or by public notice waived the requirement of Section 4043(a) of ERISA that it be notified within thirty (30) days of the occurrence of such event, provided, that a failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waivers in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Internal Revenue Code.
“Representatives” shall have the meaning set forth in Section 10.16(A)(i).
“Responsible Officer” shall mean (x) with respect to the Paying Agent, any President, Vice President, Assistant Vice President, Assistant Secretary, Assistant Treasurer or Corporate Trust Officer, or any other officer in the Corporate Trust Office customarily performing functions similar to those performed by any of the above designated officers, in each case having direct responsibility for the administration of this Agreement, and (y) with respect to any other party hereto, any corporation, limited liability company or partnership, the chairman of the board, the president, any vice president, the secretary, the treasurer, any assistant secretary, any assistant treasurer, managing member and each other officer of such corporation or limited liability company or the general partner of such partnership specifically authorized in resolutions of the board of directors of such corporation or managing member of such limited liability company to sign agreements, instruments or other documents in connection with the Loan Documents on behalf of such corporation, limited liability company or partnership, as the case may be, and who is authorized to act therefor.
“Restrictive Agreement” shall mean with respect to any Person, an agreement (other than a Loan Document) that conditions or restricts the right of such Person to incur or repay Indebtedness, to grant Liens on any assets, to declare or make cash distributions, to modify, extend or renew any agreement evidencing Indebtedness, or to repay any intercompany Indebtedness.
“Revised Purchase Price Amount” shall mean any value (in cash, credit or otherwise), other than delivery of the relevant Equipment, provided by any supplier to Borrower or Sponsor in connection with any Purchase Order following the payment of the purchase price by Borrower or Sponsor in connection with such Purchase Order.
“S&P” shall mean S&P Global Ratings, a Standard & Poor’s Financial Services LLC business, or any successor rating agency.
“Screen Rate” shall mean the London interbank offer rate administered by ICE Benchmark Administration Limited for the relevant currency and period displayed on the appropriate page of the Thomson Reuters screen. If the agreed page is replaced or service ceases to be available, the Administrative Agent may specify another page or service displaying the same rate after consultation with the Borrower and the Majority Lenders.
“Secured Hedge Counterparty” shall mean an affiliate of any Funding Agent that is party to any Hedge Agreement.

[***] = Certain information has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the company if publicly disclosed.

“Secured Hedge Counterparty Joinder” shall mean that certain Joinder Agreement executed by a Secured Hedge Counterparty and acknowledged by the Administrative Agent, a copy of which shall be provided to all Parties to this Agreement.
“Secured Parties” shall mean the Administrative Agent, each Lender and each Secured Hedge Counterparty.
“Securities Intermediary” shall have the meaning set forth in Section 8.2(D)(i).
“Security Agreement” shall mean the Security Agreement, dated as of the Closing Date, executed and delivered by the Borrower in favor of the Administrative Agent, for the benefit of the Secured Parties, as amended, restated, modified and/or supplemented from time to time in accordance with its terms.
“Security Documents” shall mean the Sponsor Guaranty, the Pledge Agreement, the Security Agreement, the DeveloperCo Security and Guaranty Agreement, the DeveloperCo Account Control Agreement, the Collateral Access Agreements, the Consents to Assignment, each Step-in Rights Agreement, each Tax Equity Consent and all other documents, instruments and agreements now or hereafter securing (or given with the intent to secure) any Obligations.
“SEI” shall mean Sunnova Energy International Inc., a Delaware corporation.
“Single Employer Plan” shall mean any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multi-Employer Plan, that is subject to Title IV of ERISA or Section 412 of the Internal Revenue Code and is sponsored or maintained by the Borrower or any ERISA Affiliate or for which the Borrower or any ERISA Affiliate may have liability by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.
“Solar Loan Contract” shall mean a loan and security agreement or retail installment and security agreement entered into with a customer and evidencing a loan to finance the purchase of a PV System by the customer.
“Solvent” shall mean, with respect any to Obligor, that as of the date of determination, both (a) (i) the sum of such entity’s debt (including contingent liabilities) does not exceed the present fair saleable value of such entity’s present assets; (ii) such entity’s capital is not unreasonably small in relation to its business as contemplated on the Closing Date; and (iii) such entity has not incurred and does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise); and (b) such entity is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).
“Sponsor” shall mean Sunnova Energy Corporation, a Delaware corporation.

[***] = Certain information has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the company if publicly disclosed.

“Sponsor Guaranty” shall mean that certain Limited Guaranty, dated as of the Closing Date, by the Sponsor in favor of the Borrower and the Administrative Agent.
“Sponsor Material Adverse Effect” shall mean the effect of any event or circumstance that, taken alone or in conjunction with other events or circumstances, has a material adverse effect on any of the following: (a) the business, operations, properties or financial condition of Sponsor and its Subsidiaries, taken as a whole, (b) the ability of Sponsor to perform its obligations under the Sponsor Guaranty or (c) the enforceability of the Sponsor Guaranty or any Transaction Document to which the Sponsor is a party.
“Step-in Rights Agreement” shall mean, with respect to a Material Dealer Agreement, a step-in rights agreement, substantially in the form of Exhibit I or otherwise in form and substance satisfactory to the Administrative Agent, among the Administrative Agent, an Obligor and the applicable Material Dealer.
“Storage Agreement” shall mean, in the case of each Approved Warehouse other than an Approved Trinity Warehouse owned by Trinity or Approved Dealer Warehouse owned by the applicable Material Dealer, a written agreement, in form and substance reasonably satisfactory to the Administrative Agent, between or among (i) Borrower, Trinity or such Material Dealer, on the one hand, and (ii) a third-party warehouseman, on the other hand.
“Subsidiary” shall mean, with respect to any Person at any time, (i) any corporation or trust of which 50% or more (by number of shares or number of votes) of the outstanding Equity Interests or shares of beneficial interest normally entitled to vote for the election of one or more directors, managers or trustees (regardless of any contingency which does or may suspend or dilute the voting rights) is at such time owned directly or indirectly by such Person or one or more of such Person’s subsidiaries, or any partnership of which such Person or any of such Person’s Subsidiaries is a general partner or of which 50% or more of the partnership interests is at the time directly or indirectly owned by such Person or one or more of such Person’s subsidiaries, and (ii) any corporation, trust, partnership or other entity which is controlled or capable of being controlled by such Person or one or more of such Person’s subsidiaries.
“Sunnova Management” shall mean Sunnova Inventory Management, LLC, a Delaware limited liability company.
“Sunnova Parties” shall mean the Loan Parties, BL HoldCo, BL Borrower, each Managing MemberCo, each Project Company and each of their respective Affiliates that is party to any Transaction Document, Back-Leverage Transaction Document or Tax Equity Transaction Document.
“Supported QFC” shall have the meaning set forth in Section 10.24 hereof.
“Swap” shall have the meaning set forth in Section 1a(47) of the Commodity Exchange Act.
“Tax Credit” means the energy credit under Section 48 of the Code and allowed as an investment tax credit under Section 46 of the Code.

[***] = Certain information has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the company if publicly disclosed.

“Tax Equity Consent” shall mean, with respect to each Project Company Operating Agreement, Master Purchase Agreement and any other Tax Equity Transaction Document which includes restrictions that could reasonably be expected to prevent or otherwise interfere with the Administrative Agent’s foreclosure or transfer of the Collateral, a consent to collateral assignment from the applicable Tax Equity Investor in form and substance satisfactory to the Administrative Agent.
“Tax Equity Investor” shall mean, with respect to any Project Company, a third party investor in such Project Company to whom the tax benefits associated with the ownership of PV Systems are transferred or disproportionately allocated.
“Tax Equity Transaction Documents” shall mean the material documents (including, in each case, all material amendments, modifications, supplements, waivers and consents with respect thereto) entered into in connection with any transaction entered into by the Managing MemberCo, the applicable Tax Equity Investor and/or DeveloperCo, including the applicable Master Purchase Agreement, Project Company Operating Agreement, maintenance services agreement, administrative services agreement, capital contribution agreement or guarantee from Sponsor or any other Sunnova Party of the obligations of such Managing MemberCo in connection with such transaction.
“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, and including any interest, additions to tax or penalties applicable thereto.
“TCB Account” means the account in the name of DeveloperCo disclosed to the Administrative Agent and established at Texas Capital Bank.
“Technical Advisor” shall mean Black & Veatch, DNV GL or such other independent technical advisor reasonably acceptable to the Administrative Agent.
“Transaction Documents” shall mean the Loan Documents, each Material Contract and any other agreements, instruments, certificates or documents delivered hereunder or thereunder or in connection herewith or therewith, and “Transaction Document” shall mean any of the Transaction Documents.
“Trinity” shall mean Trinity Heating & Air, Inc., d/b/a Trinity Solar.
“Trinity ROFR Letter” means a letter agreement delivered pursuant to Section 5.1(W)(iii), by and among the Administrative Agent, Borrower and Trinity, setting forth a right of first refusal in favor of Trinity, with respect to the purchase of certain Eligible Equipment.
“UCC” shall mean the Uniform Commercial Code as from time to time in effect in any applicable jurisdiction.
“Undrawn Tax Equity Commitment” shall mean, as of any date of determination, the portion of the outstanding commitments of all Tax Equity Investors (i) that Borrower has demonstrated, to

[***] = Certain information has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the company if publicly disclosed.

the reasonable satisfaction of the Administrative Agent (including delivery of the applicable Tax Equity Transaction Documents or such other documentation reasonably acceptable to the Administrative Agent), are required to be contributed by such Tax Equity Investors to the related Project Company to pay a portion of the purchase price payable to DeveloperCo pursuant to a Master Purchase Agreement for Projects in which Eligible Equipment is expected to be incorporated and (ii) which are eligible to be drawn with respect to Projects in which Eligible Equipment is expected to be incorporated by no later than the date on which such Eligible Equipment is scheduled to be purchased from Borrower pursuant to the Equipment Sourcing Agreement.
“United States” shall mean the United States of America.
“Unused Line Fee” shall have the meaning set forth in Section 2.5(D).
“Unused Line Fee Percentage” shall have the meaning set forth in the Fee Letter referred to in clause (i) of the definition thereof.
“Unused Portion of the Commitments” shall mean, as of any date of determination, the sum of the Class A Unused Portion of the Commitments plus the Class B Unused Portion of the Commitments as of such date of determination.
“Upstream Payment” shall mean a distribution of cash by (a) BL HoldCo to the DeveloperCo Account or the Proceeds Account or (b) the DeveloperCo Account to the Proceeds Account.
“U.S. Person” shall mean any Person who is a U.S. person within the meaning of Section 7701(a)(30) of the Internal Revenue Code.
“U.S. Special Resolution Regime” shall have the meaning set forth in Section 10.24 hereof.
“U.S. Tax Compliance Certificate” shall have the meaning set forth in Section 2.17(G)(ii)(b)(3).

[***] = Certain information has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the company if publicly disclosed.

SCHEDULE 1.1(D)
to
Credit Agreement
ELIGIBLE EQUIPMENT
“Eligible Equipment” means Equipment that meets each of the following criteria as of any date of determination:

a.
That (a) has not been physically delivered to, or for the benefit of, Borrower at an Approved Warehouse but with respect to which the Administrative Agent has received one or more letters of credit, in form and substance and in a stated amount (not to exceed the purchase price payable under the terms of the applicable Eligible Equipment Supply Agreement) reasonably satisfactory to the Administrative Agent from an Eligible Letter of Credit Bank, (b) is stored in an Approved Sunnova Warehouse (other than as provided in Section 5.1(B)(ii)), (c) is stored in an Approved Trinity Warehouse (other than as provided in Section 5.1(B)(ii)) or is in transit within the United States (including Approved U.S. Territories) from an Approved Sunnova Warehouse to an Approved Trinity Warehouse pursuant to an Eligible Shipping Agreement, (d) is stored in an Approved Dealer Warehouse (other than as provided in Section 5.1(B)(ii)), (e) is in transit within the United States (including Approved U.S. Territories) from an Approved Sunnova Warehouse or Approved Trinity Warehouse to an Approved Dealer Warehouse pursuant to an Eligible Shipping Agreement, or from an Approved Trinity Warehouse or Approved Dealer Warehouse to a Host Customer’s residence or otherwise under the control of a Dealer prior to final installation on the Host Customer’s residence or (f) has been installed at the applicable Host Customer’s residence but with respect to which Borrower and DeveloperCo have not received the total amount of Net Sale Proceeds therefor and applied such amount in accordance with Section 2.9(C); provided, that (1) the aggregate Market Value of Equipment that can be considered Eligible Equipment pursuant to subclause (d), (e) or (f) of this clause (i) (such Eligible Equipment, “Eligible In-Transit Equipment”) may not exceed an amount equal to [***]% of the aggregate Commitments and (2) the aggregate Market Value of Equipment that can be considered Eligible Equipment pursuant to subclause (c) of this clause (i) may not exceed an amount equal to [***]% of the aggregate Commitments.

b.
That was or is being manufactured and was sold to Sponsor or Borrower pursuant to an Eligible Equipment Supply Agreement, and if applicable, immediately upon the acquisition thereof by Sponsor, contributed by Sponsor to Borrower pursuant to the Contribution Agreement.

c.
In respect of which (a) all payments then required to have been made pursuant to the related Eligible Equipment Supply Agreement have been made in full in cash in accordance with the terms of such Eligible Equipment Supply Agreement, and (b) no Person has asserted or may assert any reclamation rights.

Schedule 1.1(D)

[***] = Certain information has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the company if publicly disclosed.

d.
With respect to any Equipment that has been physically delivered to Borrower or to which title and risk of loss has passed to Borrower, that is owned by Borrower free and clear of all Liens (other than Permitted Liens).

e.	That is not on consignment from any consignor or to any consignee (other than if such Equipment is in transit).

f.
With respect to any Equipment that has been physically delivered to Borrower or to which title and risk of loss has passed to Borrower, in which the Administrative Agent (on behalf of the Secured Parties) has a perfected, first priority security interest (other than Permitted Liens).

g.
With respect to any Equipment that has been physically delivered to Borrower or to which title and risk of loss has passed to Borrower, that is not damaged, defective, is in good working order and condition, and if applicable, that is contributed to Borrower immediately upon the acquisition thereof by Sponsor

h.
That Borrower has not returned, attempted to return, or is in the process of returning to the applicable Approved Vendor under the Eligible Equipment Supply Agreement pursuant to which it was purchased.

i.
That is held for use by Borrower in the ordinary course of business and is projected to be installed during 2019 through 2023 in a manner that will permit the owner thereof to treat the costs of such Equipment as having been “incurred” in the year in which the purchase price of such Equipment is paid within the meaning of IRS Notice 2018-59 such that such Equipment can be used as a basis for claiming the Tax Credit.

j.	In respect of which no covenant, representation or warranty contained in any Loan Document has been breached or was not true when made.

Schedule 1.1(D)

[***] = Certain information has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the company if publicly disclosed.

SCHEDULE 1.1(E)
to
Credit Agreement
ELIGIBLE EQUIPMENT SUPPLY AGREEMENT CRITERIA
Each Eligible Equipment Supply Agreement shall:

a.
be binding against Borrower under local law, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and by equitable principles (regardless of whether enforcement is sought in equity or at law);

b.
not (1) limit damages (other than consequential damages) payable to the Approved Vendor in the event of a default or termination thereunder and (2) limit damages payable by the Approved Vendor in the event of a default or termination thereunder to an amount less than 5% of the total purchase price under such Eligible Equipment Supply Agreement; provided that, notwithstanding this clause 2, an agreement with an Approved Vendor shall constitute an Eligible Equipment Supply Agreement if the Administrative Agent consents to such agreement in writing;

c.
require unconditional payment in cash of the purchase price for such Equipment to be made by Borrower to the applicable Approved Vendor no later than December 31 of the applicable year, and in no event shall such purchase price be financed by such Approved Vendor;

d.	require the payment of any down payment to be allocated to specified items of Equipment;

e.	require Borrower to pay any sales, use or value-added taxes due upon delivery of such Equipment;

f.
require transfer of title and risk of loss with respect to such Equipment to occur no later than the later of (i) December 31 of the applicable year and (ii) 3.5 months from the date actual payment is made (such later date, the “Guaranteed Delivery Date”);

g.	require physical delivery of such Equipment (in a manner that satisfies Eligible Equipment requirements) no later than the Guaranteed Delivery Date;

h.
require the Approved Vendor to pay liquidated damages (or otherwise be subject to contractual penalties) within a customary market range in the event that it fails to physically deliver, and transfer title and risk of loss to, the Equipment by the Guaranteed Delivery Date;

i.
require such Equipment to be in a state of completion as of the earlier of (x) the date of transfer of title and risk of loss and (y) physical delivery, such that such Equipment does not need to be returned to such Approved Vendor for further assembly or work; and

Schedule 1.1(E)

[***] = Certain information has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the company if publicly disclosed.

j.
require such Approved Vendor to certify to Borrower, upon delivery and transfer of title and risk of the Equipment to Borrower, as to the date and amount of Borrower’s payment of the purchase price for the Equipment, a description of such Equipment, the date of transfer of title and risk of loss and the date and location of physical delivery.

Schedule 1.1(D)

[***] = Certain information has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the company if publicly disclosed.